Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284086

PROSPECTUS

Nxu, Inc.

Up to 114,503,816 Shares of Class A Common Stock

This prospectus relates to the resale, from time to time, by the selling stockholders identified in this prospectus under the caption “Selling Stockholders” of up to an aggregate of (i) 6,800,000 shares (the “Purchased Shares”) of the Company’s Class A common stock, $0.0001 par value per share (“Class A common stock”), of Nxu, Inc. (“we,” “us,” “our,” the “Company,” or “Nxu”), (ii) pre-funded warrants to purchase 5,200,000 shares of Class A common stock (the “Pre-Funded Warrants”), (iii) Series A warrants to purchase up to 57,251,908 shares of Class A common stock (the “Series A Warrants”), and (iv) Series B warrants to purchase up to 45,251,908 shares of Class A common stock (the “Series B Warrants” and together with the Pre-Funded Warrants and the Series A Warrants, the “Warrants”), in each case as issued to the selling stockholders in a private placement (the “Private Placement”) pursuant to that certain Securities Purchase Agreement, dated as of December 26, 2024 (the “Securities Purchase Agreement”). The Private Placement was completed on December 30, 2024. The Purchased Shares and the shares of Class A common stock issuable upon exercise of the Warrants are referred to herein as the “Registrable Securities.”

The aggregate offering price for the Purchased Shares and the Warrants sold in the Private Placement was approximately $3,000,000. We will not receive any proceeds from the resale, if any, of the Registrable Securities by the selling stockholders.

The Pre-Funded Warrants are exercisable immediately following the date of issuance, may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, and have an initial exercise price of $0.0001 per share, subject to adjustment. The Series A Warrants and the Series B Warrants will become exercisable upon receipt of approval of the Company’s stockholders relating to the issuance of the shares of Class A common stock underlying the Series A Warrants and the Series B Warrants as required by the rules and regulations of The Nasdaq Stock Market LLC (“Nasdaq”) (the “Stockholder Consent). The Series A Warrants have an exercise price of $0.50 per share, subject to adjustment. In addition, with respect to the Series A Warrants, the Investors may also effect an “alternative cashless exercise” after the Stockholder Consent has been obtained but prior to the time of the closing of the merger contemplated by the Merger Agreement (as defined below). The Series B Warrants have an exercise price of $0.0001 per share, subject to adjustment. For further information regarding the Private Placement, see the section titled “The Private Placement” beginning on page 35 of this prospectus.

The selling stockholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. The selling stockholders are underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”), and any broker-dealers or agents that participate in distribution of the securities will also be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any profit on sale of the securities by them and any discounts, commissions or concessions received by them will be underwriting discounts and commissions under the Securities Act. There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

For further information regarding the possible methods by which the shares may be distributed, see the section titled “Plan of Distribution” beginning on page 66 of this prospectus. We will pay the expenses incurred in registering the securities covered by this prospectus, including legal and accounting fees. To the extent the selling stockholders decide to sell their shares of Class A common stock, we will not control or determine the price at which the shares are sold.

The Registrable Securities were offered and sold by us pursuant to the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. We are registering the offer and resale of the Registrable Securities to satisfy the provisions of that certain registration rights agreement, dated December 26, 2024 (the “Registration Rights Agreement”), pursuant to which we agreed to register the resale of the Registrable Securities.

Our Class A common stock is listed on Nasdaq under the symbol “NXU.” On January 24, 2025, the last reported sales price of our Class A common stock as reported on Nasdaq was $0.6160 per share. We urge prospective purchasers of our Class A common stock to obtain current information about the market prices of our Class A common stock.

We are an “emerging growth company” as that term is defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

The Company has a dual class structure. Our Class A common stock, which is the stock we are registering by means of this prospectus, has one vote per share and our Class B common stock, $0.0001 par value per share (the “Class B common stock” and together with the Class A common stock, “common stock”), has no economic rights and has 10 votes per share. For more information on the common stock, see the section titled “Description of Securities.”

Our Class B common stock is owned solely by our Chief Executive Officer, Mark Hanchett, and our President, Annie Pratt, who, as of December 31, 2024, own 200,692 and 78,812 shares of our Class B common stock, respectively. As of December 31, 2024, Mr. Hanchett and Ms. Pratt hold approximately 9.0% and 4.1% of the total voting power of our outstanding common stock, respectively, for an aggregate of approximately 13.1% of the voting power of our outstanding common stock. Mr. Hanchett is also the holder of the sole share of Nxu Series B preferred stock issued and outstanding, which is entitled to a number of votes equal to the total number of votes that could be cast by holders of Class A common stock and Class B common stock.

Our principal executive offices are located at 1828 N Higley Rd., Suite 116, Mesa, Arizona 85205, and our telephone number at that address is (602) 309-5425.

Investing in our securities involves a high degree of risk. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. See the section in this prospectus entitled “Risk Factors” beginning on page 7 and under similar headings in the other documents that are incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated January 27, 2025.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Class A common stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our website, www.nxuenergy.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Class A common stock offered hereunder.

Please read this prospectus carefully. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with additional information or different information. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus may only be used where it is legal to offer and sell the securities described herein and only during the effectiveness of the registration statement of which this prospectus forms a part. You should assume the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Class A common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” beginning on page 7 of this prospectus and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 6 of this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company,” “Nxu,” the “Registrant”, and “our business” refer Nxu, Inc., and “this offering” refers to the offering contemplated in this prospectus of the Registrable Securities.

i

ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this process, the selling securityholders may from time to time, in one or more offerings, sell the securities described in this prospectus. We will not receive any proceeds from the resale of Class A common stock by the selling stockholders.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the full text of the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, as described in “Incorporation of Certain Documents by Reference” in this prospectus, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

For investors outside the United States: We have not taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the Class A common stock and the distribution of this prospectus outside the United States.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Nxu,” the “Company,” “we,” “our” or “us” refer to Nxu, Inc., a Delaware corporation, either individually or together with its consolidated subsidiaries, as the context requires.

ii

MARKET AND INDUSTRY DATA

Market and industry data and forecasts used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. We are responsible for all of the disclosure in this prospectus, and although we believe these third-party sources to be reliable, we have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SMALLER REPORTING COMPANY

We are a “smaller reporting company” under applicable SEC rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Summary of the Prospectus — Smaller Reporting Company” for additional information.

iii

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. You should read the entire prospectus carefully, including the information under the headings “Risk Factors” beginning on page 7 of this prospectus, “Cautionary Note Regarding Forward-Looking Statements” beginning on page 6 of this prospectus and the financial statements beginning on page F-1 of this prospectus.

Overview

We are a US-based technology company leveraging its intellectual property and innovations to support energy storage and charging solutions for the infrastructure needed to power an electrified future. We historically focused on building megawatt (“MW”) charging stations and developing innovative battery cells and battery packs for use in advanced energy storage systems and mobility products.

Following a shift in focus in the latter half of 2023, we continued developing and producing its NxuOne™ megawatt charging station in our Mesa, Arizona facility. As of March 31, 2024, we successfully launched our first charging station and produced multiple production units ready for deployment. Production costs, including costs of materials and labor, reduced with each unit produced, as we focused on scale and efficiency. We started the second quarter of 2024 centered on developing plans for charging station deployment, continued scaled production of its NxuOne™ megawatt charging station, and initial design of future charging products.

On May 10, 2024, we announced our intention to evaluate strategic alternatives, with the Strategic Planning Committee of our board of directors (the “Strategic Planning Committee”) leading such evaluation with outside assistance from advisors. As we conducted our strategic alternative review process, we focused on reducing costs to maximize the strength of our balance sheet and reduce our use of cash. On May 10, 2024, we significantly reduced its headcount across Product, Engineering, Manufacturing, and General & Administrative functions as a cost saving measure, as we successfully pursued avenues for a business combination with limited access to continued capital funding.

On October 23, 2024, the Company, NXU Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub I”), NXU Merger Sub, LLC, a Delaware limited liability company (“Merger Sub II”) and Verde Bioresins, Inc., a Delaware corporation (“Verde”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Verde, with Verde continuing as a wholly owned subsidiary of Nxu and the surviving corporation of the first merger (the “First Merger”) and promptly following the First Merger, Verde shall merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Merger”), with Merger Sub II continuing as the surviving entity of the Second Merger.

Subject to the terms and conditions of the Merger Agreement, (i) immediately prior to the effective time of the First Merger (the “Effective Time”), all outstanding convertible notes of Verde will be converted into shares of Verde common stock and all outstanding and unexercised Verde warrants will be exercised for shares of Verde common stock, and (ii) at the Effective Time, (a) each then-outstanding share of Verde common stock, other than any cancelled shares and dissenting shares, will be converted into the right to receive a number of shares of Nxu common stock, and (b) each then-outstanding and unexercised Verde option to purchase shares of Verde common stock, whether vested or unvested, will be assumed by Nxu and converted into an option to purchase a number of shares of Nxu common stock. The shares of Nxu common stock that will be issued to Verde stockholders and the number of shares of Nxu common stock underlying options that will be issuable to Verde optionholders will be calculated using a formula in the Merger Agreement based on the enterprise value of each of Verde and Nxu. Verde has been ascribed an aggregate enterprise value of approximately $306.9 million, and Nxu’s aggregate enterprise value will be an amount equal to approximately $16.2 million less an amount equal to the excess of certain lease payments remaining unpaid at the closing of the Merger over Nxu’s cash balance at closing. Upon the closing of the Merger, assuming Nxu’s aggregate enterprise value is approximately $16.2 million, pre-Merger Verde stockholders will own approximately 95% of the combined company and pre-Merger Nxu stockholders will own approximately 5% of the combined company, in each case, on a fully-diluted and as-converted basis.

There can be no assurance that we will be successful in effecting the Merger or any other transactions or realizing any of the intended benefits, including obtaining a sufficient level of capital through this or other channels in the time frames needed to sustain or grow the business or on terms agreeable to us. As we focus on a Merger with Verde, we remain focused on reducing costs to maximize the strength of our balance sheet, reducing our use of cash, and continuing to evaluate all feasible paths to raising capital to fund operations through the date of a merger closing.

Nxu is an early-stage company and as such, has incurred losses from operations and has had negative cash flows from operating activities since our inception.

In light of our liquidity position and anticipated future funding requirements, we continue to pursue all available options for funding including seeking funding in the form of potential equity and/or debt financing arrangements or similar transactions, further reducing expenses, and selling assets. Even if we are successful in implementing the Merger or other strategic alternative, we will continue to require additional funding. The Company cannot provide any assurance that access to capital will be readily available when needed or that it will be successful in implementing the Merger or other strategic alternative, which is subject to the satisfaction of conditions beyond the Company’s control. If we are unable to complete the Merger or other strategic transaction in a timely manner, we could be required to dissolve and liquidate our assets under the bankruptcy laws or otherwise.

Corporate Information

We were originally incorporated under the laws of the State of Delaware on November 9, 2016 under the name “Atlis Motor Vehicles Inc.” (the “Predecessor”). In connection with the Reorganization Merger (as defined below), Nxu was incorporated under the laws of the State of Delaware on March 10, 2023. On May 12, 2023, the Predecessor completed the Reorganization Merger pursuant to an agreement and plan of merger, dated as of April 16, 2023 (the “Reorganization Agreement”), by and among the Predecessor, Nxu and Atlis Merger Sub, Inc., a Delaware corporation and, as of immediately prior to the consummation of such merger, a wholly-owned subsidiary of Nxu (“Merger Sub”). The Reorganization Agreement provided for the merger of the Predecessor and Merger Sub, with the Predecessor surviving the merger as a wholly-owned subsidiary of Nxu (the “Reorganization Merger”). Following the closing of the Reorganization Merger, Nxu’s Class A common stock commenced trading on Nasdaq under the ticker “NXU”.

Our principal executive offices are located at 1828 North Higley Road, Mesa, AZ 85205. Our website address is www.nxuenergy.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part, or the documents incorporated by reference herein) is not part of the registration statement, of which this prospectus forms a part, and is not incorporated by reference as part of the registration statement, of which this prospectus forms a part.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2022, as amended;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earlier of (i) December 31, 2027, the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which our total annual gross revenues are at least $1.235 billion, or (c) in which we are deemed a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three year period.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Summary Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 7 before making a decision to invest in our Class A common stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:

Risks Related to this Offering

●	Investors who buy shares at different times will likely pay different prices.

●	The issuance of Class A common stock to the selling stockholders may cause substantial dilution to our existing stockholders and the sale of such shares acquired by the selling stockholders could cause the price of our Class A common stock to decline.

Risks Related to the Merger

●	Failure to complete the Merger could harm our Class A common stock price and future business and operations of the Company.

●	The completion of the Merger is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Merger could have material adverse effects on the Company.

●	If the Merger is not completed, the Company’s stock price may decline significantly.

●	During the pendency of the Merger, the Company may be limited in its ability to enter into a business combination with another party on more favorable terms because of restrictions in the Merger Agreement, which could adversely affect its respective business prospects.

●	The Merger will involve substantial costs and will require substantial management resources.

●	Another attractive strategic transaction may not be available if the Merger is not completed.

●	If the Company does not successfully consummate the Merger or another strategic transaction, the Company’s board of directors may decide to pursue a dissolution and liquidation of the Company.

●	The Company is substantially dependent on its remaining employees to facilitate the consummation of the Merger.

Risks Related to the Company

●	The Company is an early-stage company with a limited operating history that has never turned a profit and there are no assurances that the Company will ever be profitable.

●	The Company has incurred significant losses since its inception, and it expects to continue to incur losses for the foreseeable future. Accordingly, its financial condition raises substantial doubt regarding its ability to continue as a going concern.

●	Our limited operating history makes it difficult for us to evaluate its future business prospects.

●	The Company generated revenue for the first time in 2023, but there is no assurance that it will be able to continue to generate revenue from the operations of the NxuOne™ Charging Network.

●	The Company has losses which it expects to continue into the future. There is no assurance its future operations will result in a profit. If we cannot generate sufficient revenues to operate profitably or we are unable to raise enough additional funds for operations, our stockholders will experience a decrease in value, and we may have to cease operations.

●	The Company needs to raise additional capital to meet its future business requirements and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interest.

●	The Class A common stock may be delisted from Nasdaq if the Company does not maintain compliance with Nasdaq’s continued listing requirements. If the Class A common stock is delisted, it could negatively impact the Company.

●	If the market price of the Class A common stock continues to remain under $1.00 per share, the only cure may be to enact a reverse split of the stock. Failure to maintain compliance with Nasdaq’s Continued Listing Rules could be costly and have material adverse effects.

The Offering

Issuer	Nxu, Inc., a Delaware corporation.

Securities Offered by Selling Stockholders	114,503,816 shares of Class A common stock, comprised of (i) 6,800,000 Purchased Shares, (ii) 5,200,000 shares of Class A common stock issuable upon exercise of the Pre-Funded Warrants; (iii) up to 57,251,908 shares of Class A common stock issuable upon exercise of the Series A Warrants; and (iv) up to 45,251,908 shares of Class A common stock issuable upon exercise of the Series B Warrants.

Class A Common Stock To Be Outstanding after this Offering, Assuming Exercise of the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants	131,123,873 shares of Class A common stock (assuming full exercise of the Pre-Funded Warrants, the Series A Warrants the Series B Warrants)

Terms of the Offering	The selling stockholders and any of its pledgees, assignees and successors-in-interest will determine when and how they sell the shares offered in this prospectus and may, from time to time, sell any or all of their shares covered hereby on Nasdaq or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution” in this prospectus.

Use of Proceeds	We will not receive any proceeds from the resale, if any, of the Registrable Securities by the selling stockholders. See “Use of Proceeds.”

Risk Factors	Investment in our securities involves a high degree of risk and could result in a loss of your entire investment. See “Risk Factors” beginning on page 7 of this prospectus and the similarly entitled sections in the documents incorporated by reference into this prospectus.

Nasdaq Capital Market Symbol	Our shares of Class A common stock are listed on Nasdaq under the symbol “NXU.”

Except as otherwise indicated herein, the number of shares of our Class A common stock to be outstanding after this offering is based on 16,620,057 shares of Common Stock outstanding as of December 23, 2024, plus the Purchased Shares, assumes we issue the additional 107,703,816 shares of Class A common stock that are issuable under the Pre-Funded Warrants, the Series A Warrants, and the Series B Warrants, and excludes:

●	997,698 shares of Class A common stock issuable upon the exercise of outstanding options at a weighted average exercise price of $317.36 per share;

●	109,513 shares of Class A common stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $97.93 per share;

●	3,495,518 shares of Class A common stock issuable upon vesting of outstanding restricted stock units under our equity incentive plan;

●	48,463,249 shares of Class A common stock reserved for issuance under our equity incentive plan; and

●	shares of Nxu common stock to be issued to Verde stockholders and shares of Nxu common stock underlying options that will be issuable to Verde optionholders in connection with the Merger.

Unless otherwise indicated, all information in this prospectus assumes no exercise of the outstanding options and warrants, no vesting of the outstanding restricted stock units and no issuance of shares of Nxu common stock in connection with the Merger described in the bullets above. To the extent that options or warrants are exercised, restricted stock units vest, the Merger closes, new awards are granted under our equity incentive plan, or we issue additional shares of Class A common stock or warrants in the future, there will be further dilution to investors participating in this offering.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. When used in this prospectus, including any oral statements made in connection therewith, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular, statements regarding our ability to continue as a going concern; our ability to complete the Merger in a timely manner or at all and challenges to achieving strategic objectives, synergies and other anticipated benefits from the Merger; our belief that additional funding will be required in order to continue operations; our ability to obtain additional funding in the form of potential equity and/or debt financing arrangements or similar transactions; any plans to seek strategic alternatives for our business; expectations and opportunities, industry trends, new product expectations and capabilities; and our outlook regarding our performance and growth are forward-looking statements. This prospectus also contains statements regarding plans, goals and objectives. There is no assurance that we will be able to carry out our plans or achieve our goals and objectives or that we will be able to do so successfully on a profitable basis. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are just predictions and involve significant risks and uncertainties, many of which are beyond our control, and actual results may differ materially from these statements. The principal risks and uncertainties include those listed under “Summary of the Prospectus—Summary Risk Factors” in this prospectus. Additionally, the section in this prospectus entitled “Risk Factors” beginning on page 7 of this prospectus and the sections in our periodic reports, including our most recent Form 10-K entitled “Business,” and in the Form 10-K and the subsequent Forms 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, further discuss some of the important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.

Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including those discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 6 of this prospectus and the risks and uncertainties discussed under “Risk Factors” in our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, which have been filed with the SEC and are incorporated by reference in this prospectus, as well as any updates thereto contained in subsequent filings with the SEC or any free writing prospectus, before deciding whether to purchase our securities in this offering. All of these risk factors are incorporated herein in their entirety. The risks described below and incorporated by reference are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below and incorporated by reference are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our Class A common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Similarly, the selling stockholders may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the selling stockholders in this offering as a result of sales made by us in future transactions to the selling stockholders at prices lower than the prices they paid. The selling stockholders will have discretion to vary the timing, prices, and number of shares sold in this offering. Investors may experience a decline in the value of their shares of our Class A common stock. The trading price of our Class A common stock has been volatile and subject to wide fluctuations.

The issuance of Class A common stock to the selling stockholders may cause substantial dilution to our existing stockholders and the sale of such shares acquired by the selling stockholders could cause the price of our Class A common stock to decline.

We are registering for resale by the selling stockholders up to 114,503,816 shares of Class A common stock, consisting of (1) 6,800,000 Purchased Shares, (2) 5,200,000 shares of Class A common stock issuable upon exercise of the Pre-Funded Warrants, (3) up to 57,251,908 shares of Class A common stock issuable upon exercise of the Series A Warrants, and (4) up to 45,251,908 shares of Class A common stock issuable upon exercise of the Series B Warrants. The number of shares of our Class A common stock ultimately offered for resale by the selling stockholders under this prospectus is dependent on the number of Registrable Securities issued. Depending on a variety of factors, including market liquidity of our Class A common stock, the issuance of shares to the selling stockholders may cause the trading price of our Class A common stock to decline.

Future sales of our Class A common stock could cause the market price for our Class A common stock to decline.

We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline or be depressed.

The shares of Class A common stock issued in connection with this offering will be freely tradeable without restriction or further registration under the Securities Act.

Risks Related to the Merger

Failure to complete the Merger could harm the Class A common stock price and future business and operations of Nxu.

If the Merger is not completed, the price of Class A common stock may decline and could fluctuate significantly, and Nxu will still incur costs related to the Merger, such as financial advisor, legal and accounting fees, a majority of which must be paid even if the Merger is not completed. If the Merger Agreement is terminated and the Nxu board of directors determines to seek another business combination, there can be no assurance that Nxu will be able to find another third party to transact a business combination with, yielding comparable or greater benefits.

The price of Nxu’s Class A common stock may also fluctuate significantly based on announcements by Verde, other third parties, or Nxu regarding the Merger or based on market perceptions of the likelihood of the satisfaction of the conditions to the consummation of the Merger. Such announcements may lead to perceptions in the market that the Merger may not be completed, which could cause Nxu’s share price to fluctuate or decline.

If the parties do not consummate the Merger, the price of Nxu’s Class A common stock may decline significantly from the current market price, which may reflect a market assumption that the Merger will be consummated. Any of these events could have a material adverse effect on Nxu’s business, operating results and financial condition and could cause a decline in the price of Nxu’s Class A common stock.

If the parties do not successfully consummate the Merger or another strategic transaction, the Nxu board of directors may decide to pursue a dissolution and liquidation of Nxu. In such an event, the amount of cash available for distribution to the Nxu stockholders will depend heavily on the costs and timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which Nxu can give no assurance.

The completion of the Merger is subject to conditions, some or all of which may not be satisfied or completed on a timely basis, if at all. Failure to complete the Merger could have material adverse effects on Nxu.

Even if the required proposals in connection with the Merger are approved by the stockholders of Nxu, specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Merger. We cannot assure you that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or the Merger closing may be delayed.

The parties cannot predict whether and when the conditions to the Merger will be satisfied, including but not limited to the requirement that Nxu stockholders approve the issuance of adequate shares to complete the Merger and effect a change of control pursuant to certain approval requirements of the Nasdaq Capital Market as well as approval of certain other proposals to be submitted to Nxu stockholders. If one or more of these conditions are not satisfied, and as a result, the parties do not complete the Merger, the parties would remain liable for significant transaction costs, and the focus of each party’s management would have been diverted from seeking other potential strategic opportunities, in each case without realizing any benefits of the Merger. Certain costs associated with the Merger have already been incurred or may be payable even if the Merger is not consummated. Finally, any disruptions to each party’s business resulting from the announcement and pendency of the Merger, including any adverse changes in each party’s relationships with customers, clients, suppliers and employees, could continue or accelerate in the event that the parties fail to consummate the Merger.

In addition, the Merger Agreement generally requires Nxu to operate in the ordinary course of business consistent with past practice, pending consummation of the Merger, and restricts Nxu from taking certain actions with respect to Nxu business and financial affairs without Verde’s consent. Such restrictions will be in place until either the Merger is consummated or the Merger Agreement is terminated. These restrictions could restrict Nxu’s ability to, or prevent Nxu from, pursuing attractive business opportunities (if any) that arise prior to the consummation of the Merger. For these and other reasons, the pendency of the Merger could adversely affect Nxu’s business, operating results and financial condition.

If the Merger is not completed, Nxu’s stock price may decline significantly.

The market price of Nxu common stock is subject to significant fluctuations. Market prices for securities of technology companies have historically been particularly volatile. In addition, the market price of Nxu common stock will likely be volatile based on whether stockholders and other investors believe that Nxu can complete the Merger or otherwise raise additional capital to support Nxu’s operations if the Merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, or at all. The volatility of the market price of Nxu common stock has been and may be exacerbated by low trading volume. Additional factors that may cause the market price of Nxu common stock to fluctuate include:

●	the loss of key employees;

●	future sales of its common stock;

●	general and industry-specific economic conditions that may affect its research and development expenditures;

●	the failure to meet industry analyst expectations; and

●	period-to-period fluctuations in financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Nxu common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.

Nxu and Verde stockholders will generally have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies.

After the completion of the Merger, the current stockholders of Nxu and Verde will generally own a smaller percentage of the combined company than their ownership of their respective companies prior to the Merger. Immediately after the Merger, Nxu stockholders as of immediately prior to the Merger are expected to own approximately 5% of the outstanding shares of capital stock of the combined company and former Verde stockholders are expected to own approximately 95% of the outstanding shares of capital stock of the combined company, in each case, on a fully-diluted and as-converted basis. Nxu’s assumed aggregate enterprise value will be reduced by the excess of certain lease payments remaining unpaid at the Merger closing over Nxu’s cash balance at the Merger closing, and any such reduction will decrease the ownership percentage interest of pre-Merger Nxu stockholders in the combined company. Furthermore, all dilution from the Private Placement, including dilution attributable to the Warrants and the shares of Class A common stock issuable upon exercise thereof, will be absorbed by pre-Merger Nxu stockholders. As a result, some stockholders will hold a smaller pro rata share and, therefore, a lower percentage of the voting stock of the combined company than such stockholder currently holds in Nxu as a stand-alone company.

During the pendency of the Merger, each of Nxu and Verde may be limited in its ability to enter into a business combination with another party on more favorable terms because of restrictions in the Merger Agreement, which could adversely affect their respective business prospects.

Covenants in the Merger Agreement impede the ability of each of Nxu and Verde to solicit proposals or offers relating to acquisitions or similar transactions during the pendency of the Merger, subject to specified exceptions. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, seeking, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any acquisition or competing proposal or taking any action that could reasonably be expected to lead to certain transactions involving a third party, including a merger, sale of assets or other business combination, subject to specified exceptions. Any such transactions could be favorable to such party’s stockholders, but the parties may be unable to pursue them.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Nxu and Verde from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances as set forth in the Merger Agreement. Any such proposals could be favorable to Nxu stockholders or Verde stockholders, as applicable. In addition, if Nxu or Verde terminates the Merger Agreement under specified circumstances, Verde could be required to pay Nxu a termination fee of $1.0 million. This termination fee may discourage third parties from submitting competing proposals to Nxu, Verde or their respective stockholders, and may cause the Nxu or Verde board of directors to be less inclined to recommend a competing proposal.

Stockholder litigation could prevent or delay the consummation of the Merger or otherwise negatively impact Nxu’s, Verde’s or the combined company’s business, operating results and conditions.

Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against Nxu, the Nxu board of directors, Verde and/or the Verde board of directors in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and Nxu and Verde may not be successful in defending against any such future claims. Nxu or Verde could incur significant costs in connection with any such litigation, including costs associated with the indemnification of Nxu’s or Verde’s directors and officers. Lawsuits may be filed against Nxu, the Nxu board of directors, Verde, and the Verde board of directors and could delay or prevent the Merger, divert the attention of the management teams and employees of Nxu and Verde from day-to-day business and otherwise adversely affect the business and financial condition of Nxu, Verde, or the combined company.

As of the date of this prospectus, Nxu has, to its knowledge, received eight letters from purported Nxu stockholders alleging certain disclosure deficiencies in the proxy statement/prospectus forming part of the registration statement on Form S-4 filed by Nxu on November 12, 2024 (the “Merger Proxy Statement/Prospectus”), three of which also sought to inspect certain books and records of Nxu related to the Merger and related matters pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”).

The outcome of the matters described above cannot be predicted with certainty. Additional demands may be received or complaints may be filed in connection with the Merger and the transactions contemplated by the Merger Agreement and the Merger Proxy Statement/Prospectus. If such additional demands are made or complaints are filed, absent new or different allegations that are material, Nxu and/or Verde will not necessarily announce such additional demands or complaints.

Furthermore, one of the conditions to the consummation of the Merger is the absence of any governmental order or law preventing the consummation of the Merger or making the consummation of the Merger illegal. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting Nxu’s or Verde’s ability to complete the consummation of the Merger, then such injunctive or other relief may prevent the Merger from becoming effective within the expected time frame or at all.

The issuance of Nxu common stock to Verde stockholders pursuant to the Merger Agreement and the resulting change in control from the Merger must be approved by Nxu stockholders, and the Merger Agreement and the transactions contemplated thereby must be approved by the Verde stockholders. Failure to obtain these approvals would prevent the closing of the Merger.

Before the Merger can be completed, the Nxu stockholders must approve, among other things, the issuance of Nxu common stock to Verde stockholders pursuant to the Merger Agreement and the resulting change in control from the Merger, and Verde stockholders must adopt the Merger Agreement and approve the Merger and the related transactions. Concurrently with the execution of the Merger Agreement, Nxu entered into the Support Agreement (as defined in the Merger Agreement) with the Support Stockholders (as defined in the Merger Agreement) pursuant to which the Support Stockholders agreed to, among other things, (a) from the date of the Nxu Support Agreement to the Support Expiration Time (as defined in the Merger Agreement), vote at any meeting or pursuant to any action of written resolution of the stockholders of Nxu all of their Nxu common stock, held of record or thereafter acquired: (i) in favor of the Merger and the other proposals and (ii) against any competing acquisition proposal; and (b) be bound by certain other covenants and agreements related to the Merger, in each case, on the terms and subject to the conditions set forth in the Nxu Support Agreement. However, failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the Merger. Any delay in completing the Merger may materially adversely affect the timing and benefits that are expected to be achieved from the Merger.

The Merger will involve substantial costs and will require substantial management resources.

In connection with the consummation of the Merger, management and financial resources of the parties have been diverted and will continue to be diverted towards the completion of the Merger. The parties expect to incur substantial costs and expenses relating to, as well as the direction of management resources towards, the Merger. Such costs, fees and expenses include fees and expenses payable to financial advisors, other professional fees and expenses, fees and costs relating to regulatory filings and filings with the SEC and notices and other transaction-related costs, fees and expenses. If the Merger is not completed, the parties will have incurred substantial expenses and expended substantial management resources for which the parties will have received little to no benefit if the Merger closing does not occur.

Another attractive strategic transaction may not be available if the Merger is not completed.

If the Merger is not completed and is terminated, there can be no assurance that Nxu or Verde will be able to find a party willing to pay equivalent or more attractive consideration than the consideration to be provided under the Merger Agreement or be willing to proceed at all with a similar transaction or any alternative transaction.

We have additional securities available for issuance, which, if issued, including in connection with the Merger, could adversely affect the rights of the holders of our Class A common stock.

Our Certificate of Incorporation, as amended, authorizes the issuance of 4,000,000,000 shares of our Class A common stock, 1,000,000,000 shares of our Class B common stock, and 10,000,000 shares of preferred stock. In certain circumstances, our common stock, as well as the awards available for issuance under our equity incentive plan, can be issued by our board of directors, without stockholder approval. Any future issuances of such stock, including pursuant to outstanding equity awards, would further dilute the percentage ownership of us held by holders of Class A common stock. In addition, the issuance of certain securities, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of Class A common stock.

Furthermore, if the Merger is consummated, assuming Nxu’s aggregate enterprise value is approximately $16.2 million, it is expected that pre-Merger Verde stockholders will own approximately 95% of the combined company and pre-Merger Nxu stockholders (including the Investors (as defined below)) will own approximately 5% of the combined company, in each case, on a fully-diluted and as-converted basis. As a result, pre-Merger Nxu stockholders will experience substantial dilution of their ownership interests in the event that the Merger is consummated.

Risks Related to Nxu’s Strategic Alternative Process and Potential Strategic Transaction

Nxu cannot be sure if or when the Merger will be completed.

The consummation of the Merger is subject to the satisfaction or waiver of various conditions, including the authorization of the Merger by Nxu’s stockholders and Verde’s stockholders. Nxu cannot guarantee that the closing conditions set forth in the Merger Agreement will be satisfied. If Nxu is unable to satisfy certain closing conditions or if other mutual closing conditions are not satisfied, Verde will not be obligated to complete the Merger. Under certain circumstances, Verde would be required to pay Nxu a termination fee of $1.0 million.

If the Merger is not completed, the Nxu board of directors, in discharging its fiduciary obligations to Nxu’s stockholders, would evaluate other strategic alternatives or financing options that may be available, which alternatives may not be as favorable to Nxu’s stockholders as the Merger, including a liquidation and dissolution. Any future sale or merger, financing or other transaction, including a liquidation or dissolution, may be subject to further stockholder approval. Nxu may also be unable to find, evaluate or complete other strategic alternatives, which may have a materially adverse effect on Nxu’s business.

Until the Merger is completed, the Merger Agreement restricts Nxu from taking specified actions without the consent of Verde and requires Nxu to operate in the ordinary course of business consistent with past practice. These restrictions may prevent Nxu from making appropriate changes to its business or pursuing attractive business opportunities that may arise prior to the completion of the Merger. Further, if certain of Nxu’s lease payments remaining unpaid at the Merger closing exceed Nxu’s cash balance at the Merger closing, then the pre-Merger stockholders of Nxu will own less of the combined company pursuant to the exchange ratio adjustment set forth in the Merger Agreement.

Any delay in completing the Merger may materially and adversely affect the timing and benefits that are expected to be achieved from the Merger.

If Nxu does not successfully consummate the Merger or another strategic transaction, Nxu’s board of directors may decide to pursue a dissolution and liquidation of Nxu. In such an event, the amount of cash available for distribution to Nxu’s stockholders will depend heavily on the costs and timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which Nxu can give you no assurance.

There can be no assurance that the Merger will be completed. If the Merger is not completed, Nxu’s board of directors may decide to pursue a dissolution and liquidation of Nxu. In such an event, the amount of cash available for distribution to Nxu’s stockholders will depend heavily on the costs related to and timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as Nxu funds its operations while pursuing the Merger. In addition, if Nxu’s board of directors were to approve and recommend, and Nxu’s stockholders were to approve, a dissolution and liquidation of Nxu, Nxu would be required under Delaware corporate law to pay Nxu’s outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to stockholders. Nxu’s commitments and contingent liabilities may include obligations under Nxu’s employment and related agreements with certain employees that provide for certain payments following a termination of employment occurring for various reasons, including a change in control of Nxu, which may include a dissolution of Nxu, litigation against Nxu, and other various claims and legal actions arising in the ordinary course of business, and other unexpected and/or contingent liabilities. As a result of this requirement, a portion of Nxu’s assets would need to be reserved pending the resolution of such obligations.

In addition, Nxu may be subject to litigation or other claims related to a dissolution and liquidation of Nxu. If a dissolution and liquidation were to be pursued, Nxu’s board of directors, in consultation with Nxu’s advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of Nxu’s common stock could lose all or a significant portion of their investment in the event of liquidation, dissolution or winding up of Nxu. A liquidation would be a lengthy and uncertain process with no assurance of any value ever being returned to Nxu’s stockholders.

Nxu is substantially dependent on Nxu’s remaining employees to facilitate the consummation of the Merger.

Nxu’s ability to consummate a strategic transaction depends upon its ability to retain its employees required to consummate such a transaction, the loss of whose services may adversely impact the ability to consummate such transaction. In May 2024, Nxu undertook an organizational restructuring that significantly reduced its workforce in order to conserve its capital resources. As of December 31, 2024, Nxu had only four full-time employees. Nxu’s ability to successfully complete the Merger depends in large part on Nxu’s ability to retain certain remaining personnel. Despite Nxu’s efforts to retain these employees, one or more may terminate their employment with Nxu on short notice. Nxu’s cash conservation activities may yield other unintended consequences, such as attrition beyond its planned reduction in workforce and reduced employee morale, which may cause remaining employees to seek alternative employment. The loss of the services of certain employees could potentially harm Nxu’s ability to consummate the Merger, to run Nxu’s day-to-day business operations, as well as to fulfill Nxu’s reporting obligations as a public company.

There can be no assurance that Nxu’s evaluation of strategic alternatives will enhance stockholder value or result in any transaction being consummated, and speculation and uncertainty regarding the outcome of its evaluation of strategic alternatives may adversely impact its business, financial condition and results of operations.

On May 10, 2024, Nxu announced its intention to evaluate strategic alternatives. There can be no assurance of the terms, timing or structure of any transaction, or whether any such transaction, including the contemplated Merger, will take place at all, and any such transaction is subject to risks and uncertainties. The process of reviewing strategic alternatives may involve significant resources and costs. In addition, the announced evaluation of strategic alternatives may cause or result in:

●	disruption of its business;

●	diversion of the attention of management;

●	increased stock price volatility;

●	increased costs and advisory fees; and

●	challenges in retaining key employees

If Nxu is unable to mitigate these or other potential risks related to the uncertainty caused by its exploration of strategic alternatives, it may disrupt Nxu’s business or could have a material adverse effect on its financial condition and results of operations in future periods.

Nxu’s ability to complete a transaction, will depend on numerous factors, some of which are outside of its control. A merger of independent businesses is complex, costly and time-consuming. To consummate a merger, Nxu may incur asset write-offs and restructuring costs and other related expenses that could have a material adverse impact on its operating results. Mergers also involve numerous other risks, including potential exposure to assumed litigation and unknown environmental and other liabilities, as well as undetected internal control, regulatory or other issues, or additional costs not anticipated at the time of a transaction.

Even if a merger transaction is completed, there can be no assurance that it will be successful or have a positive effect on stockholder value. Further, it is not certain what impact any potential transaction may have on Nxu’s stock price, its current stockholders’ percentage ownership, business, financial condition, and results of operations.

Risks Related to Nxu’s Business

Nxu is an early-stage company with a limited operating history that has never turned a profit and there are no assurances that Nxu will ever be profitable.

Nxu is a relatively new company that was incorporated on November 9, 2016. If you are investing in Nxu, it is because you think Nxu’s business model is a good idea, and Nxu will be able to successfully grow its business and become profitable.

Currently, Nxu’s efforts are focused on operating its megawatt charging stations. Nxu has never turned a profit and there is no assurance that it will ever be profitable.

Nxu also has limited brand awareness and operating history in the charging industry. Although Nxu has taken significant steps in developing brand awareness, Nxu is a new company and currently has no experience developing or selling electric vehicle charging to customers. As such, it is possible that Nxu’s lack of history in the industry may impact its brand, business, financial goals, operation performance, and products.

Nxu should be considered a “Development Stage Company,” and its operations will be subject to all the risks inherent in the establishment of a new business enterprise, including, but not limited to, hurdles or barriers to the implementation of its business plans. Further, because there is no history of operations there is also no operating history from which to evaluate Nxu’s executive management’s ability to manage its business and operations and achieve Nxu’s goals or the likely performance of Nxu. Prospective investors should also consider the fact that Nxu’s management team has not previously developed or managed similar companies. No assurances can be given that Nxu will be able to achieve or sustain profitability.

Nxu has incurred significant losses since its inception, and Nxu expects to continue to incur losses for the foreseeable future. Accordingly, its financial condition raises substantial doubt regarding its ability to continue as a going concern.

During the nine-month period ended September 30, 2024, Nxu incurred a net loss of $18.1 million and had net cash used in operating activities of $10.2 million. As of September 30, 2024, Nxu had $2.2 million in cash and an accumulated deficit of $277.7 million. Nxu cannot provide any assurance that unforeseen circumstances that could occur at any time within the next twelve months or thereafter will not increase the need for Nxu to raise additional capital on an immediate basis. Additionally, Nxu cannot provide any assurance that access to capital will be readily available when needed. These matters, among others, raise substantial doubt about Nxu’s ability to continue as a going concern for a period of one year after the date hereof. The report of Nxu’s independent registered public accounting firm on its financial statements as of and for the years ended December 31, 2023 and 2022 also includes explanatory language describing the existence of substantial doubt about Nxu’s ability to continue as a going concern. See Note 1 — Organization and Basis of Presentation of its accompanying unaudited condensed consolidated financial statements included in Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 for further information.

If Nxu is unable to satisfy its capital requirements, Nxu could be required to adopt one or more of the following alternatives: delaying the implementation of or revising certain aspects of its business strategy; reducing or delaying the development of its products; reducing or delaying capital spending, product development spending and marketing and promotional spending; entering into financing agreements on unattractive terms; significantly curtailing or discontinuing operations, or dissolving and liquidating its assets under the bankruptcy laws or otherwise.

There can be no assurance that Nxu would be able to take any of the actions referred to above because of a variety of commercial or market factors, including, without limitation, market conditions being unfavorable for an equity or debt issuance or similar transactions. In addition, such actions, if taken, may not enable Nxu to satisfy its capital requirements if the actions that Nxu is able to consummate do not generate a sufficient amount of additional capital. If Nxu is ultimately unable to satisfy its capital requirements, Nxu would likely need to dissolve and liquidate its assets under the bankruptcy laws or otherwise.

Nxu may not achieve its projected goals in the time frames it announces and expects due to unforeseen factors, including rising interest rates and inflation increasing the cost to do business.

Any prospective valuation of Nxu at this stage is pure speculation. Nxu’s business success, timeline, and milestones are estimated. Nxu’s sales volume and cost models are only estimates. Nxu produced these valuations based on existing business models of successful and unsuccessful efforts of other companies within the technology and automotive industries. All such projections and timeline estimations may change as Nxu continues in the development of electric vehicle technology.

Nxu has only started limited manufacture and sales. Cost overruns, scheduling delays, and failure to meet product performance goals may be caused by, but not limited to, unidentified technical hurdles and regulatory hurdles, which could materially damage Nxu’s brand, business, financial goals, operation and results.

Nxu’s limited operating history makes it difficult for Nxu to evaluate its future business prospects.

Nxu is a company with an extremely limited operating history and has not generated material revenue from sales of its products and services to date. It is difficult, if not impossible, for Nxu to forecast its future results, and Nxu has limited insight into trends that may emerge and affect its business. In addition, Nxu has engaged in limited marketing activities to date, so there can be no assurance that customers will embrace its services in significant numbers at the prices Nxu establishes. Market and geopolitical conditions, many of which are outside of its control and subject to change, including general economic conditions, the availability and terms of financing, the conflict in Ukraine, Middle East, and Taiwan fuel and energy prices, regulatory requirements and incentives, competition, and the pace and extent of vehicle electrification generally, will impact demand for Nxu’s services, and ultimately its success.

Nxu may not be able to successfully manage growth.

Nxu could experience growth over a short period of time, which could put a significant strain on its managerial, operational and financial resources. Nxu must implement and constantly improve its certification processes and hire, train and manage qualified personnel to manage such growth. Nxu has limited resources and may be unable to manage its growth. Its business strategy is based on the assumption that its customer base, geographic coverage and service offerings will increase. If this occurs, it will place a significant strain on Nxu’s managerial, operational, and financial resources. If Nxu is unable to manage its growth effectively, its business will be adversely affected. As part of this growth, Nxu may have to implement new operational, manufacturing, and financial systems and procedures and controls to expand, train and manage its employees, especially in the areas of manufacturing and sales. If Nxu fails to develop and maintain its people and processes, demand for its products and services and its revenues could decrease.

Nxu’s business is currently entirely dependent on the success of the NxuOne™ Charging Network. Nxu’s lack of business diversification could cause its stockholders to lose all or some of their investment if Nxu is unable to generate revenues from the NxuOne™ Charging Network.

Nxu’s business is currently entirely dependent on the success of the NxuOne™ Charging Network and related products. Nxu does not have any other lines of business or other sources of revenue if it is unable to compete effectively in the marketplace. Nxu cannot guarantee that the NxuOne™ Charging Network will be able to achieve profitability alone. Nxu’s ability to be profitable will depend on a number of factors, many of which are beyond Nxu’s control. This lack of business diversification could cause you to lose all or some of your investment if Nxu is unable to generate revenues since Nxu does not expect to have any other lines of business or alternative revenue sources.

Nxu’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Estimates of future electric vehicle (“EV”) adoption in the U.S., the total addressable market, serviceable addressable market for Nxu’s products and services and the EV market in general are included in Nxu’s most recent Annual Report on Form 10-K. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Such uncertainty is enhanced by the prevailing geopolitical and macroeconomic environment. Nxu’s internal estimates relating to the size and expected growth of the target market, market demand, EV adoption across individual market verticals and use cases, capacity of automotive and battery original equipment manufacturers (“OEMs”) and ability of charging infrastructure to address this demand and related pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity for public and commercial fast charging and future fast charging throughput or Nxu market share capture are difficult to predict. The estimated addressable market may not materialize in the timeframe of Nxu’s internal projections, if ever and even if the markets meet the size estimates and growth estimates presented, Nxu’s business could fail to grow at similar rates.

The success of Nxu’s business depends on attracting and retaining a large number of customers. If Nxu is unable to do so, Nxu will not be able to achieve profitability.

Nxu’s success depends on attracting a large number of potential customers to purchase services Nxu provides to its customers. If Nxu’s customers do not perceive its services to be of sufficiently high value and quality, cost competitive and appealing in performance, Nxu may not be able to retain or attract new customers, and its business, prospects, financial condition, results of operations, and cash flows would suffer as a result. In addition, Nxu may incur significantly higher and more sustained advertising and promotional expenditures than it has previously incurred to attract customers. Nxu may not be successful in attracting and retaining a large number of customers. If Nxu is not able to attract and maintain customers, its business, prospects, financial condition, results of operations, and cash flows would be materially harmed.

Nxu’s growth and success are highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs and OEMs’ ability to supply such EVs to the market.

Nxu’s future growth is highly dependent upon the adoption of EVs by businesses and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards and changing consumer demands and behaviors, changing levels of concern related to environmental issues and governmental initiatives related to energy independence, climate change and the environment generally. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, Nxu’s business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

●	perceptions about EV features, quality, safety, performance and cost;

●	perceptions about the limited range over which EVs may be driven on a single battery charge;

●	competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

●	volatility in the cost of oil and gasoline, including as a result of trade restrictions;

●	concerns regarding the reliability and stability of the electrical grid;

●	the change in an EV battery’s ability to hold a charge over time;

●	the availability and reliability of a national electric vehicle charging network or infrastructure;

●	availability of maintenance and repair services for EVs;

●	consumers’ perception about the convenience and cost of charging EVs;

●	increases in fuel efficiency of non-electric vehicles;

●	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

●	relaxation of government mandates or quotas regarding the sale of EVs; and

●	concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since EVs can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and Nxu’s products and services in particular.

Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Further, the automotive industry in general and EV manufacturing have experienced substantial supply chain interruptions, resulting in reduced EV production schedules and sales. Volatility in demand or delays in EV production due to global supply chain constraints may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect Nxu’s business, financial condition and operating results.

Nxu generated revenue for the first time in 2023, but there is no assurance that it will be able to continue to generate revenue from the sale or deployment of the NxuOne™ Charging Network or from the sale of other proprietary products.

In 2023, Nxu generated revenue for the first time in its history. The 2023 revenue was largely related to product deliveries from its proprietary battery cell and pack division. Nxu has since ceased electric vehicle battery development as it focuses its efforts on the NxuOne™ Charging Network. As such, the bulk of its revenue in 2023 was non-recurring. Nxu expects that any source of revenue in 2024 will be solely from the operation or sale of NxuOne™ Charging Stations. If it is unable to find customers to purchase its NxuOne™ Charging Stations, it will not likely be able to meet or exceed its 2024 revenue estimates.

Nxu has losses which it expects to continue into the future. There is no assurance its future operations will result in a profit. If Nxu cannot generate sufficient revenues to operate profitably or Nxu is unable to raise enough additional funds for operations, the stockholders will experience a decrease in value, and Nxu may have to cease operations.

Nxu is a development-stage technology company that began operating and commenced research and development activities in 2016. As a recently formed “Development Stage Company”, it is subject to all of the risks and uncertainties of a new business, including the risk that it may never generate product or services related revenues. Accordingly, it has only a limited history upon which an evaluation of its prospects and future performance can be made. If Nxu is unable to generate revenue, it will not become profitable, and it may be unable to continue its operations. Furthermore, its proposed operations are subject to all business risks associated with new enterprises. The likelihood of its success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There can be no assurances that Nxu will operate profitably.

Nxu entered into the Merger Agreement in order to, among other things, potentially increase its liquidity. Assuming the Merger closes, the combined company may ultimately fail, decreasing the liquidity of Nxu and stockholder value or cause Nxu to cease operations, and investors would be at risk of losing all or part of their investment in Nxu.

If Nxu does not successfully establish and maintain itself as a highly trusted and respected name for electric vehicle-related technology, Nxu may not be able to retain quality talent or achieve future revenue goals, which could significantly affect its business, financial condition and results of operations.

In order to attract and retain a client base and increase business, Nxu must establish, maintain and strengthen its name and the services it provides. In order to be successful in establishing its reputation, clients must perceive Nxu as a trusted source for quality services. If Nxu is unable to attract and retain clients with its current marketing plans, it may not be able to successfully establish its name and reputation, which could significantly affect its business, financial condition and results of operations.

Nxu’s ability to utilize loss carry forwards may be limited.

Generally, a change of more than fifty percent (50%) in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit Nxu’s ability to use its net operating loss carryforwards attributable to the period prior to the change. As a result, if Nxu earns net taxable income, its ability to use its pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations.

Nxu’s business could be adversely affected by a downturn in the economy and/or manufacturing.

Nxu is dependent upon the continued demand for electric vehicles and electric vehicle charging capacity, making its business susceptible to a downturn in the economy or in manufacturing. For example, a decrease in the number of individuals investing their money in the equity markets could result in a decrease in the number of companies deciding to become or remain public. This downturn could have a material adverse effect on its business, its ability to raise funds, and ultimately its overall financial condition.

The preparation of Nxu’s financial statements requires estimates, judgments and assumptions that are inherently uncertain.

Financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) typically require the use of estimates, judgments and assumptions that affect the reported amounts. Often, different estimates, judgments and assumptions could reasonably be used that would have a material effect on such financial statements, and changes in these estimates, judgments and assumptions may occur from period to period over time. These estimates, judgments and assumptions are inherently uncertain and, if Nxu’s estimates were to prove to be wrong, Nxu would face the risk that charges to income or other financial statement changes or adjustments would be required. Any such charges or changes could harm its business, including its financial condition and results of operations and the price of its securities. For a discussion of the accounting estimates, judgments and assumptions that Nxu believes are the most critical to an understanding of its consolidated financial statements and its business, see Part II, Item 7 of Nxu’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Failure to maintain internal controls over financial reporting would have an adverse impact on Nxu.

Nxu is required to establish and maintain appropriate internal controls over financial reporting. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required by Nxu as a privately held company. Management may not be able to effectively maintain adequate compliance, and Nxu’s internal controls over financial reporting may not be effective, which may subject Nxu to adverse regulatory consequences and could harm investor confidence. Failure to maintain controls could also adversely impact its public disclosures regarding Nxu’s business, financial condition or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify deficiencies and conditions that need to be addressed in Nxu’s internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived deficiencies and conditions that need to be addressed in Nxu’s internal control over financial reporting, or disclosure of management’s assessment of its internal controls over financial reporting may have an adverse impact on the price of the Class A common stock.

Continuing or worsening inflationary issues and associated changes in monetary policy may result in increases to the cost of charging equipment, other goods, services and personnel, which in turn could cause capital expenditures and operating costs to rise.

The U.S. inflation rate increased during 2021, 2022, and 2023 and has remained elevated in 2024. These inflationary pressures have resulted in and may continue to result in, increases to the costs of charging equipment and personnel, which could in turn cause capital expenditures and operating costs to rise. Sustained levels of high inflation have likewise caused the U.S. Federal Reserve and other central banks to increase interest rates, which could have the effects of raising the cost of capital and depressing economic growth, either of which — or the combination thereof — could hurt the financial and operating results of Nxu’s business.

Nxu needs to raise additional capital to meet its future business requirements and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interest.

Nxu has relied upon cash from financing activities and in the future, Nxu expects to rely on the proceeds from future debt and/or equity financings, and Nxu hopes to rely on revenues generated from operations to fund all of the cash requirements of its activities. However, there can be no assurance that Nxu will be able to generate any significant cash from its operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to Nxu, if at all. Any debt financing or other financing of securities senior to the Class A common stock will likely include financial and other covenants that will restrict Nxu’s flexibility.

Any failure to comply with these covenants would have a material adverse effect on Nxu’s business, prospects, financial condition, and results of operations because Nxu could lose its existing sources of funding and impair its ability to secure new sources of funding. However, there can be no assurance that Nxu will be able to generate any investor interest in its securities. If Nxu does not obtain additional financing, you could lose the entirety of your investment in Nxu.

At this time, Nxu has not secured or identified any additional financing. Nxu does not have any firm commitments or other identified sources of additional capital from third parties or from its officers, directors or other stockholders. There can be no assurance that additional capital will be available to Nxu, or that, if available, it will be on terms satisfactory to Nxu. Any additional financing will involve dilution to Nxu’s existing stockholders. If Nxu does not obtain additional capital on terms satisfactory to Nxu, or at all, it may cause Nxu to delay, curtail, scale back or forgo some or all of its product development and/or business operations, or dissolve and liquidate its assets under bankruptcy laws or otherwise. In such a scenario, investors would be at risk of losing all or a part of any investment in Nxu.

Nxu relies on a limited number of suppliers and manufacturers for its charging stations. A loss of any of these partners could negatively affect its business or ability to manufacture and deliver NxuOne™ Charging Stations.

Nxu relies on a limited number of suppliers to manufacture its charging stations, including in some cases only a single supplier for some products and components. This reliance on a limited number of manufacturers increases Nxu’s risks, since it does not currently have proven reliable alternatives or replacement manufacturers beyond these key parties. In the event of interruption, including or resulting in a sudden failure by a supplier to meet its obligation, Nxu may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. Thus, Nxu’s business could be adversely affected if one or more of its suppliers is impacted by any interruption at a particular location.

As the demand for EV charging increases, Nxu’s suppliers and manufacturers may not be able to dedicate sufficient supply chain, production or sales channel capacity to keep up with the required pace of charging infrastructure expansion. By relying on contract manufacturing, Nxu is dependent upon the manufacturer, whose interests may be different from Nxu’s. For example, Nxu’s suppliers and contract manufacturers may have other customers with demand for the same components or manufacturing services and may allocate their resources based on the supplier’s or manufacturer’s interests or needs to maximize their revenue or relationships with other customers rather than Nxu’s interest. As a result, Nxu may not be able to assure itself that it will have sufficient control over the supply of key components, inventory or finished goods in a timely manner or with acceptable cost and expense, which may adversely affect Nxu’s revenue, cost of goods and gross margins. If Nxu experiences a significant increase in demand for its charging stations in future periods, or if it needs to replace an existing supplier, it may not be possible to supplement or replace them on acceptable terms, which may undermine its ability to deliver products to customers in a timely manner.

For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires Nxu to become satisfied with such party’s quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers could have an adverse effect on Nxu’s business, financial condition and operating results. In addition, Nxu’s suppliers may face supply chain risks and constraints of their own, which may impact the availability and pricing of its products. For example, supply chain challenges related to global chip shortages have impacted companies worldwide both within and outside of Nxu’s industry and may continue to have adverse effects on Nxu’s suppliers and, as a result, Nxu.

In addition, in fiscal year 2023, Nxu became subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) to diligence, disclose and report whether or not its products contain minerals originating from the Democratic Republic of the Congo and adjoining countries, or conflict minerals. Nxu may incur additional costs to comply with these disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in Nxu’s products. These requirements could adversely affect the sourcing, availability and pricing of minerals used in the components used in Nxu’s products. It is also possible that Nxu’s reputation may be adversely affected if it determines that certain of its products contain minerals not determined to be conflict-free or if it is unable to alter its products, processes or sources of supply to avoid use of such materials. Nxu may also encounter end-customers who require that all of the components of the products be certified as conflict free. If Nxu is not able to meet this requirement, such end-customers may choose to purchase products from a different company.

Unknown costs and risks may exist with the prolonged use of NxuOne™ Charging Network equipment and related systems, as the technology is recently developed and has not been widely deployed.

As the NxuOne™ Charging Station field trials commenced in the third quarter of 2023, Nxu does not know how its products will hold up over prolonged use. Since Nxu’s products have only been in use since September 2023, Nxu does not have any way to predict whether its charging stations will remain functional under heavy, persistent use. If the NxuOne™ Charging stations malfunction under heavy use, Nxu will be forced to bear the costs of repairing or replacing the equipment, and such costs could be substantial.

Nxu is dependent upon the availability of electricity at Nxu’s current and future charging stations. Cost increases, delays and/or other restrictions on the availability of electricity would adversely affect Nxu’s business and results of Nxu’s operations.

The operation and development of Nxu’s charging stations is dependent upon the availability of electricity, which is beyond Nxu’s control. Nxu’s charging stations are affected by problems accessing electricity sources, such as planned or unplanned power outages. In recent years, shortages of electricity have resulted in increased costs to users and interruptions in service. In particular, California has experienced rolling blackouts due to excessive demands on the electrical grid or as precautionary measures against the risk of wildfire. In the event of a power outage, Nxu will be dependent on the utility company to restore power. Any prolonged power outage could adversely affect customer experience and Nxu’s business and results of operations.

Changes in utility electricity pricing or new and restrictive constructs from regulations applicable to pricing may adversely impact future operating results. For example, some jurisdictions have required Nxu to switch from pricing on a per-minute basis to a per-kWh basis and other jurisdictions may follow suit. Utility rates may change in a way that adversely affects fast charging or in a way that may limit Nxu’s ability to access certain beneficial rate schedules. In addition, utilities or other regulated entities with monopoly power may receive authority to provide charging services that result in an anti-competitive advantage relative to Nxu and other private sector operators.

Nxu’s business is subject to risks associated with construction, cost overruns and delays and other contingencies that may arise in the course of completing installations and such risks may increase in the future as Nxu expands the scope of such services with other parties.

Charger installation and construction is typically performed by third-party contractors managed by Nxu. The installation and construction of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters and typically requires local utility cooperation in design and interconnection request approval and commissioning, as well as various local and other governmental approvals and permits that vary by jurisdiction. In addition, building codes, accessibility requirements, utility interconnect specifications, review, approval or study lead time or regulations may hinder EV charger installation and construction because they end up costing the developer or installer more in order to meet the code requirements. In addition, increased demand for the components necessary to install and construct charging stations could lead to higher installed costs. Meaningful delays or cost overruns caused by Nxu’s vendor supply chains, contractors, utility upgrades scope and delays, or inability of local utilities and approving agencies to cope with heightened levels of activity, may impact Nxu’s ability to satisfy the requirements under the build schedule and Nxu’s other contractual commitments, and may impact revenue recognition in certain cases and/or impact Nxu’s relationships, any of which could impact Nxu’s business and profitability, pace of growth and prospects.

Working with contractors may require Nxu to obtain licenses or require Nxu or Nxu’s customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation and construction project. If these contractors are unable to provide timely, thorough and quality installation-related services, Nxu could fall behind Nxu’s construction schedules or cause customers to become dissatisfied with the solutions Nxu offers. As the demand for public fast charging increases and qualification requirements for contractors become more stringent, Nxu may encounter shortages in the number of qualified contractors available to complete all of Nxu’s desired installations. If Nxu fails to timely pay Nxu’s contractors, they may file liens against Nxu’s owned or leased properties, putting Nxu’s occupancy or operations at risk.

Nxu’s business model is predicated on the presence of qualified and capable electrical and civil contractors and subcontractors in the new markets Nxu intends to enter. There is no guarantee that there will be an adequate supply of such partners. A shortage in the number of qualified contractors may impact the viability of the business plan, increase risks related to the quality of work performed and increase costs if outside contractors are brought into a new market.

In addition, Nxu’s business is exposed to risks associated with receiving site control and access necessary for the construction of the charging station and operation of the charging equipment, electrical interconnection and power supply at identified locations sufficient to host chargers on a timely basis. Nxu generally does not own the land at the charging sites and relies on site licenses with site hosts that convey the right to build, own and operate the charging equipment on the site. Nxu may not be able to renew the site licenses or retain site control. The process of establishing or extending site control and access could take longer or become more competitive. As the EV market grows, competition for premium sites may intensify, the power distribution grid may require upgrading, and electrical interconnection with local utilities may become more competitive, all of which may lead to delays in construction and/or commissioning. As a result, Nxu may be exposed to increased interconnection costs and utility fees, as well as delays, which may slow the pace of Nxu’s network expansion.

Nxu’s charging stations may be located in areas that are publicly accessible and may be exposed to vandalism or misuse by customers or other individuals, which would increase Nxu’s replacement and maintenance costs.

Nxu’s public chargers may be exposed to vandalism or misuse by customers and other individuals, increasing wear and tear of the charging equipment. Such damage could shorten the usable lifespan of the chargers and require Nxu to increase its spending on replacement, maintenance and insurance costs and could result in site hosts reconsidering the value of hosting Nxu’s charging stations at their sites. In addition, the cost of any such damage may not be covered by Nxu’s insurance in full or at all and, in the event of repeated damage to Nxu’s charging equipment, Nxu’s insurance premiums could increase and it could be subject to additional insurance costs or may not be able to obtain insurance at all, any of which could have an adverse effect on its business.

Nxu does not own a transportation fleet, nor any fleet vehicles, and so may not be able to transport NxuOne™ Charging Stations once produced. Cost of third-party transport may be high and the risk of loss surrounding transport may be high or hard to predict.

Nxu’s charging stations weigh several thousand pounds. There are inherent transportation risks associated with deployment and operation of its charging network. Nxu does not own a transportation fleet, so Nxu will have to hire a transportation company to transport the NxuOne™ Charging stations to deployment sites. Such transport may be incredibly costly, and Nxu has not been able to accurately predict or project transportation costs. In addition to the risk of losing control of the method of transportation, Nxu may not be able to adequately insure against loss during transport. There is a chance the NxuOne™ charging stations are irrevocably damaged in transit. If Nxu is unable to insure the NxuOne™ Charging Stations for transit, Nxu may be forced to bear the full risk of loss.

A significant interruption of Nxu’s information technology systems or the loss of confidential or other sensitive data, including cybersecurity risks, could have a material adverse impact on its operations and financial results.

Given Nxu’s reliance on information technology (its own and its third-party providers’), a significant interruption in the availability of information technology, regardless of the cause, or the loss of confidential, personal, or proprietary information (whether Nxu’s, its employees’, its suppliers’, or its customers’), regardless of the cause, could negatively impact its operations. While Nxu has invested in the protection of its data and information technology to reduce these risks and routinely test the security of its information systems network, Nxu cannot be assured that its efforts will prevent breakdowns or breaches in its systems that could adversely affect its business. Management is not aware of a cybersecurity incident that has had a material adverse impact on Nxu’s financial condition or results of operations; however, Nxu could suffer material financial or other losses in the future and Nxu is not able to predict the severity of these attacks. The occurrence of a cyber-attack, breach, unauthorized access, misuse, computer virus or other malicious code or other cybersecurity event could jeopardize or result in the unauthorized disclosure, gathering, monitoring, misuse, corruption, loss or destruction of confidential and other information that belongs to Nxu, its customers, its counterparties, or third-party suppliers and providers that is processed and stored in, and transmitted through, Nxu’s computer systems and networks. The occurrence of such an event could also result in damage to Nxu’s software, computers or systems, or otherwise cause interruptions or malfunctions in Nxu’s, its customers’, its counterparties’ or third parties’ operations. This could result in loss of customers and business opportunities, reputational damage, litigation, regulatory fines, penalties or intervention, reimbursement or other compensatory costs, or otherwise adversely affect Nxu’s business, financial condition or results of operations. As part of Nxu’s regular review of potential risks, Nxu analyzes emerging cybersecurity threats to Nxu and its third-party suppliers and providers as well as Nxu’s plans and strategies to address them. The Nxu board of directors, which has oversight responsibility for cybersecurity risks, is regularly briefed by management on such analyses.

Nxu is highly reliant on its networked charging solution and information technology systems and data, and those of its service providers and component suppliers, any of which systems and data may be subject to cyber-attacks, service disruptions or other security incidents, which could result in data breaches, loss or interruption of services, intellectual property theft, claims, litigation, regulatory investigations, significant liability, reputational damage and other adverse consequences.

The implementation, maintenance, segregation and improvement of Nxu’s information technology systems in the form of its networked charging solution and internal information technology systems, such as product data management, procurement, inventory management, production planning and execution, sales, service and logistics, financial, tax and regulatory compliance systems, require significant management time, support and cost, and there are inherent risks associated with developing, improving and expanding Nxu’s core systems as well as implementing new systems and updating current systems, including disruptions to the related areas of business operations. These risks may affect Nxu’s ability to manage its data and inventory, procure parts or supplies or manufacture, sell, deliver and service products, adequately protect its intellectual property or achieve and maintain compliance with, or realize available benefits under, tax laws and other applicable regulations.

While Nxu maintains information technology measures designed to protect it against intellectual property theft, data breaches, sabotage and other external or internal cyber-attacks or misappropriation, its systems and those of its service providers are potentially vulnerable to malware, ransomware, viruses, denial-of-service attacks, phishing attacks, social engineering, computer hacking, unauthorized access, exploitation of bugs, defects and vulnerabilities, breakdowns, damage, interruptions, system malfunctions, power outages, terrorism, acts of vandalism, security breaches, security incidents, inadvertent or intentional actions by employees or other third parties, and other cyber-attacks. To the extent any security incident results in unauthorized access or damage to or acquisition, use, corruption, loss, destruction, alteration or dissemination of Nxu data, including intellectual property and personal information, or Nxu products, or for it to be believed or reported that any of these occurred, it could disrupt Nxu’s business, harm its reputation, compel it to comply with applicable data breach notification laws, subject it to time consuming, distracting and expensive litigation, regulatory investigation and oversight, mandatory corrective action, require it to verify the correctness of database contents, or otherwise subject it to liability under laws, regulations and contractual obligations, including those that protect the privacy and security of personal information. This could result in increased costs to Nxu and result in significant legal and financial exposure and/or reputational harm.

Because Nxu also relies on third-party service providers, it cannot guarantee that its service providers’ and component suppliers’ systems have not been breached or that they do not contain exploitable defects, bugs, or vulnerabilities that could result in a security incident, or other disruption to, Nxu’s or Nxu’s service providers’ or component suppliers’ systems. Nxu’s ability to monitor its service providers’ and component suppliers’ security measures is limited, and, in any event, malicious third parties may be able to circumvent those security measures.

If Nxu does not successfully implement, maintain or expand its information technology systems as planned, its operations may be disrupted, its ability to accurately and/or timely report its financial results could be impaired and deficiencies may arise in its internal control over financial reporting, which may impact its ability to certify its financial results. If Nxu identifies material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements contained within Nxu’s consolidated financial statements or cause Nxu to fail to meet its periodic reporting obligations. Moreover, Nxu’s proprietary information, including intellectual property and personal information, could be compromised or misappropriated, its reputation may be adversely affected if these systems or their functionality do not operate as expected and Nxu may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Nxu may have difficulty protecting its intellectual property.

Nxu’s pending patents and other intellectual property could be unenforceable or ineffective once patent reviews are completed. Nxu anticipates patent review completion and patents issued in calendar years 2021, 2022, 2023, and 2024 based on the typical two-year process between filing and issuing. Nxu has continued to file patent applications throughout 2024 and plans to continue filing new patents over time. Nxu has filed these patents privately and the scope of what they cover remains confidential until they are issued. For any company creating brand new products, it is imperative to protect the proprietary intellectual property to maintain a competitive advantage. There is no doubt that a significant portion of Nxu’s current value depends on the strength and imperviousness of these pending patents. Nxu intends to continue to file additional patent applications and build its intellectual property portfolio as it discovers new technologies related to the development of plug-in electric vehicles.

Nxu believes that intellectual property will be critical to its success, and that Nxu will rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements to protect its proprietary rights. If Nxu is not successful in protecting its intellectual property, it could have a material adverse effect on its business, results of operations and financial condition. While Nxu believes that it will be issued trademarks, patents and pending patent applications help to protect its business, there can be no assurance that its operations do not, or will not, infringe valid, enforceable third-party patents of third parties or that competitors will not devise new methods of competing with Nxu that are not covered by its anticipated patent applications. There can also be no assurance that Nxu’s patent applications will be approved, that any patents issued will adequately protect its intellectual property, or that such patents will not be challenged by third parties or found to be invalid or unenforceable or that Nxu’s patents will be effective in preventing third parties from utilizing a copycat business model to offer the same service in one or more categories. Moreover, it is intended that Nxu will rely on intellectual property and technology developed or licensed by third parties, and Nxu may not be able to obtain or continue to obtain licenses and technologies from these third parties at all or on reasonable terms. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which Nxu’s intended services will be provided. The laws of certain countries do not protect proprietary rights to the same extent as the laws of the U.S. and, therefore, in certain jurisdictions, Nxu may be unable to protect its proprietary technology adequately against unauthorized third party copying or use, which could adversely affect its competitive position. Nxu expects to license in the future, certain proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of its proprietary rights or harm its reputation, even if Nxu has agreements prohibiting such activity. Also, to the extent third parties are obligated to indemnify Nxu for breaches of its intellectual property rights, these third parties may be unable to meet these obligations. Any of these events could have a material adverse effect on Nxu’s business, results of operations or financial condition.

The U.S. Patent and Trademark Office and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case, which could have a material adverse effect on its business, results of operations and financial condition.

Intellectual property protection is costly.

Filing, prosecuting and defending patents related to Nxu’s products and software throughout the world is prohibitively expensive. Competitors may use Nxu’s technologies in jurisdictions where Nxu has not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where Nxu has patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with Nxu’s products in jurisdictions where Nxu does not have any issued or licensed patents and Nxu’s patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing. Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to technology, which could make it difficult for Nxu to stop the infringement of Nxu’s patents or marketing of competing products in violation of Nxu’s proprietary rights generally. Proceedings to enforce Nxu’s patent rights in foreign jurisdictions could result in substantial cost and divert Nxu’s efforts and attention from other aspects of Nxu’s business.

Nxu may face state and federal regulatory challenges, including environmental and safety regulations.

Nxu is subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance or require Nxu to manufacture with alternative technologies and materials.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require Nxu to make material changes to Nxu’s operations, resulting in significant increases in the cost of production.

Nxu’s manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or products, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact Nxu’s company brand, finances, or ability to operate.

Nxu is susceptible to risks associated with an increased focus by stakeholders and regulators on climate change, which may adversely affect its business and results of operations.

Climate-related events, including the increasing frequency of extreme weather events and their impact on critical infrastructure in the United States and elsewhere, have the potential to disrupt Nxu’s business and those of its third-party suppliers, and customers, and may cause Nxu to experience higher attrition, losses and additional costs to maintain or resume operations. In addition, Nxu’s customers may begin to establish sourcing requirements related to sustainability. As a result, Nxu may receive requests for sustainability related information about its products, business operations, use of sustainable materials and packaging. Nxu’s inability to comply with these and other sustainability requirements in the future could adversely affect sales of and demand for its products.

Further, there is an increased focus, including by governmental and nongovernmental organizations, investors, customers, and other stakeholders, on climate change matters, including increased pressure to expand disclosures related to material physical and transition risks related to climate change or to establish sustainability goals, such as the reduction of greenhouse gas emissions, which could expose Nxu to market, operational and execution costs or risks. Nxu’s failure to establish such sustainability targets or targets that are perceived to be appropriate, as well as to achieve progress on those targets on a timely basis, or at all, could adversely affect the reputation of its brand and sales of and demand for its products. To the extent legislation is passed, such as the final rules recently adopted by the SEC with respect to enhanced and standardized climate-related disclosures, Nxu would incur significant additional costs of compliance due to the need for expanded data collection, analysis, and certification with respect to greenhouse gas emissions and other climate change related risks. Nxu may also incur additional costs or require additional resources to monitor, report and comply with such stakeholder expectations and standards and legislation, and to meet climate change targets and commitments if established.

Risks Related to the Electric Vehicle Industry

The automotive market, specifically with respect to electric vehicles, is highly competitive, and Nxu may not be successful in competing in this industry.

Both the automobile industry generally, and the electric vehicle segment in particular, are highly competitive, and Nxu will be competing for sales with both electric vehicle manufacturers and traditional automotive companies. Many of Nxu’s current and potential competitors may have significantly greater financial, technical, manufacturing, marketing, or other resources than Nxu does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale, and support of their products than Nxu may devote to its products. Nxu expects competition for electric vehicles to intensify due to increased demand and a regulatory push for alternative fuel vehicles, continuing globalization, and consolidation in the worldwide automotive industry, as well as the recent significant increase in oil and gasoline prices. In addition, as fleet operators begin transitioning to electric vehicles on a mass scale, Nxu expects that more competitors will enter the commercial fleet electric vehicle market. Further, as a result of new entrants in the commercial fleet electric vehicle market, Nxu may experience increased competition for components and other parts of our vehicles, which may have limited or single-source supply.

Factors affecting competition include product performance and quality, technological innovation, customer experience, brand differentiation, product design, pricing and total cost of ownership, and manufacturing scale and efficiency. Increased competition may lead to lower vehicle unit sales and increased inventory, which may result in downward price pressure and adversely affect Nxu’s business, prospects, financial condition, results of operations, and cash flows.

The EV charging market is characterized by rapid technological change, which requires Nxu to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of Nxu’s products and financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology, continuing and increasing reliance on EV charging infrastructure and/or the use of Nxu’s products and services. Nxu’s future success will depend in part upon Nxu’s ability to address the changing needs of the EV charging market. If Nxu is unable keep pace with changes in technology, Nxu’s gross margins will be adversely affected and Nxu’s prior products could become obsolete more quickly than expected.

If Nxu is unable to meet customer requirements on a timely basis or remain competitive with technological alternatives, Nxu’s products and services could lose market share, Nxu’s revenue will decline, Nxu may experience higher operating losses and Nxu’s business and prospects will be adversely affected.

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for Nxu’s products and services.

Regulatory initiatives that required an increase in the mileage capabilities of cars and consumption of renewable transportation fuels, such as ethanol and biodiesel, have helped increase consumer acceptance of EVs and other alternative vehicles. However, the EV fueling model is different from gasoline and other fuel models, requiring behavior changes and education of businesses, consumers, regulatory bodies, local utilities and other stakeholders. Further developments in and improvements in the affordability of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed natural gas, proliferation of hybrid powertrains involving such alternative fuels, or improvements in the fuel economy of internal combustion engine (“ICE”) vehicles, whether as the result of regulation or otherwise, may materially and adversely affect demand for EVs and EV charging stations in some market verticals. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. Local jurisdictions may also impose restrictions on urban driving due to congestion, which may prioritize and accelerate micromobility trends and slow EV adoption growth. If any of the above cause or contribute to automakers reducing the availability of EV models or cause or contribute to consumers or businesses no longer purchasing EVs or purchasing fewer of them, it would materially and adversely affect Nxu’s business, operating results, financial condition and prospects.

Nxu has relied on complex machinery for its operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs.

Nxu has relied heavily on complex machinery for its operations and its production involved a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Nxu’s manufacturing plant consists of large-scale machinery combining many components, including complex software to operate such machinery and to coordinate operating activities across the manufacturing plant. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time, and will depend on repairs, spare parts, and IT solutions to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Nxu’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems including the software used to control or operate them, industrial accidents, pandemics, fire, seismic activity, and natural disasters.

Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, products, supplies, tools and materials, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs, and potential legal liabilities, all which could have a material adverse effect on Nxu’s business, prospects, financial condition, results of operations, and cash flows. Although Nxu generally carries insurance to cover such operational risks, Nxu cannot be certain that its insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require Nxu to pay substantial amounts, which could adversely affect its business, prospects, financial condition, results of operations, and cash flows.

The electric vehicle technology industry is rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for Nxu’s chargers or other products and may increase its operating costs.

Nxu may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Developments in alternative technologies, such as advanced diesel, hydrogen, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the ICE or the cost of gasoline, may materially and adversely affect Nxu’s business and prospects in ways Nxu does not currently anticipate.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification or elimination of such benefits could adversely affect Nxu’s financial results and ability to continue to grow.

The U.S. federal government and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective price of EVs and EV charging stations. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or may be reduced or terminated as a matter of regulatory or legislative policy. In particular, Nxu has historically benefitted from the availability of federal tax credits under Section 30C of the Code, which effectively subsidized the cost of placing in service Nxu’s charging stations. The Inflation Reduction Act revised the credits under Section 30C of the Code to (i) retroactively extend the expiration of the credit as of December 31, 2021 (with such credit continuing to be capped at $30,000 per location for EV charging stations placed in service before January 1, 2023) until December 31, 2032, (ii) revised the credit structure, availability and requirements for EV charging stations placed in service after December 31, 2022 and (iii) introduced the concept of transferability of tax credits, providing an additional option to monetize such credits. As part of the revised credit structure and requirements for EV charging stations placed in service after December 31, 2022, the available Section 30C credit was expanded such that it is capped at $100,000 per item; however, in order to be eligible for such tax credit, EV charging stations must be installed in rural or low-income census tracts. Additionally, in order to receive the full tax credit, labor for EV charging station construction and maintenance must meet prevailing wage and apprenticeship requirements unless an exception applies. There can be no assurance that the EV charging stations placed in service by Nxu will meet the revised requirements for the Section 30C credits and compliance with such requirements could increase Nxu’s labor and other costs. Any reduction in rebates, tax credits or other financial incentives available to EVs or EV charging stations, could negatively affect the EV market and adversely impact Nxu’s business operations and expansion potential. In addition, there is no assurance Nxu will have the necessary tax attributes to utilize any such credits that are available and may not be able to monetize such credits on favorable terms.

Federal guidance on Buy America requirements (effective as of March 23, 2023) applicable to the National Electric Vehicle Infrastructure (“NEVI”) Program, which was established by the Bipartisan Infrastructure Law, requires immediate domestic assembly and U.S. steel requirements for chargers to qualify for funding under the NEVI program, with higher domestic content percentages required in 2024. Nxu’s suppliers may experience delays in bringing their U.S. facilities online, and Nxu may be unable to source Buy America-compliant chargers in time to take advantage of early NEVI funding opportunities or only at increased costs. Nxu may be at a disadvantage to competitors that have already implemented domestic assembly and content standards into their supply chain. Nxu’s customers may request delays or adjustments to their build-out plans in order to accommodate these added Buy America requirements, which could result in delays in receipt of revenue from customers.

New tariffs and policies that could incentivize overbuilding of infrastructure may also have a negative impact on the economics of Nxu’s stations. Furthermore, new tariffs and policy incentives could be put in place that favor equipment manufactured by or assembled at American factories, which may put Nxu’s fast charging equipment vendors at a competitive disadvantage, including by increasing the cost or delaying the availability of charging equipment, by challenging or delaying Nxu’s ability to apply or qualify for grants and other government incentives, or for certain charging infrastructure build-out solicitations and programs, including those initiated by federal government agencies.

Moreover, a variety of incentives and rebates offered by the U.S. federal government as well as state and local governments in order to encourage the use of EVs may be limited or reduced. In particular, the U.S. federal government offers a tax credit, the maximum amount of which is $7,500, for qualified new plug-in EVs. The Inflation Reduction Act modified the tax credit for new plug-in EVs and added new tax credits for used and commercial EVs. The Inflation Reduction Act removed the phase-out of tax credits for new plug-in EVs with respect to vehicle manufacturers that reached certain production levels beginning in 2023. However, the tax credit is subject to additional requirements and limitations, such as certain adjusted gross income limits for consumers claiming the credit, domestic content requirements for critical minerals and batteries and a requirement for final assembly to occur in North America. Such additional requirements and limitations for such tax credits may reduce incentives available to encourage the adoption of EVs; favor competitors whose production chains enable them to more readily take advantage of such incentives; delay purchases and installations of charging equipment by Nxu as manufacturing of charging equipment is moved to the U.S. in order to expand eligibility for such incentives (which, in turn, could delay Nxu’s recognition of revenue in connection with such stalls); increase the cost of procurement of some inputs in the construction of charging infrastructure; and negatively affect the EV market and adversely impact Nxu’s business operations and expansion potential. Any such developments could have an adverse effect on Nxu’s business, financial condition and results of operations.

Nxu has minimal experience servicing and repairing its charging stations. If Nxu or its partners are unable to adequately service its charging stations, Nxu’s business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

Nxu has minimal experience servicing and repairing its charging stations. Servicing its products requires specialized skills, including high voltage training and servicing techniques. Although Nxu is planning to internalize most aspects of vehicle service over time, initially Nxu plans to partner with third parties to enable nationwide coverage for its network. There can be no assurance that Nxu will be able to enter into an acceptable arrangement with any such third-party providers. There can be no assurance that Nxu’s service arrangements will adequately address the service requirements of its customers to their satisfaction, or that Nxu and its servicing partners will have sufficient resources, experience, or inventory to meet these service requirements in a timely manner as the volume of charging stations it deploys increases.

As Nxu continues to grow, additional pressure may be placed on its customer support team or partners, and Nxu may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Customer behavior and usage may result in higher than expected maintenance and repair costs, which may negatively affect its business, prospects, financial condition, results of operations, and cash flows. Nxu also could be unable to modify the future scope and delivery of its technical support to compete with changes in the technical support provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect Nxu’s results of operations. If Nxu is unable to successfully address the service requirements of its customers or establish a market perception that it does not maintain high-quality support, Nxu may be subject to claims from its customers, including loss of revenue or damages, and its business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

Product recall could hinder growth and product liability or other claims could have a material adverse effect on Nxu’s business.

If the NxuOne™ Charging Station is unable to meet performance and quality criteria, Nxu may be required to perform product recalls to address said concerns. A product recall can have a substantial cost related to performing such corrective actions. Although Nxu will perform significant internal testing and qualifications, as well as external qualifications through approved third-party vendors against industry standards and regulatory requirements, there will be unperceived conditions which may negatively impact the customer or Nxu expected performance. As such, Nxu may perform a corrective action such as a recall of products, mandatory repairs of defective components, or litigation settlements which can materially affect its financial goals, operation results, brand, business, and products. If Nxu is unable to provide significant charging stations, its business success may be substantially affected.

A significant portion of Nxu’s success is its ability to deploy the appropriate number of charging stations, in strategic locations relative to its customers and customer behaviors. If Nxu is unable to deploy charging stations to specified locations, this may negatively affect Nxu’s brand, business, financial goals, operational results, and product success in the market. As such, to meet said availability requirements, Nxu will require significant capital investments to rapidly deploy said NxuOne™ Charging Stations, as well as development of relationships with third party members who can assist in deployment of said charging stations. If Nxu is unable to address service requirements, Nxu may negatively affect its customer experience. Nxu’s ability to engage with third party operating service stations, as well as its ability to establish company operated locations, will be critical to the success of developing a positive customer experience.

While Nxu will work diligently to meet all company and regulatory safety requirements, there is a chance that a component catastrophically fails. It is possible that through unknown circumstances or conditions out of Nxu’s control, some person is injured by its product.

A successful product liability claim against Nxu could require Nxu to pay a substantial monetary award. Moreover, a product recall could generate substantial negative publicity about its products and business. Nxu cannot provide assurance that such claims and/or recalls will not be made in the future.

Nxu is subject to substantial regulations and unfavorable changes to, or failure by Nxu to comply with, these regulations could substantially harm its business and operating results.

Nxu’s charging stations are subject to regulation under international, federal, state, and local laws. Nxu expects to incur significant costs in complying with these regulations. Regulations related to the battery and electric vehicle industry are currently evolving and Nxu faces risks associated with these changing regulations.

To the extent that a law changes, Nxu’s products may not comply with applicable international, federal, state, and local laws, which would have an adverse effect on its business. Compliance with changing regulations could be time consuming, burdensome, and expensive. To the extent compliance with new and existing regulations is cost prohibitive, its business prospects, financial condition, and operating results would be adversely affected.

Internationally, there may be laws and jurisdictions Nxu has not yet entered or laws Nxu is unaware of in jurisdictions Nxu has entered that may restrict its sales or other business practices. These laws may be complex, difficult to interpret and may change over time. Continued regulatory limitations and obstacles that may interfere with Nxu’s ability to commercialize its products could have a negative and material impact on its business, prospects, financial condition, and results of its operation.

Nxu is subject to requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect its business, results of operation and reputation.

Nxu is subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance.

Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require Nxu to make material changes to its operations, resulting in significant increases in the cost of production.

Nxu’s manufacturing process will have hazards such as but not limited to hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. There may be safety incidents that damage machinery or products, slow or stop production, or harm employees. Consequences may include litigation, regulation, fines, increased insurance premiums, mandates to temporarily halt production, workers’ compensation claims, or other actions that impact its company brand, finances, or ability to operate.

Future administrations at the federal and state level may create regulatory uncertainty for the alternative energy sector and may have an adverse effect on Nxu’s business, prospects, financial condition and operating results.

The United States automotive industry is subject to certain federal and state regulations, and new regulations continue to be proposed to address concerns regarding the environment, vehicle safety, and energy independence. Consequently, the regulatory landscape can change on short notice.

Available government funding and economic incentives are subject to change for a variety of reasons that are beyond Nxu’s control, including budget and policy initiatives and priorities of current and future administrations at the federal and state level. Considering the waning government support for adoption of electric vehicle and clean energy initiatives during the first Trump Administration, the second Trump Administration could adversely affect the growth of the commercial electric vehicle market and alternative energy sector, which could adversely impact Nxu’s business, prospects, financial condition and operating results.

Risks Related to Nxu’s Management

Nxu is dependent upon its executives for their services and the loss of personnel may have a material adverse effect on Nxu’s business and operations.

The loss of the services of Nxu’s CEO, CFO, or President, Mr. Mark Hanchett, Ms. Sarah Wyant, or Mrs. Annie Pratt, respectively, could have a material adverse effect on Nxu. Nxu does not maintain any key man life insurance on its executives. The loss of any of its executives’ services could cause investors to lose all or a part of their investment. Its future success will also depend on Nxu’s ability to retain and motivate other highly skilled employees. Competition for personnel in Nxu’s industry is intense. Nxu may not be able to retain its key employees or attract, assimilate or retain other highly qualified employees in the future. If Nxu does not succeed in attracting new personnel or retaining and motivating its current personnel, its business will be adversely affected.

Nxu’s management team does not have experience running a public company.

While Nxu’s management team has a wide breadth of business experience, none of its executive officers have held an executive position at a publicly traded company. Given the onerous compliance requirements to which public companies are subject, there is a chance its executive officers will fail to perform at a level expected of public company officers. In such an event, Nxu’s share price could be adversely affected. The management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of Nxu. Nxu may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. Nxu may upgrade its systems to an enterprise resource management system, and a delay could impact its ability or prevent it from timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act. The development of the standards and controls necessary for Nxu to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected.

Management’s judgment, estimates and assumptions have a significant impact on business decisions and accounting policies.

Nxu’s management team is not infallible. Nxu relies heavily on its management team’s judgment in formulating the estimates and assumptions that govern its business decisions and accounting policies. Despite their best intentions, errors in Nxu’s management team’s judgment may result in significant negative impacts to Nxu’s financial performance.

Nxu relies on human resources, the loss of services of any of such personnel may have a material adverse effect on its business and operations.

Nxu relies on its management team, its advisors, third-party consultants, third-party developers, service providers, technology partners, outside attorneys, advisors, accountants, auditors, and other administrators. The loss of services of any of such personnel may have a material adverse effect on its business and operations.

Limitations of director liability and director and officer indemnification.

Nxu’s Charter limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to Nxu or its stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. The Nxu Bylaws provide that Nxu will indemnify its directors, officers and employees to the fullest extent permitted by law. The Nxu Bylaws also provide that Nxu is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. Nxu believes that the Nxu Bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in the Nxu Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to Nxu and its stockholders. Nxu’s results of operations and financial condition may be harmed to the extent Nxu pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Limitations on remedies; indemnification.

Nxu’s Charter, as amended from time to time, provides that officers, directors, employees and other agents and their affiliates shall only be liable to Nxu and its stockholders for losses, judgments, liabilities and expenses that result from fraud or other breach of fiduciary obligations. Additionally, Nxu assumed certain indemnification agreements with each of its officers and directors consistent with industry practice. Thus, certain alleged errors or omissions might not be actionable by Nxu. Nxu’s governing instruments also provide that, under the broadest circumstances allowed under law, Nxu must indemnify its officers, directors, employees and other agents and their affiliates for losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with Nxu, including liabilities under applicable securities laws.

Risks Related to Nxu’s Capital Structure and Ownership of Class A Common Stock

Nxu cannot predict the impact its dual class structure may have on its stock price.

Nxu cannot predict whether its dual class structure will result in a lower or more volatile market price of the Class A common stock or in adverse publicity or other adverse consequences. For example, because of its dual class structure, Nxu will likely be excluded from certain indexes, and Nxu cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make the Class A common stock less attractive to other investors. As a result, the market price of the Class A common stock could be adversely affected.

The market price of the Class A common stock has fluctuated, and may continue to fluctuate, significantly.

The market price of the Class A common stock has fluctuated, and may continue to fluctuate, significantly and Nxu’s stockholders may lose all or part of their investment.

The market prices for securities of startup companies have historically been highly volatile, and the market has from time-to-time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market price of the Class A common stock has fluctuated, and may continue to fluctuate, significantly in response to numerous factors, some of which are beyond its control, such as:

●	actual or anticipated adverse results or delays in its research and development efforts;

●	its failure to commercialize its Nxu Platform and Nxu Truck;

●	unanticipated serious safety concerns related to the use of its products;

●	adverse regulatory decisions;

●	legal disputes or other developments relating to proprietary rights, including patents, litigation matters and its ability to obtain patent protection for its intellectual property, government investigations and the results of any proceedings or lawsuits, including patent or stockholder litigation;

●	changes in laws or regulations applicable to the electric vehicle industry;

●	Nxu’s dependence on third party suppliers;

●	announcements of the introduction of new products by its competitors;

●	market conditions in the electric vehicle industry;

●	announcements concerning product development results or intellectual property rights of others;

●	future issuances of Nxu’s common stock or other securities;

●	the addition or departure of key personnel;

●	actual or anticipated variations in quarterly operating results;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Nxu or Nxu’s competitors;

●	its failure to meet or exceed the estimates and projections of the investment community;

●	issuances of debt or equity securities;

●	trading volume of Nxu common stock;

●	sales of the Class A common stock by Nxu or its stockholders in the future;

●	overall performance of the equity markets and other factors that may be unrelated to its operating performance or the operating performance of its competitors, including changes in market valuations of similar companies;

●	failure to meet or exceed any financial guidance or expectations regarding development milestones that Nxu may provide to the public;

●	ineffectiveness of Nxu’s internal controls;

●	general political and economic conditions;

●	effects of natural or man-made catastrophic events;

●	scarcity of raw materials necessary for battery production; and

●	other events or factors, many of which are beyond Nxu’s control.

Further, price and volume fluctuations may result in volatility in the price of the Class A common stock, which could cause a decline in the value of Nxu’s common stock. Price volatility of the Class A common stock might worsen if the trading volume of its shares is low. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors” could have a dramatic and material adverse impact on the market price of the Class A common stock.

The Class A common stock may be delisted from Nasdaq if Nxu does not maintain compliance with Nasdaq’s continued listing requirements. If the Class A common stock is delisted, it could negatively impact Nxu.

Continued listing of a security on Nasdaq is conditioned upon compliance with various continued listing standards. On April 2, 2024, Nxu received a notice from Nasdaq stating that Nxu is not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on Nasdaq (the “Minimum Bid Requirement”). On October 1, 2024, Nxu received a second notice from Nasdaq confirming that Nxu is still not in compliance with the Minimum Bid Requirement as of September 30, 2024 and granting Nxu an additional 180 days, or until March 31, 2025, to regain compliance. Nasdaq’s determination is based on Nxu meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market with the exception of the bid price requirement, and Nxu’s written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

On September 4, 2024, Nxu received a notice from Nasdaq notifying Nxu that, due to Ms. Nightengale not standing for re-election as a director of Nxu at Nxu’s 2024 annual meeting of stockholders held on August 14, 2024, Nxu was no longer in compliance with Nasdaq’s audit committee requirements as set forth in Nasdaq Listing Rule 5605. On January 13, 2024, the Nxu board of directors elected Erin Essenmacher to serve as an independent director of Nxu, effective immediately, to fill the vacancy on the Nxu board of directors. The Nxu board of directors also appointed Ms. Essenmacher to fill the existing vacancy on the audit committee of the Nxu board of directors.

No assurances can be provided that Nxu will regain compliance with the minimum bid price requirement within the required compliance period. If Nxu’s Class A common stock ultimately were to be delisted for any reason, it could negatively impact Nxu by (i) reducing the liquidity and market price of Nxu’s Class A common stock; (ii) reducing the number of investors willing to hold or acquire Nxu’s Class A common stock, which could negatively impact Nxu’s ability to raise equity financing; (iii) limiting Nxu’s ability to use a registration statement to offer and sell freely tradable securities, thereby preventing Nxu from accessing the public capital markets; and (iv) impairing Nxu’s ability to provide equity incentives to its employees.

If the market price of the Class A common stock continues to remain under $1.00 per share, the only cure may be to enact a reverse split of the stock. Failure to maintain compliance with Nasdaq’s Continued Listing Rules could be costly and have material adverse effects.

Nxu will continue to monitor the closing bid price of the Class A Common Stock and seek to maintain compliance with all applicable Nasdaq requirements within the allotted compliance periods and may, if appropriate, consider available options, including implementation of an additional reverse stock split to regain compliance with the Minimum Bid Requirement.

On December 27, 2023, Nxu completed a reverse stock split at a ratio of 1-for-150. If Nxu does not maintain compliance with the Minimum Bid Requirement, Nxu may be forced to complete another reverse stock split, which could negatively affect the price of the Class A common stock.

Further, while Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with the Minimum Bid Requirement, Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. Accordingly, Nasdaq may determine that it is not in the public interest to maintain Nxu’s listing, even if Nxu regains compliance with the Minimum Bid Requirement.

In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that if a listed company that fails to meet the Minimum Bid Requirement after effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company is not eligible for a compliance period. Nxu has effected a reverse stock split with a cumulative ratio of 150 shares to one. A subsequent reverse stock split could cause Nxu to exceed the 1-for-250 ratio. If such ratio is exceeded, Nxu would no longer be eligible for a compliance period and may be subject to an immediate delisting notification in the event it cannot comply with the Minimum Bid Requirement in the future.

Any future non-compliance may be costly, divert management’s time and attention, and could have a material adverse effect on Nxu’s business, reputation, financing, and results of operation. A delisting could substantially decrease trading in the Class A Common Stock, adversely affect the market liquidity of the Class A common stock as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, materially adversely affect its ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of the Class A common stock may decline further and stockholders may lose some or all of their investment.

Nxu does not anticipate dividends to be paid on the Class A common stock and investors may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on the Class A common stock and Nxu does not anticipate such a declaration or payment for the foreseeable future. Nxu expects to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their Class A common stock. Nxu cannot assure stockholders of a positive return on their investment when they sell their Class A common stock, nor can Nxu assure that stockholders will not lose the entire amount of their investment. Any payment of dividends on its capital stock will depend on Nxu’s earnings, financial condition and other business and economic factors affecting Nxu at such a time as the Nxu board of directors may consider it relevant. If Nxu does not pay dividends, the Class A common stock may be less valuable because a return on its stockholders’ investment will only occur if the Class A common stock price appreciates.

Nxu is an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if Nxu takes advantage of certain exemptions from disclosure requirements available to emerging growth companies and smaller reporting companies, this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

Nxu is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and Nxu may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, Nxu’s stockholders may not have access to certain information they may deem important. Nxu could be an emerging growth company for up to five years, although circumstances could cause Nxu to lose that status earlier, including if the market value of the Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case Nxu would no longer be an emerging growth company as of the following December 31. Nxu cannot predict whether investors will find its securities less attractive because Nxu will rely on these exemptions. If some investors find Nxu’s securities less attractive as a result of its reliance on these exemptions, the trading prices of its securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Nxu has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Nxu, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Nxu’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Additionally, Nxu is a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Nxu will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of Nxu’s common stock held by non-affiliates exceeds $250 million as of the end of the prior June 30th, or (2) Nxu’s annual revenues exceeded $100 million during such completed fiscal year and the market value of Nxu’s common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Nxu takes advantage of such reduced disclosure obligations, it may also make the comparison of Nxu’s financial statements with other public companies difficult or impossible.

Nxu will incur significant additional costs as a result of being a public company, and its management will be required to devote substantial time to compliance with its public company responsibilities and corporate governance practices.

Nxu expects to incur increased costs associated with corporate governance requirements that are applicable to it as a public company, including rules and regulations of the SEC, under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Customer Protection Act of 2010, and the Exchange Act, as well as the rules of Nasdaq. These rules and regulations are expected to significantly increase its accounting, legal and financial compliance costs and make some activities more time consuming, including due to increased training of its current employees and increased assistance from consultants. Nxu expects such expenses to further increase after it is no longer an “emerging growth company.” Nxu also expects these rules and regulations to make it more expensive for it to maintain directors’ and officers’ liability insurance. As a result, it may be more difficult for Nxu to attract and retain qualified persons to serve on the Nxu board of directors or as executive officers. Furthermore, these rules and regulations will increase its legal and financial compliance costs and will make some activities more time-consuming and costly. Nxu cannot predict or estimate the amount of additional costs it will incur as a public company or the timing of such costs. In addition, its management team will need to devote substantial attention to transitioning to interacting with public company analysts and investors and complying with the increasingly complex laws pertaining to public companies, which may divert attention away from the day-to-day management of Nxu’s business, including operational and sales and marketing activities. Increases in costs incurred or diversion of management’s attention as a result of becoming a publicly traded company may adversely affect its business, prospects, financial condition, results of operations, and cash flows.

Small public companies are inherently risky and Nxu may be exposed to market factors beyond Nxu’s control. If such events were to occur it may impact its operating results.

Managing a small public company involves a high degree of risk. Few small public companies ever reach market stability and Nxu will be subject to oversight from governing bodies and regulations that will be costly to meet. Nxu’s present officers have limited experience in managing a fully reporting public company, so Nxu may be forced to obtain outside consultants to assist it with meeting these requirements. These outside consultants are expensive and can have a direct impact on Nxu’s ability to be profitable. This will make an investment in Nxu a highly speculative and risky investment.

The Nxu Bylaws include forum selection provisions, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Nxu.

The Nxu Bylaws require that, unless Nxu consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of its business, (ii) any action asserting a claim of breach of a duty owed by any director, officer, employee, agent or stockholder of Nxu to Nxu or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, the Nxu Bylaws require that, unless Nxu consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of Nxu’s capital stock is deemed to have notice of and consented to the foregoing provisions.

These forum selection provisions in the Nxu Bylaws may limit its stockholders’ ability to obtain a favorable judicial forum for disputes with Nxu, which may discourage such lawsuits against Nxu. Nxu cannot be certain as to whether a court would enforce these provisions, and if a court were to find the forum selection provisions contained in the Nxu Bylaws to be inapplicable or unenforceable in an action, Nxu may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition. Furthermore, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Nxu may use equity incentives for employees, advisors, directors, key consultants and select affiliates. Any issuance of stock upon the conversion of options and/or incentive rights will result in the dilution of the ownership interests of its existing stockholders.

Nxu may use equity incentives for employees, advisors, directors, key consultants and select affiliates. Any issuance of stock upon the conversion of options and/or incentive rights, including settlement or exercise of incentive awards prior to or concurrently with the Merger, will result in the dilution of the ownership interests of its existing stockholders.

Nxu is subject to general securities investment risks.

All investments in securities involve the risk of loss of capital. No guarantee or representation is made that an investor will receive a return of its capital. The value of the Class A common stock can be adversely affected by a variety of factors, including development problems, regulatory issues, technical issues, commercial challenges, competition, legislation, government intervention, industry developments and trends, and general business and economic conditions.

A sale, or the perception of future sales, of a substantial number of shares of Class A common stock may cause the share prices to decline.

If Nxu’s stockholders sell, or the market perceives that Nxu’s stockholders intend to sell for various reasons, substantial amounts of the Class A common stock in the public market, including shares issued in connection with the exercise of outstanding options, the market price of its shares could fall. Sales of a substantial number of shares of the Class A common stock may make it more difficult for Nxu to sell equity or equity-related securities in the future at a time and price that Nxu deems reasonable or appropriate. Nxu may become involved in securities class action litigation that could divert management’s attention and harm its business. The stock markets have from time-to-time experienced significant price and volume fluctuations that have affected the market prices for the common stock of automotive companies. These broad market fluctuations may cause the market price of the Class A common stock to decline. In the past, securities class action litigation has often been brought against a company following a decline in the market price of a company’s securities. Nxu may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect its business.

Nxu’s quarterly operating results may fluctuate.

Nxu expects its operating results to be subject to quarterly fluctuations. Nxu’s net loss and other operating results will be affected by numerous factors, including:

●	any intellectual property infringement lawsuit in which Nxu may become involved;

●	regulatory developments affecting its products and related services; and

●	Nxu’s execution of any collaborative, licensing or similar arrangements, and the timing of payments Nxu may make or receive under these arrangements.

If Nxu’s quarterly operating results fall below the expectations of investors or securities analysts, the price of the Class A common stock could decline substantially. Furthermore, any quarterly fluctuations in its operating results may, in turn, cause the price of the Class A common stock to fluctuate substantially.

Unfavorable securities industry reports could have a negative effect on Nxu’s share price.

Any trading market for the Class A common stock will be influenced in part by any research reports that securities industry analysts publish about Nxu. Should one or more of such analysts downgrade Nxu’s securities, or otherwise reports on Nxu unfavorably, or discontinues coverage, the market price and market trading volume of the Class A common stock could be negatively affected.

THE PRIVATE PLACEMENT

PIPE Securities Purchase Agreement

On December 26, 2024, the Company entered into the Securities Purchase Agreement with the purchasers named therein (the “Investors”). Pursuant to the Securities Purchase Agreement, the Company sold to the Investors an aggregate of (i) 6,800,000 shares (the “Purchased Shares”) of Class A common stock, (ii) pre-funded warrants to purchase 5,200,000 shares of Class A common stock (the “Pre-Funded Warrants”), (iii) Series A warrants to purchase up to 6,000,000 shares of Class A common stock (the “Series A Warrants”), and (iv) Series B warrants to purchase a number of shares of Class A common stock (the “Series B Warrants” and together with the Pre-Funded Warrants and the Series A Warrants, the “Warrants”). The Purchased Shares, the Warrants and the shares of Class A common stock issuable upon exercise of the Warrants are collectively referred to herein as the “Securities.” The aggregate offering price for the Purchased Shares and the Warrants sold in the Private Placement was approximately $3,000,000. The Private Placement was completed on December 30, 2024.

The Pre-Funded Warrants are exercisable immediately following the date of issuance, may be exercised at any time until all of the Pre-Funded Warrants are exercised in full, and have an initial exercise price of $0.0001 per share, subject to adjustment. The Series A Warrants and the Series B Warrants are exercisable upon receipt of approval of the Company’s stockholders relating to the issuance of the shares of Class A common stock underlying the Series A Warrants and the Series B Warrants as required by the rules and regulations of The Nasdaq Stock Market LLC (the “Stockholder Consent”). The Series A Warrants have an exercise price of $0.50, subject to adjustment. In addition, with respect to the Series A Warrants, the Investors may also effect an “alternative cashless exercise” after the Stockholder Consent has been obtained but prior to the time of the closing of the merger (the “Automatic Exercise Time”) contemplated by the Merger Agreement. In such event, the aggregate number of shares of Common Stock issuable in such alternative cashless exercise of the Series A Warrants will equal the product of (i) the aggregate number of shares of Common Stock that would be issuable upon exercise of such Series A Warrant in accordance with the terms of such Series A Warrant if such exercise were by means of a cash exercise rather than a cashless exercise, multiplied by (ii) 1.0. The Series A Warrants contain a reset adjustment that is expected to occur on the date (the “Reset Date”) that is the eighth trading day after the effectiveness of the Registration Statement (as defined below) or, if later, the eighth trading day after the Stockholder Consent is obtained. The reset price means the greater of (i) 80% of the lowest daily weighted average price (as defined) and (ii) a floor price of $0.0524 (subject to adjustment). If the exercise price of the Series A Warrants is reduced pursuant to the reset provisions, the number of shares of Common Stock for which the Series A Warrants can be exercised will be correspondingly increased. The number of shares of Common Stock for which the Series B Warrants can initially be exercised will be determined on the Reset Date and will equal that number obtained by subtracting (i) the number of Purchased Shares purchased by the Investors on the closing date of the Private Placement pursuant to the Securities Purchase Agreement from (ii) the quotient obtained by dividing (x) the aggregate purchase price paid the Investors on the closing date for the Private Placement by (y) the applicable reset price determined on the Reset Date. The Series B Warrants have an exercise price of $0.0001 per share, subject to adjustment. As a result of the reset provisions in the Series A Warrants and the provisions for determining the number of shares of Common Stock into which the Series B Warrants may be exercised, the number of shares into which the Warrants will be exercisable following the Reset Date may be significantly greater than the number of shares into which the Warrants are exercisable on the closing date of the Private Placement.

A holder may not exercise any Pre-Funded Warrants or Series A Warrants that would cause the aggregate number of shares of Class A common stock beneficially owned by the holder to exceed 4.99% (or 9.99% at the election of the holder) of the Company’s outstanding Class A common stock immediately after exercise. A holder may not exercise any Series B Warrant that would cause the aggregate number of shares of Class A common stock beneficially owned by the holder to exceed 4.99% of the Company’s outstanding Class A common stock immediately after exercise (the “Beneficial Ownership Limitation”). The Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Class A common stock and also upon any distributions for no consideration of assets to the Company’s stockholders. The Warrants do not entitle the holders thereof to any voting rights or any of the other rights or privileges to which holders of Class A common stock are entitled.

In the event of a “Fundamental Transaction,” which term is defined in the respective Warrants and generally includes (i) the Company, directly or indirectly, in one or more related transactions effecting any merger or consolidation of the Company with or into another Subject Entity (as defined in the respective Warrants) whether or not the Company is the surviving entity, (ii) the Company, directly or indirectly, effecting any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Company’s (or any of its “significant subsidiaries”) assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Subject Entity) completed pursuant to which holders of Class A common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of at least 50% of the outstanding shares of Class A common stock, (iv) the Company, directly or indirectly, in one or more related transactions consummating a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquires at least 50% of the outstanding shares of Class A common stock, or (v) the Company, directly or indirectly, in one or more related transactions with one or more Subject Entities effecting any reclassification, reorganization or recapitalization of the Class A common stock or any compulsory share exchange pursuant to which all such Subject Entities, individually or in the aggregate, acquire at least 50% of the outstanding shares of Class A common stock, the holders of the Warrants will be entitled to receive upon exercise of such Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised such Warrants immediately prior to such Fundamental Transaction. Notwithstanding, the term “Fundamental Transaction” does not include the Company’s pending Merger with Verde pursuant to the Merger Agreement.

Any portion of the Series A Warrants and Series B Warrants that is not exercised as of the Automatic Exercise Time will be automatically exercised as of such Automatic Exercise Time (concurrently with the closing of the merger contemplated by the Merger Agreement) pursuant to a cashless exercise, subject to (i) Stockholder Consent is received and effective through such exercise time and (ii) the Beneficial Ownership Limitation. Any portion of the Pre-Funded Warrants that is not exercised as of the Automatic Exercise Time will be automatically exercised as of such Automatic Exercise Time pursuant to a cashless exercise, subject to t the Beneficial Ownership Limitation.

Pursuant to an engagement letter between the Company and Maxim Group LLC (the “Placement Agent”), the Company will pay the Placement Agent a cash fee at closing equal to 7.0% of the gross proceeds received by the Company in the offering, and will reimburse the Placement Agent for up to $50,000 for accountable out-of-pocket expenses.

The foregoing descriptions of the Securities Purchase Agreement and the Warrants do not purport to be complete and are qualified in their entirety by references to the full text of (i) the form of the Securities Purchase Agreement, which is filed as Exhibit 10.35 to the registration statement, of which this prospectus forms a part, and is incorporated herein; (ii) the form of Pre-Funded Warrant, which is filed as Exhibit 4.11 to the registration statement, of which this prospectus forms a part, and is incorporated by reference herein; (iii) the form of Series A Warrant, which is filed as Exhibit 4.12 to the registration statement, of which this prospectus forms a part, and is incorporated by reference herein; and (iv) the form of Series B Warrant, which is filed as Exhibit 4.13 to the registration statement, of which this prospectus forms a part, and is incorporated by reference herein.

Registration Rights Agreement

In connection with the Private Placement, the Company also entered into a Registration Rights Agreement, dated December 26, 2024 (the “Registration Rights Agreement”), with the Investors requiring the Company to register the resale of the Purchased Shares and the shares of Class A common stock issuable upon exercise of the Warrants under a registration statement on Form S-3 (or a Form S-1 if the Company is not then eligible to register for resale such securities on Form S-3) (the “Resale Registration Statement”). The Company is required to prepare and file the Resale Registration Statement with the SEC as soon as reasonably practicable, but in no event later than 30 days following the closing date of the Private Placement (the “Filing Deadline”), and to use reasonable best efforts to cause the Resale Registration Statement to be declared effective as promptly as practicable thereafter, and in any event no later than 50 days following the closing date of the Private Placement if the Resale Registration Statement is not subject to a “full review” by the SEC and 70 days following the closing date of the Private Placement in the event of a full review of the Resale Registration Statement by the SEC (the “Effectiveness Deadline”).

If the Company fails to meet the Filing Deadline or the Effectiveness Deadline, subject to certain terms provided for in the Registration Rights Agreement, the Company will be required to pay liquidated damages to the Investors. The Registration Rights Agreement provides for customary indemnification and contribution provisions. In the event the Investors no longer hold “Registrable Securities,” as defined in the Registration Rights Agreement or when the Registrable Securities may be resold by the Investors pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), the Company may not be obligated to cause the declaration of effectiveness of the Resale Registration Statement by the SEC.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of the Registration Rights Agreement, which is filed as Exhibit 4.14 to the registration statement, of which this prospectus forms a part, and is incorporated by reference herein.

Lock-Up Agreement

In addition, pursuant to certain “lock-up” agreements (each, a “Lock-Up Agreement”) that were required to be entered into as a condition to the closing of the Private Placement, the Company’s executive officers and directors have agreed, for a period of 30 days from the earlier of (x) such time as one or more Resale Registration Statement(s) covering the resale of all Registrable Securities has been effective and available for the re-sale of all such Registrable Securities, and (y) such time as all of the Registrable Securities may be sold without restriction or limitation pursuant to Rule 144, not to engage in any of the following, whether directly or indirectly, without the consent of the Investors under the Purchase Agreement: offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of Common Stock or securities convertible, exchangeable or exercisable into, shares of Common Stock beneficially owned, held or acquired by the Investors.

The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Lock-Up Agreement, which is filed as Exhibit 10.36 to the registration statement, of which this prospectus forms a part, and is incorporated by reference herein.

Voting Agreement

In addition, each of Mark Hanchett, Annie Pratt, Britt Ide, Jessica Billingsley and Sarah Wyant agreed to enter into voting agreements (each a “Voting Agreement”) to vote all shares of the Company voting stock over which each such individual has voting control in favor of any resolution presented to the shareholders of the Company to approve the terms and exercise of the Series A warrant and Series B warrant to comply with the applicable rules and regulations of the Nasdaq Stock Market.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Voting Agreement, which is filed as Exhibit 10.37 to this Report and is incorporated by reference herein.

USE OF PROCEEDS

We will not receive any proceeds from the resale, if any, of the Registrable Securities by the selling stockholders.

We will pay the expenses of registration of the Registrable Securities covered by this prospectus, including legal and accounting fees.

The prices at which the Registrable Securities may actually be sold will be determined by the prevailing public market price for shares of our Class A common stock, by negotiations between the selling stockholders and buyers of our Class A common stock in private transactions or as otherwise described in “Plan of Distribution.”

SECURITIES MARKET INFORMATION

Market Information

Nxu’s Class A common stock is listed for trading on Nasdaq under the symbol “NXU.” As of January 24, 2025, the closing price of our Class A common stock as reported on Nasdaq was $0.6160.

Holders

As of January 23, 2025, there were approximately 16,939 holders of record of our Class A common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and the accompanying notes (the “pro forma financial information”) are presented to illustrate the estimated effects of the anticipated merger between Nxu, Inc. (“Nxu”) and Verde Bioresins, Inc. (“Verde”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) entered into by both parties on October 23, 2024. The merger between Nxu and Verde is accounted for as a reverse acquisition, where Verde, the legal acquiree, is determined to be the accounting acquirer of Nxu. Refer to Note 1.

The following transactions are expected to occur in accordance with the Merger Agreement:

●	Nxu Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Nxu (“Merger Sub I”) will merge with and into Verde (the “First Merger”), with Verde continuing as the surviving entity as a wholly-owned subsidiary of Nxu. and (ii) immediately following the First Merger (the “Effective Time”), Verde will merge within and into Nxu Merger Sub, LLC, a Delaware limited liability company (the “Second Merger”, and together with the First Merger, the “Merger”), with Merger Sub II surviving the Second Merger as a wholly-owned subsidiary of Nxu.

●	Immediately prior to the Effective Time, all outstanding convertible notes of Verde will be converted into shares of Verde common stock and all outstanding and unexercised Verde warrants will be exercised for shares of Verde common stock, and

●	At the Effective Time, (a) each then-outstanding share of Verde common stock, other than any cancelled shares and dissenting shares, will be converted into the right to receive a number of shares of Nxu common stock, and (b) each then-outstanding and unexercised Verde option to purchase shares of Verde common stock, whether vested or unvested, will be assumed by Nxu and converted into an option to purchase a number of shares of Nxu common stock. The shares of Nxu common stock that will be issued to Verde stockholders and the number of shares of Nxu common stock underlying options that will be issuable to Verde optionholders will be calculated using a formula in the Merger Agreement based on the estimated enterprise value of each of Verde and Nxu.

●	Upon consummation of the transactions contemplated by the Merger Agreement, it is expected that the current stockholders of Verde will own approximately 95% of the post-Merger combined entity (the “Combined Company”), and the current stockholders of Nxu will own approximately 5% of the Combined Company on a fully-diluted and as-converted basis. Following the Merger, the name of Nxu will be changed to “Verde Bioresins, Corp.” and its common stock will remain listed on the Nasdaq Stock Exchange.

The pro forma financial information has been prepared under the following assumptions:

●	The unaudited pro forma condensed combined balance sheet of the Combined Company as of September 30, 2024 assumes that the Merger had occurred on September 30, 2024.

●	The unaudited pro forma condensed combined statement of operations of the Combined Company for the year ended December 31, 2023 and unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2024 assumes that the Merger had occurred on January 1, 2023, the beginning of the earliest period presented.

The pro forma financial information has been compiled using, and should be read in conjunction with the following:

●

The audited consolidated financial statements and notes of Nxu as of and for the year ended December 31, 2023 included in the Form 10-K filed by Nxu with the Securities and Exchange Commission (the “SEC”) on April 1, 2024 and the unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2024 included in the From 10-Q filed by Nxu with the SEC on November 13, 2024, both of which are incorporated by reference into this prospectus; and

●	The audited consolidated financial statements and notes of Verde Bioresins as of and for the year ended December 31, 2023 and unaudited condensed consolidated financial statements for the nine months ended September 30, 2024 included elsewhere in this prospectus.

●	The accompanying notes to the unaudited pro forma condensed combined financial information;

The pro forma financial information is for informational purposes only and is not necessarily indicative of what the actual consolidated results of operations and financial position of the Combined Company would have been had the Merger taken place on the dates indicated, nor are they indicative of future consolidated results of operations or financial position of the Combined Company. The pro forma financial information is based on the information available to management at the time of preparation and assumptions that management believes are reasonable and supportable. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. It is likely that the actual adjustments upon the completion of the Merger will differ from the pro forma adjustments, and it is possible the differences may be material.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2024

(in thousands)

	Nxu, Inc. (Historical)	Verde Bioresins (Historical)	Transaction Accounting Adjustments (Note 3)	Accounting Adjustments (Note 3)	Notes	Pro Forma Combined

ASSETS
Current assets:
Cash	$2,208	$227	$2,740	$—	H	$5,175
Accounts receivable	—	16	—	—		16
Inventory	—	216	—	—		216
Prepaid expenses and other current assets	841	60	—	—		901
Total current assets	3,049	519	2,740	—		6,308

Property and equipment, net	1,922	2,538	—	—		4,460
Assets held for sale	717	—	—	—		717
Right-of-use assets, net	433	1,175	—	—		1,608
Investment in Lynx	2,025	—	—	—		2,025
Intangible assets, net	45	—	—	(45)	A	—
Other assets	249	470	—	—		719
Total assets	$8,440	$4,702	$2,740	$(45)		$15,837

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$1,670	$3,614	$(1,817)	—	C	$8,156
			4,584	—	E
			105	—	H
Variable share settled restricted stock units	2,483	—	(2,483)	—	B	—
Convertible notes, net of debt discount of $0	—	10,625	(10,625)	—	C	—
Current portion of operating lease liability	869	363	—	—		1,232
Total current liabilities	5,022	14,602	(10,236)	—		9,388

Lease liability, net of current portion	52	891	—	—		943
Convertible debt and warrant liability, at fair value	16	—	(10)	—	D	6
Total liabilities:	5,090	15,493	(10,246)	—		10,337

Stockholders’ equity (deficit):
Common Stock	1	32	—	10	F	44
			1	—	H
Additional paid-in capital	281,061	23,752	2,483	—	B	46,334
			12,442	—	C
			45		E
			—	(279,075)	F
			2,992		G
			2,634		H
Accumulated deficit	(277,712)	(34,575)	10	—	D	(40,878)
			(4,629)	—	E
			—	279,020	F
			(2,992)	—	G
Total stockholders’ (deficit) equity	3,350	(10,791)	12,986	(45)		5,500
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$8,440	$4,702	$2,740	$(45)		$15,837

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2023

(in thousands, except share and per share data)

	Nxu, Inc. (Historical)	Verde Bioresins (Historical)	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined

Revenue - Battery systems and components	$494	$—	$—		$494
Revenue - Retail charging services	2	—	—		2
Revenue - Sales of PolyEarthylene Product	—	108	—		108

Total revenue	496	108	—		604

Cost of sales - Battery systems and components	1,013	—	—		1,013
Cost of sales - Retail charging services	2	—	—		2
Cost of sales - PolyEarthylene Product	—	60	—		60
Depreciation	14	—	—		14

Total cost of revenue	1,029	60	—		1,089

Gross profit (loss)	(533)	48	—		(485)
Operating expenses:
Research and development	13,173	1,182	—		14,355
General and administrative	33,376	4,783	4,629	AA	45,780
			2,992	DD
Selling expenses	—	419	—		419
Advertising	319	—	—		319

Total operating expenses	46,868	6,384	7,621		60,873

Operating loss	(47,401)	(6,336)	(7,621)		(61,358)

Other income (expenses)
Interest income (expense)	(73)	(5,776)	788	BB	(5,061)
Loss on sale or disposal of property and equipment	18	—	—		18
Warrant expense	(1,020)	—	—		(1,020)
Gain on convertible debt and warrant liability	8,265	—	—		8,265
Gain on bargain purchase	—	—	1,308	CC	1,308
Gain on debt extinguishment	—	—	10	EE	10
Other income	33	—	—		33

Total other (loss) income, net	7,223	(5,776)	2,106		3,553
Net loss	$(40,178)	$(12,112)	$(5,515)		$(57,805)

Loss per share, basic and diluted	$(72.16)	$(0.00)			$(0.14)
Weighted average number of common shares outstanding used in computing loss per share:	556,826	3,243,321,874			415,337,016

See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2024

(in thousands, except share and per share data)

	Nxu, Inc. (Historical)	Verde Bioresins (Historical)	Transaction Accounting Adjustments (Note 3)	Notes	Pro Forma Combined

Revenue - Retail charging services	$17	$—	$—		$17
Revenue - Sales of PolyEarthylene Product	—	50	—		50

Total revenue	17	50	—		67

Cost of revenue- Retail charging services	13	—	—		13
Cost of sales - PolyEarthylene Product	—	27	—		27
Depreciation	59	—	—		59

Total cost of revenue	72	27	—		99

Gross profit (loss)	(55)	23	—		(32)
Operating expenses:
Research and development	957	1,016	—		1,973
General and administrative	13,204	2,759	—		15,963
Selling expenses	—	462	—		462
Advertising	56	—	—		56

Total operating expenses	14,217	4,237	—		18,454

Operating loss	(14,272)	(4,214)	—		(18,486)

Other income (expenses)
Interest income (expense)	72	(4,011)	845	FF	(3,094)
Impairment of long-lived assets	(1,128)	—	—		(1,128)
Impairment of held for sale assets	(794)	—	—		(794)
Impairment of investment in Lynx	(975)	—	—		(975)
Loss on operating lease cancellation	(266)	—	—		(266)
Gain (loss) on sale or disposal of property and equipment	(847)	—	—		(847)
Gain (loss) on convertible debt and warrant liability	49	—	—		49
Other income	88	—	—		88

Total other (loss) income, net	(3,801)	(4,011)	845		(6,967)
Net income (loss)	$(18,073)	$(8,225)	$845		$(25,453)

Loss per share, basic and diluted	$(1.75)	$(0.00)			$(0.06)
Weighted average number of common shares outstanding used in computing loss per share:	10,349,618	3,243,321,874			425,129,808

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

The pro forma financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33-10786 “Amendments to Financial disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”), and the assumptions set forth herein. The pro forma adjustments include transaction accounting adjustments, which reflect the application of required accounting for the Merger and other transactions contemplated by the Merger Agreement. Article 11 of Regulation S-X permits presentation of reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Nxu has elected not to present Management’s Adjustments as the specificity of the timing and nature of such items is still under evaluation as of the date of this prospectus.

Accounting for the Merger

The Merger is accounted for as a business combination and a reverse acquisition pursuant to Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), where Verde, the legal acquiree, is determined to be the accounting acquirer of Nxu. based upon an evaluation of the following primary factors:

●	Immediately following the Merger, former Nxu shareholders are expected to hold approximately 5% of the voting rights on a fully diluted basis. Former Verde shareholders are expected to hold approximately 95% of the voting rights on a fully diluted basis.

●	Verde surpasses Nxu in size as measured by enterprise value.

●	Following the Merger, it is expected that the board of directors will consist of seven total directors. Six directors are to be appointed by former Verde shareholders and one director is to be appointed by former Nxu shareholders.

●	Verde’s existing senior management team will comprise the majority of the senior management of the Combined Company.

●	The Combined Company’s headquarters will be located at Verde’s headquarters, the Combined Company’s name will be Verde Bioresins, Corp., and the ticker symbol of the Combined Company will be “VRDE.”

Under the reverse acquisition method of accounting, the assets and liabilities of Nxu as of the closing date will be consolidated by Verde at their respective fair values, and the excess or shortfall of the purchase price consideration over the fair value of Verde’s net assets will be recognized as goodwill or gain on bargain purchase, respectively. Fair value is defined in Accounting Standards Codification Topic 820, Fair Value Measurements and Disclosures (“ASC 820”) as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Preliminary purchase price consideration

The accounting acquiree Nxu’s stock price is used to measure the consideration transferred in this reverse acquisition, as Nxu’s stock price is more reliably measurable than the value of the equity interest of the accounting acquirer Verde, which is a privately held entity.

The preliminary expected consideration transferred is $4.5 million which is calculated as (i) the product of Nxu’s closing stock price as of December 16, 2024 and (ii) the sum of (a) Nxu shares issued and outstanding as of December 16, 2024 and (b) Nxu shares expected to be issued related to the variable share settled restricted units on Nxu’s consolidated condensed balance sheet as of September 30, 2024.

The purchase price consideration applied in the pro forma financial information is preliminary and subject to modification based on the final purchase price, which includes any changes to the value of Nxu, Inc.’s stock. This will likely result in a difference from the preliminary purchase consideration calculated above, and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 20% in the price per Nxu, Inc. common stock will produce the following purchase price consideration and the corresponding gain on bargain purchase (in thousands, except stock price):

	NXU share price	Purchase price
As presented	$0.23	$4,490
20% Increase	$0.28	$5,389
20% Decrease	$0.18	$3,592

Preliminary purchase price allocation

The allocation of the purchase price consideration, including any related tax effects, is preliminary and pending finalization of various estimates, inputs and analyses used in the valuation assessment of the specifically identifiable tangible and intangible assets acquired. This preliminary determination is subject to further assessment and adjustments pending additional information sharing between the parties, more detailed third-party appraisals, and other potential adjustments.

The unaudited pro forma condensed combined financial information reflects a gain on bargain purchase because the estimated fair value of the identifiable net assets acquired exceeds the estimated preliminary purchase price consideration. Since the pro forma financial information has been prepared based on preliminary estimates of consideration and fair values attributable to the business combination, the actual amounts eventually recorded may differ materially from the information presented, which may increase, reduce or eliminate the gain on bargain purchase.

The preliminary allocation of the purchase price consideration is as follows (in thousands):

Fair value of consideration transferred		$4,490
Cash	$2,208
Prepaid expenses and other current assets	841
Property and equipment, net	1,922
Assets held for sale	717
Right-of-use assets, net	433
Investment in Lynx	2,025
Intangible assets, net	ְ0
Other assets	249
Estimated fair value of total assets acquired (net of goodwill)	$8,395
Accounts payable and accrued liabilities	1,670
Lease liability	921
Warrant liability, at fair value	6
Estimated fair value of total liabilities assumed	$2,597
Estimated fair value of net assets acquired		$5,798
Gain on bargain purchase		$(1,308)

Note 2—Accounting Policies

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when confirmed, could have a material impact on the combined financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

Note 3—Pro Forma Adjustments

Explanations of the adjustments to the unaudited condensed combined pro financial statements are as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2024

A	Nxu is in the process of evaluating the intangible assets expected to be acquired through the Merger and the associated fair value of any identified intangible assets. For pro forma purposes, the Company has allocated the carrying value of the intangible assets as a reduction to the gain on bargain purchase. Refer to Note 1 for preliminary purchase price allocation of assets.

B	Reflects the settlement of liability classified restricted stock units that will be settled into shares held by Nxu shareholders. Such shares are included within the calculation of preliminary purchase price consideration further discussed in Note 1.

C	Reflects the reclassification to additional paid-in capital of the outstanding Verde convertible note principal and accrued interest which is expected to convert to common shares at the Effective Time.

D	Reflects the reclassification to additional gain on extinguishment of convertible note of the outstanding Nxu convertible note principal, which matured on November 3, 2024.

E	Represents the accrual of transaction costs directly attributable to the Merger that have been incurred or are expected to be incurred by Verde and Nxu, including amounts payable in Verde common shares.

F	Aside from the accumulated deficit effect from the transaction costs described in Note (D) the transaction accounting adjustments in the stockholders’ equity represent the following (in thousands):

	Removal of NXU Historical Equity (1)	Fair Value of purchase price consideration (2)	Nxu liabilities converted to equity upon merger (3)	Nxu convertible note converted upon merger (4)	Par Value Adjustment (5)	Gain on bargain purchase (6)	Net Adjustment
Common stock	$(1)	$2	$—	$—	$9	$—	$10
Additional paid in capital	(281,061)	4,488	(2,483)	(10)	(9)	—	(279,075)
Accumulated deficit	277,712	—	—	—	—	1,308	279,020
Total stockholders’ equity	$(3,350)	$4,490	$(2,483)	$(10)	$—	$1,308	$(45)

(1)	To remove the historical equity of Nxu, the accounting acquiree, as a result of the Merger.

(2)	To recognize the fair value of the purchase price consideration paid by Verde in the reverse acquisition of Nxu. Refer to Note 1 for the components of the purchase price consideration.

(3)	Amounts reclassified to additional paid in capital as described in adjustment B above.

(4)	Amounts reclassified to additional paid in capital as described in adjustment D above.

(5)	Adjustment to adjust the par value of Verde shares to reflect the par value of the Combined Company.

(6)	To record the gain on bargain purchase as described in adjustment CC below, inclusive of the impacts described in adjustment A above.

G	Reflects the impact related to the stock-based compensation expense recognized in connection with adjustment DD below.

H	Reflects the impact of the subscription agreement entered into with certain investors (the “PIPE Investors”) in which the PIPE Investors agreed to subscribe for and purchase 6,800,000 shares of Nxu Class A Common Stock and 11,200,000 warrants to purchase Nxu Class A Common Stock and an additional amount of warrants to be determined on the Reset Date as defined in the subscription agreement. All warrants are expected to be classified within equity. This adjustment also reflects the impact of $0.4 million of transaction costs related to the PIPE transaction.

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2023

AA	Reflects the allocation of direct and incremental transaction costs related to the Merger

BB	Reflects the elimination of interest expense related to Verde’s outstanding convertible note which is converted to equity at the Effective Time

CC	Represents the gain realized from a bargain purchase in accordance with ASC 805 when the estimated fair value of the identifiable net assets acquired exceeds the estimated preliminary purchase price consideration. The preliminary purchase price consideration is derived from Nxu’s stock price, which will continue to fluctuate from the date of this prospectus through the Effective Time, and the final fair value purchase price allocation may differ materially from the preliminary estimates. As a result, gain on bargain purchase may be increased, reduced or fully eliminated upon the consummation of the Merger. Nxu’s stock price used in determining the preliminary purchase price allocation was from a date prior to the filing of this prospectus. It is possible that such stock price has not fully reflected the information that was not previously publicly available, such as Verde’s historical financial information or other information included in this prospectus.

DD	Reflects the recognition of stock-based compensation expense related to the cancellation of equity awards with no consideration paid to the holders.

EE	To record the gain on extinguishment due to the settlement of the convertible note liability on Nxu’s balance sheet for no consideration.

Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2024

FF	Reflects the elimination of interest expense related to Verde’s outstanding convertible note which is converted to equity at the Effective Time.

Note 4—Loss per Share

As the unaudited pro forma condensed combined statement of operations assumes that the Merger had occurred at January 1, 2023, the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted earnings per share assumes that the shares issuable relating to the Merger have been outstanding for the entirety of the period presented. As the Combined Company is in a pro forma net loss position, and all potentially dilutive securities were determined to be anti-dilutive, the Company’s pro forma diluted net loss per share is the same as its pro forma basic net loss per share.

The table below presents the components of the pro forma earnings per share calculation (in thousands, except share and per share data):

	For the year ended December 31, 2023	For the nine months ended September 30, 2024
Pro Forma net loss	$(57,805)	$(25,453)
Basic Shares:
NXU historical weighted average shares outstanding	556,826	10,349,618
NXU variable share settled restricted stock units, settled at the Effective Time	3,689,104	3,689,104
NXU PIPE Shares	6,800,000	6,800,000
NXU PIPE Warrants	11,200,000	11,200,000
Shares converted from Verde Shares	18,738,672	18,738,672
Transaction costs payable in Verde Shares (See Adjustment AA in Note 3)	195,239	195,239
Verde warrants converted to NXU common stock at the Effective Time	95,262,143	95,262,143
Verde convertible note converted to NXU common shares at the Effective Time	278,895,032	278,895,032
Basic weighted average shares outstanding	415,337,016	425,129,808
Pro forma net loss per share, basic and diluted	$(0.14)	$(0.06)

Following the merger, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods presented above because including them would have an anti-dilutive effect (on a pro forma as-converted basis):

	For the year ended December 31, 2023	For the nine months ended September 30, 2024
Nxu warrants to purchase NXU Class A common stock	109,509	109,509
Options to purchase Verde common stock	506,123	506,123
Basic weighted average shares outstanding	615,632	615,632

DESCRIPTION OF SECURITIES

The following summary of the material terms of Nxu’s common stock is not intended to be a complete summary of the rights and preferences of such securities. Nxu’s common stock is governed by Nxu’s Certificate of Incorporation (as amended, the “Certificate of Incorporation”), Bylaws (as amended, the “Bylaws”), and the DGCL. We urge you to read the Certificate of Incorporation and the Bylaws in their entirety for a complete description of the rights and preferences of Nxu’s common stock.

General

The Certificate of Incorporation authorizes the issuance of 5,010,000,000 shares, consisting of (x) 5,000,000,000 authorized shares of common stock, including (1) 4,000,000,000 authorized shares of Class A common stock, (2) 1,000,000,000 authorized shares of Class B common stock and (y) 10,000,000 authorized shares of preferred stock, par value $0.0001 per share.

As of December 23, 2024, there were 16,620,057 shares of Class A common stock outstanding, 279,504 shares of Class B common stock outstanding and one share of Series B preferred stock outstanding.

Common Stock

Voting Rights

Each holder of Class A common stock, as such, shall have the right to one (1) vote per share of Class A common stock held of record by such holder and each holder of Class B common stock, as such, shall have the right to ten (10) votes per share of Class B common stock held of record by such holder. There are no cumulative voting rights.

Dividend Rights

The holders of shares of Class A common stock and the holders of shares of Class B common stock shall be entitled to receive, ratably in proportion to the number of shares of Class A common stock or Class B common stock, respectively, with respect to any dividends or distributions as may be declared and paid from time to time by Nxu; provided, however, that in the event a dividend is paid in the form of shares of Class A common stock or Class B Common Stock, then holders of Class A common stock shall be entitled to receive shares of Class A common stock, and holders of Class B common stock shall be entitled to receive shares of Class B common stock, with holders of shares of Class A common stock and Class B common stock receiving, on a per share basis, an identical number of shares of Class A common stock or Class B common stock, as applicable.

Liquidation Rights

Subject to the rights of any then outstanding preferred stock which ranks senior to common stock, in the event of a liquidation, dissolution or winding up of Nxu, the holders of Class A common stock will be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Nxu legally available for distribution to stockholders.

The holders of shares of Class B common stock, as such, shall not be entitled to receive any assets of Nxu in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Nxu.

Other Rights

There are no conversion rights or redemption, purchase, retirement or sinking fund provisions with respect to the common stock.

Anti-Takeover Effects of Delaware Law and Certificate of Incorporation and Bylaws

Delaware law, the Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of Nxu. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Nxu to first negotiate with the Board.

Board of Directors; Removal of Directors

The Certificate of Incorporation and Bylaws provide that a director may be removed with or without cause and only by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors. Any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by the affirmative vote of a majority of the votes cast in favor or against the election of a nominee at a meeting of stockholders. At each annual meeting, the entire board will stand for election for a one-year term. The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Nxu.

Stockholder Action by Written Consent; Special Meetings

The Certificate of Incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. The Certificate of Incorporation and Bylaws also provide that, except as otherwise required by law, special meetings of stockholders can only be called by the chairman of the board, chief executive officer or board of directors.

Advance Notice Requirements for Stockholder Proposals

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the secretary of the stockholder’s intention to bring such business before the meeting. This written notice must contain certain information specified in the Bylaws. These provisions could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of outstanding voting securities.

Delaware Business Combination Statute

Nxu has opted out of Section 203 of the DGCL.

Amendment of Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. The Bylaws may be amended or repealed by a majority vote of the Board or by the affirmative vote of the holders of at least two-thirds of the votes which all stockholders would be entitled to cast in any election of directors. The Certificate of Incorporation may be amended by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware.

Description of the Warrants

Duration and Exercise Price. The Pre-Funded Warrants have an initial exercise price of $0.0001 per share, subject to adjustment. The Series A Warrants and the Series B Warrants will become exercisable on the Stockholder Approval Date and any unexercised portion of such Warrants as of the closing of the Merger will be automatically exercised pursuant to a cashless exercise. The Series A Warrants have an exercise price of $0.50, subject to adjustment. The Series B Warrants have an exercise price of $0.0001 per share, subject to adjustment. The exercise price and number of shares of Class A common stock issuable upon exercise of any warrant is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Class A common stock and exercise price.

Exercisability. The Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of shares of Class A common stock underlying the Warrants under the Securities Act is effective and available for the issuance of such shares (or an exemption from registration under the Securities Act is available for the issuance of such shares), by payment in full in immediately available funds for the number of shares of Class A common stock purchased upon such exercise.

If a registration statement or current prospectus is not effective or available for the registration under the Securities Act of the Warrants, or the resale of the shares of Class A common stock underlying the Warrants, at any time 60 days after the issue date, the holder may, in its sole discretion, elect to exercise Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Class A common stock determined according to the formula set forth in the applicable Warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election of the holder, 9.99%) of the number of our shares of Class A common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the applicable Warrants. Any holder of the Warrants may increase or decrease such percentage, but in no event may such percentage be increased to more than 9.99%, provided that any increase will not be effective until the 61st day after such election.

Exchange Listing. There is no established trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other trading market.

Participation Rights. If at any time we grant, issue or sell any shares of Class A common stock or Common Stock Equivalents (as defined in the Securities Purchase Agreement) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any shares of Class A common stock (the “Purchase Rights”), the holder of any Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, subject to the beneficial ownership limitations, the aggregate Purchase Rights which the holder of such Warrants could have acquired if the holder had held the number of Class A common stock acquirable upon complete exercise of such Warrant.

Fundamental Transactions. If, except as contemplated under the Merger Agreement, (i) we, directly or indirectly, in one or more related transactions effect any merger or consolidation of the Company with or into another Subject Entity (as defined in the respect Warrants), (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our (or any of our “significant subsidiaries”) assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another Subject Entity) is completed pursuant to which holders of our Class A common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of at least 50% of the outstanding shares of Class A common stock, (iv) we, directly or indirectly, in one or more related transactions effect any reclassification, reorganization or recapitalization of the shares of Class A common stock or any compulsory share exchange pursuant to which the shares of Class A common stock are effectively converted into or exchanged for other securities, cash or property, or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquires at least 50% of the outstanding shares of Class A common stock (not including any shares of Class A common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination), each a “Fundamental Transaction,” then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the Warrants with the same effect as if such successor entity had been named in the Warrant itself. If holders of our shares of Class A common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder of any Warrant shall be given the same choice as to the consideration it receives upon any exercise of such Warrant following such fundamental transaction. In addition, the successor entity, at the request of the holder of any Warrant, will be obligated to purchase any unexercised portion of such Warrant, in accordance with the terms of such Warrant.

Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, we or any Successor Entity (as defined in the Warrants) shall, at the holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the first Trading Day (as defined in the Warrants) following the date we first become aware of the occurrence or potential occurrence of a Fundamental Transaction), purchase a Warrant, from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Series A Warrant) of the remaining unexercised portion of such Warrant on the date of the consummation of such Fundamental Transaction; provided, however, if the Fundamental Transaction is not within our control, including if not approved by our Board of Directors, the holder will only be entitled to receive from us or any Successor Entity, as of the date of consummation of such Fundamental Transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of such Warrant that is being offered and paid to the holders of Class A common stock in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Class A common stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction.

Rights as a Stockholder. Except as otherwise provided in the applicable Warrant or by virtue of such holder’s ownership of our Class A common stock, the holder of a Warrant will not have the rights or privileges of a holder of our Class A common stock, including any voting rights, until the holder exercises such Warrant.

Resale/Registration Rights. We have filed this registration statement with the SEC that includes this prospectus to register for resale under the Securities Act, the Registrable Securities, consisting of the Purchased Shares and the shares of Class A common stock issuable upon exercise of the Warrants, to satisfy our obligations in connection with the Private Placement. We are required to use commercially reasonable efforts to cause such registration to become effective within 30 days of the closing of the Private Placement (or 60 days in the event of a full review by the SEC) for the Registrable Securities, and to keep such registration statement effective at all times until the selling stockholders do not own any Registrable Securities, Pre-Funded Warrants, Series A Warrants, or Series B Warrants.

Exclusive Forum Provisions

Our Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of our business, (ii) any action asserting a claim of breach of a duty owed by any director, officer, employee, agent or stockholder of ours to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our Certificate of Incorporation requires that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. These forum selection provisions will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provisions.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Nxu’s voting common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Nxu’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Nxu is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as Nxu was required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Nxu’s voting common stock for at least six months but who are Nxu’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of such securities then-outstanding; or

●	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Nxu’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Listing of Securities

Nxu’s Class A common stock is listed for trading on Nasdaq under the symbol “NXU.”

Transfer Agent

The transfer agent for our Class A common stock is Equiniti Trust Company, LLC. We have agreed to indemnify Equiniti Trust Company, LLC in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

As an emerging growth company, Nxu has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section describes the material components of the executive compensation program for Nxu’s Chief Executive Officer and its two other most highly compensated executive officers, who are referred to herein as Nxu’s “Named Executive Officers”.

Introduction

For the year ended December 31, 2024, Nxu’s Named Executive Officers were:

●	Mark Hanchett, Chief Executive Officer;

●	Annie Pratt, President; and

●	Sarah Wyant, Chief Financial Officer.

The objective of Nxu’s compensation program is to provide a total compensation package to each Named Executive Officer that will enable Nxu to attract, motivate and retain outstanding individuals, align the interests of its executive team with those of its stockholders, encourage individual and collective contributions to the successful execution of Nxu’s short and long-term business strategies, and reward Nxu’s Named Executive Officers for favorable performance.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to Nxu by its Named Executive Officers for the years ended December 31, 2024 and December 31, 2023. Additional information on Nxu’s Named Executive Officers’ annual compensation for the year ended December 31, 2024 is provided in the narrative sections following the Summary Compensation Table.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Mark Hanchett,	2024	300,000	—		180,000	—	—		480,000
Chief Executive Officer	2023	200,000	—		2,920,000	—	—		3,120,000
Annie Pratt,	2024	300,000	—		180,000	—	—		480,000
President	2023	200,000	—		1,870,000	—	—		1,890,000
Sarah Wyant,	2024	261,830	15,000	(5)	—	31,812	7,992	(6)	316,634
Chief Financial Officer(4)	2023	120,740	—		225,267	—	—		346,007

(1)	The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock units (“RSUs”) awarded to Nxu’s Named Executive Officers calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The assumptions used in calculating the grant date fair value are described in Notes 2 and 12 to Nxu’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 1, 2024 (the “2023 10-K”).
(2)	The amounts reported in the “Stock Awards” column for 2024 represent RSUs granted under Nxu’s short-term incentive program, described in more detail below under “Performance-Based Compensation,” to each Named Executive Officer and are based on 100% achievement of the underlying performance goals, which was determined to be the probable outcome at the time of grant. There can be no assurance that the amounts shown will be realized, and amounts could ultimately exceed these calculated fair values.
(3)	The amounts reported in the “Option Awards” column represent the aggregate grant date fair value of stock options awarded to Nxu’s Named Executive Officers calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value are described in Notes 2 and 12 to Nxu’s audited consolidated financial statements included in the 2023 10-K.
(4)	On December 15, 2023, the Nxu board of directors appointed Ms. Wyant to serve as Interim Chief Financial Officer, and, in connection with such appointment, her base salary increased from $190,000 to $225,000 per year effective December 15, 2023. Ms. Wyant’s base salary was subsequently increased to $235,000 effective February 26, 2024, and thereafter increased to $271,000 effective May 13, 2024. On October 23, 2024, the Nxu board of directors appointed Ms. Wyant to serve as Nxu’s Chief Financial Officer, and, in connection with such appointment, her base salary increased to $300,000 effective October 23, 2024.

(5)	In connection with Ms. Wyant’s appointment as Nxu’s Interim Chief Financial Officer, Ms. Wyant was paid a bonus of $3,000 per month from January 2024 through May 2024.
(6)	Non-equity incentive plan amounts are determined as more specifically discussed under “Annual Bonus” below. The amount in this column represents short-term cash incentive awards earned for 2024.

Narrative Disclosure to Summary Compensation Table

Original Agreements with Nxu’s Named Executive Officers

On May 12, 2023, in connection with Nxu’s reorganization merger, Nxu entered into the Original Employment Agreements with Mr. Hanchett, Nxu’s Chief Executive Officer, and Ms. Pratt, Nxu’s President (each an “Executive” and collectively, the “Executives”), in each case providing for their continued employment in their then-current respective positions, which superseded and replaced their then existing employment agreements with Atlis Motor Vehicles Inc. The terms of the Original Employment Agreements provide that the initial period of employment for each Executive shall end on December 31, 2027 and shall be automatically extended for one-year periods unless Nxu or the Executive provides written notice of intention to terminate the agreement with at least 120 days prior written notice.

Under the Original Employment Agreements, each Executive received a base salary of $200,000, which will increase to $250,000 in the first pay period following Nxu’s first delivery of a 30 kilowatt hour battery pack to a customer and will increase to $300,000 in the first day of the quarter following a quarter in which Nxu recognizes over $250,000 in revenue from core product sales. Each Executive’s base salary is subject to an annual review for increase by the compensation committee of Nxu’s board of directors. Base salaries are not subject to decrease, except for any across-the-board reduction impacting substantially all Executives of Nxu of not more than 10%. Each Executive is also eligible to receive equity awards pursuant to Nxu’s short and long-term equity incentive plans in amounts as determined by the compensation committee of the Nxu board of directors.

Under the Original Employment Agreements, Nxu may terminate the Executive’s employment immediately upon notice to the Executive. The Executive may terminate his or her employment for any reason with 120 days’ advance written notice to Nxu. In the event of an Executive’s separation from Nxu for any reason, any unvested equity awards will be forfeited, except as noted in the employment agreement or the underlying award agreement.

Under the Original Employment Agreements, if, prior to December 31, 2027, or such later date if the period of employment is extended, an Executive is involuntarily terminated by Nxu without Cause (as defined in the Original Employment Agreements) or by the Executive for Good Reason (as defined in the Original Employment Agreements), the Executive will be entitled to receive the following, subject to the Executive’s execution of a general release: (i) continuation of his or her base salary (at the rate in effect immediately prior to the separation) for the 12 months following the separation date; (ii) continued vesting of the Executive’s equity awards according to the original vesting schedule for the 12 months following the separation date; and (iii) a monthly cash payment for the 12 months following the separation date (or until such time as the Executive becomes eligible for coverage through a subsequent employer or becomes ineligible for COBRA) equal to the premium costs for medical and dental COBRA continuation coverage at the rate of Nxu’s normal contribution for active employees (the “Severance Payments”).

Under the Original Employment Agreements, if, prior to December 31, 2027 or such later date if the period of employment is extended, an Executive is involuntarily terminated by Nxu without Cause or by the Executive for Good Reason, in each case within 12 months following a Change in Control (as defined in the Original Employment Agreements), then the Executive will be eligible to receive the following, subject to the Executive’s execution of a general release: (i) 24 months of Severance Payments (instead of 12 months for a single trigger involuntary termination); and (ii) a lump sum payment in an amount equal to two times the annual bonus that the Executive would have earned at the target achievement level for the calendar year in which the separation occurred. Additionally, notwithstanding the terms of the Nxu Plan (as defined below) under which the awards were granted, all of the Executive’s outstanding, unvested, time-based awards will become fully vested and performance-based vesting shall be deemed achieved at target levels (and, in the case of stock options, shall remain exercisable for the remainder of their full term). “Nxu Plan” means any of (1) the Amended 2023 Omnibus Plan, as amended from time to time, (2) the Atlis Motor Vehicles, Inc. Employee Stock Option Plan, effective as of April 27, 2022 and amended from time to time (together with any predecessor plan) and (3) the Atlis Motor Vehicles, Inc. Non-Employee Stock Option Plan, effective as of April 27, 2022 and amended from time to time.

Amended Executive Employment Agreements and Wyant Employment Agreement

Concurrently with the signing of the Merger Agreement, on October 23, 2024, Nxu amended the Original Employment Agreements (collectively, the “Employment Agreement Amendments”) with the Executives.

Each Employment Agreement Amendment, among other things, (i) provides that the Executive may not hold other employment unless such employment does not interfere or conflict with the Executive’s duty under the Executive Agreement, (ii) amends and restates the provisions governing benefits upon an involuntary termination without Cause by Nxu or the Executive’s resignation for Good Reason (as such terms are defined in the Employment Agreement Amendment) such that if the Executive is involuntarily terminated by Nxu without Cause or the Executive resigns for Good Reason in each case solely following a termination of the Merger Agreement, provided that the Executive executes a general release of claims, the Executive is entitled to amounts accrued prior to the Executive’s termination, a lump sum payment equal to six (6) months of base salary, less applicable taxes and withholding, the settlement of outstanding equity awards in accordance with their terms, and a monthly cash payment equal to the monthly premium costs for COBRA coverage for up to 12 months, (iii) amends the definition of Good Reason to clarify that none of (a) the execution of the Employment Agreement Amendment, (b) changes to Executive’s duties, authority or responsibilities or Executive’s principal place of employment, in each case, while the Merger Agreement is in effect, nor (c) any of the transactions contemplated by the Merger Agreement, including the Executive’s resignation from his or her position as an officer of Nxu or member of the Nxu board of directors will constitute Good Reason for purposes of the Employment Agreement, (iv) provides for the payment to the Executive of a financing bonus not to exceed an aggregate amount equal to six months of the Executive’s annual base salary as of immediately prior to the closing in the event that after the Closing the combined company raises at least $5 million during 2025 through the sale of combined company equity securities to one or more third parties unaffiliated with either Nxu or Verde, provided that the Executive is employed by Nxu on the Closing and provided Executive executes a general release of claims in connection with any termination of employment (the “Financing Bonus”), and (v) amends the outstanding equity awards as described below.

The Nxu board of directors also appointed Ms. Wyant (together with the Executives, the “Nxu Executives”), Nxu’s then Interim Chief Financial Officer, to serve as Nxu’s Chief Financial Officer, effective on October 23, 2024. In connection with Ms. Wyant’s appointment, on October 23, 2024, Nxu entered into an employment agreement with Ms. Wyant (the “Wyant Employment Agreement”). The Wyant Employment Agreement increases Ms. Wyant’s annual base salary to $300,000 from $271,000, provides that Ms. Wyant is eligible for the Financing Bonus and amends her outstanding equity awards as described below. Ms. Wyant will also be eligible to participate in Nxu’s standard employee benefit programs made available by Nxu to its employees generally, and will be eligible to receive paid vacation in accordance with Nxu’s vacation policies. If Nxu terminates Ms. Wyant (other than as a result of her death, disability or for Cause) or Ms. Wyant resigns for Good Reason (as such terms are defined in the Wyant Employment Agreement), in either case, following a termination of the Merger Agreement, provided that she executes a general release of claims, Ms. Wyant will be entitled to receive amounts accrued prior to her termination, a lump sum payment of $150,000, less applicable taxes and withholding, and continued vesting of outstanding equity awards.

Amendments to Equity Awards under the Employment Agreement Amendments and the Wyant Employment Agreement

The Nxu board of directors and the Nxu Executives previously agreed to Delayed Vesting for 5,367,874 RSUs in the aggregate previously granted to the Nxu Executives, as the delivery of the RSUs during the original vesting periods would jeopardize Nxu’s ability to continue as a going concern. Pursuant to the Employment Agreement Amendments and the Wyant Employment Agreement, following the signing of the Merger Agreement, Nxu will deliver such RSUs to the Nxu Executives in installments in such amounts as Nxu determines may be delivered to the Nxu Executives without jeopardizing Nxu’s ability to continue as a going concern. Such RSUs will be delivered until the earlier of (a) the date all RSUs subject to Delayed Vesting have been delivered to the Nxu Executive or (b) the date that is no later than five business days prior to the Closing (such earlier date, the “Cut-Off Date”). Any RSUs that have not been delivered to the Nxu Executives as of the Cut-Off Date will be forfeited for no consideration. No RSUs will be settled if such settlement would cause the Nxu Executive to be subject to excise taxes imposed by Section 4999 of the Code, provided that, at Nxu’s and the Nxu Executive’s request, Verde may consider permitting such RSUs to be settled upon receipt of satisfactory evidence, in the sole discretion of Verde’s counsel, that the Nxu Executive has remitted to an escrow account established by Nxu the amount necessary to satisfy Nxu’s tax withholding obligations under Section 4999 of the Code upon the Closing.

The Nxu Executives hold stock options under the Amended 2023 Omnibus Plan and/or the Employee Stock Option Plan of Atlis Motor Vehicles, Inc. All of the stock options have a per share exercise price in excess of the current fair market value of Nxu’s stock as of the effective date of the Employment Agreement Amendments or the effective date of the Wyant Employment Agreement, as applicable. The Nxu board of directors resolved, and the Nxu Executives have agreed, to cancel all outstanding stock options, whether vested or unvested, for no consideration immediately prior to a change in control, provided the per share exercise price, as adjusted to reflect any changes in Nxu’s capitalization between the effective date of the Employment Agreement Amendments or the Wyant Employment Agreement, as applicable, and the date on which a change in control occurs, remains in excess of Nxu’s closing stock price on the trading day immediately preceding the date on which the change in control occurs.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. The annual base salary for each of the Named Executive Officers was established at levels commensurate with historical compensation with any adjustments deemed necessary to attract and retain individuals with superior talent appropriate and relative to their expertise and experience. For 2024, the base salaries for Mr. Hanchett and Ms. Pratt were each set at $300,000, and the base salary for Ms. Wyant increased to $300,000 effective October 2024 in connection with her appointment as Chief Financial Officer of Nxu (from January 2024 to February 2024, Ms. Wyant’s base salary was $225,000, from February 2024 to May 2024, Ms. Wyant’s base salary was $235,000, and from May 2024 to October 2024, Ms. Wyant’s base salary was $271,000).

Annual Bonus

Historically, annual cash incentive awards were used to motivate and reward Nxu’s employees. For 2024, only Ms. Wyant participated in Nxu’s short-term cash incentive program. Mr. Hanchett and Ms. Pratt were not eligible to receive any annual cash incentive awards. Instead, Nxu utilized a short-term equity incentive plan bonus, described in more detail under “— Equity Incentive Compensation” below.

For 2024, Ms. Wyant’s short-term cash incentive target was 12.5% of her annual base salary then in effect, payable on a quarterly basis. Payouts are determined as set forth under “— Performance-Based Compensation” below.

Equity Incentive Compensation

Equity incentive compensation is used to promote performance-based pay that aligns the interests of Nxu’s executive officers with the long-term interests of its stockholders and to enhance executive retention. Historically, Nxu has made stock awards to each of the Named Executive Officers on a fully vested basis or subject to monthly or annual ratable vesting. Prior to May 2023, Nxu had used its Employee Stock Option Plan, adopted in August 2021, to make awards to participants.

In connection with Nxu’s reorganization merger, it adopted the Nxu, Inc. 2023 Omnibus Incentive Plan, which generally provides for awards in the form of options, share appreciation rights, restricted shares, restricted share units, performance-based awards (including performance shares, performance units and performance bonus awards), and other share-based or cash-based awards. The 2023 Omnibus Incentive Plan also assumed a portion of outstanding stock options and restricted stock units from the Employee Stock Option Plan in connection with the reorganization merger. The 2023 Omnibus Incentive Plan was amended and restated effective August 14, 2024.

Performance-Based Compensation

In 2024, Nxu implemented the Short-Term Incentive Program, in which one or more of its Named Executive Officers participate. Under the program, each Named Executive Officer is eligible to earn a specified dollar value of short-term equity compensation (the “STIP Value”) each quarter, which for the STIP Value is issued in the form of RSUs under the 2023 Omnibus Incentive Plan with respect to each of Mr. Hanchett and Ms. Pratt, and in the form of cash with respect to Ms. Wyant. The STIP Value earnable will be determined by the compensation committee of Nxu’s board of directors, which sets quarterly performance goals at each quarterly board meeting, and then will assess achievement against the goals to determine the percentage of the STIP Value that has been achieved. The number of RSUs eligible to be issued to Mr. Hanchett and Ms. Pratt shall be calculated by dividing the applicable quarterly STIP Value by the closing share price on the business day immediately preceding the 15th day of the last month of each quarter. The quarterly STIP Value targets in 2024 were $60,000 for each of Mr. Hanchett and Ms. Pratt. Ms. Wyant’s quarterly STIP Value targets were $7,344, $8,469 and $8,469 for the first, second and third quarters of 2024, respectively.

Below are the quarterly goals and the performance achieved during 2024:

Q1 2024 STIP Performance Goals

Performance Metric	Goal	Decision	Weight	Outcome
Produce 2 new NxuOne™ charging boxes (cumulative 4 charging boxes produced)	Product to Market	Y/N	20%	20%
Publicly launch the NxuOne™ Mobile App	Product to Market	Y/N	20%	20%
Finalize drawings for charging site #2	Site Deployments	Y/N	20%	20%
Secure charging sites #2 & #3*	Site Deployments	Y/N	20%	0%
Raise $7M capital	Raise Capital	Sliding, min $5m	20%	20%
				80%

*	Site #3 not secured as of the end of the first quarter of 2024. Performance required both sites be secured (% weight was not allocated between the sites).

Q2 2024 STIP Performance Goals

Performance Metric	Goal	Decision	Weight	Outcome
Engineering design phase kickoff for charging pedestal	Product to Market	Y/N	10%	10%
Complete production of 2 new NxuOne™ charging boxes	Product to Market	Y/N	10%	0%
Engineering & design phase complete for site #2	Site Deployments	Y/N	10%	0%
Secure site #3	Site Deployments	Y/N	10%	0%
Recognize operating revenue of more than $100,000	Revenue	Sliding, min $3k in charging revenue (15%), sale of charging unit (15%)	30%	15%
Raise $5M capital	Raise Capital	Sliding, min $3m	30%	0
				25%

Q3 2024 STIP Performance Goals

Performance Metric	Goal	Decision	Weight	Outcome
Value Creation	Enter into merger agreement	Y/N	100%	0%

The above resulted in the following payments to Nxu’s Named Executive Officers under the short-term incentive program.

●	Q1 2024 STIP: Mr. Hanchett and Ms. Pratt each received an STIP Value of $48,000. Ms. Wyant received $5,875 in cash.

●	Q2 2024 STIP: Mr. Hanchett and Ms. Pratt each received an STIP Value of $15,000. Ms. Wyant received $2,117 in cash.

●	Q3 2024 STIP: No payments were made in respect of the third quarter of 2024.

Modifications to Equity Awards

As disclosed in the notes to Nxu’s audited consolidated financial statements included in the 2023 10-K, on February 23, 2024 (the “Exchange Date”), the compensation committee of the Nxu board of directors also authorized a mandatory Exchange Program (the “RSU Exchange Program”) for all employees other than the Named Executive Officers (with the except of Ms. Wyant), to provide for the cancellation and exchange of stock-based compensation related to unvested RSUs (“Exchanged RSUs”), previously recorded as liabilities within the consolidated balance sheets, for an option to purchase shares of Nxu Class A common stock (“Exchange Option”), which are expected to be classified as equity awards within the consolidated balance sheets. The Exchange Options have an equal value to the Exchanged RSUs at the Exchange Date. Recipients also were granted the opportunity to participate in a short-term cash incentive plan for 2024 as well as an award of new stock options. Ms. Wyant’s outstanding awards that settle in RSUs were all exchanged into options under this program.

Concurrently with the signing of the Merger Agreement, Nxu entered into the Employment Agreement Amendments and the Wyant Employment Agreement, pursuant to which certain terms of RSUs previously granted to the Nxu Executives were amended as describe above under “— Amendments to Equity Awards under the Employment Agreement Amendments and the Wyant Employment Agreement.”

Other Compensation Elements

Nxu offers participation in broad-based retirement, health and welfare plans to all of its employees. Nxu has not maintained, and does not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. Nxu currently maintains a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code whereby employees, including its Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. Nxu currently does not provide matching contributions under the plan. In addition, Nxu does not provide perquisites to its Named Executive Officers.

Clawback Policy

In 2023, the Nxu board of directors approved a policy for recoupment of incentive compensation received by current or former executive officers on or after October 2, 2023 (the “Clawback Policy”). The Nxu board of directors adopted the Clawback Policy to meet the requirements of the final Nasdaq listing standards implementing Exchange Act Rule 10D-1. The Clawback Policy provides that following an accounting restatement, the compensation committee of the Nxu board of directors must assess whether any incentive amounts paid to current and former executive officers were in excess of what should have been paid based on the revised financials, and thus should be subject to recovery. The policy has a three-year look-back and applies to both current and former executives, regardless of such executive’s fault, misconduct or involvement in causing the restatement.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

Nxu is committed to adhering to high standards of corporate governance and transparency, particularly regarding executive compensation practices. To ensure compliance with applicable securities laws and to promote equitable treatment of stakeholders, Nxu has established the following policies and practices governing the timing of awards of stock options, stock appreciation rights (“SARs”), and similar option-like instruments in relation to the release of material nonpublic information (“MNPI”).

Grant Timing and Determination

1.	Pre-Determined Grant Schedule: If the compensation committee of Nxu’s board of directors chooses to grant stock options and similar awards, it will do so on a pre-determined schedule. These grants will usually be made annually following the first Nxu board of directors meeting in the fiscal year or on a specified date as established by the compensation committee. This schedule is designed to minimize any perception of impropriety or influence of MNPI on award timing.

2.	Alignment with Board Meetings: If a grant does not occur on the pre-determined schedule, it will generally coincide with a regularly scheduled meeting of the Nxu board of directors or its compensation committee. This ensures appropriate oversight and consistency in the granting process.

3.	Prohibition on Discretionary Timing: Nxu shall not make discretionary grants timed to align with the release of MNPI. Awards are not made immediately before or after significant corporate announcements or events that could materially affect Nxu’s stock price.

Consideration of MNPI in Grant Timing and Terms

1.	Avoiding Grants During MNPI Periods: Nxu prohibits the granting of stock options, SARs, or similar awards during “blackout periods” when Nxu is aware of MNPI that has not yet been disclosed to the public.

2.	Board and Committee Oversight: The compensation committee of the Nxu board of directors shall evaluate whether the timing and terms of proposed grants may be affected by MNPI. If MNPI exists, the compensation committee may defer granting awards until after the information is publicly disclosed.

Disclosure and Communication of MNPI

1.	No Timing of Disclosure to Affect Awards: Nxu shall not time the public disclosure of MNPI for the purpose of influencing the value of stock option awards or other forms of executive compensation. Any MNPI disclosure is made in accordance with Nxu’s established disclosure policies and applicable regulatory requirements.

2.	Documentation: All grant decisions are documented in the meeting minutes of the Nxu board of directors or its compensation committee, including any considerations of MNPI.

Periodic Review and Updates

1.	Policy Review: The Nxu board of directors or its compensation committee periodically reviews these policies and practices to ensure continued compliance with regulatory requirements and best practices.

2.	Training and Awareness: Nxu provides training to relevant personnel to ensure a comprehensive understanding of these policies, MNPI-related compliance requirements, and the importance of maintaining integrity in the award process.

Such policies and practices reflect Nxu’s commitment to ethical and transparent executive compensation practices, aligned with regulatory requirements and shareholder expectations. By implementing these measures, Nxu aims to promote trust, mitigate risk, and safeguard the integrity of its compensation programs.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by Nxu’s Named Executive Officers as of December 31, 2024. Stock option awards reflected below were granted under the Employee Stock Option Plan, assumed under the 2023 Omnibus Incentive Plan, and the 2023 Omnibus Incentive Plan. RSU awards reflected below were granted under the 2023 Omnibus Incentive Plan, except for Mr. Hanchett and Ms. Pratt’s Class B RSUs which were granted pursuant to standalone award agreements.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Mark Hanchett	200,692	—	1,050	8/24/2031	1,423,530	(2)	1,508,942
Annie Pratt	78,812	—	1,050	8/24/2031	1,244,886	(2)	1,319,579
Sarah Wyant	126,977	—	0.99	3/31/2034

(1)	Except as otherwise noted, the amount listed reflects the market value per share of our Class A common stock on the Nasdaq Capital Market of $1.06 per share as of the last trading day of the year (December 31, 2024).
(2)	Amounts represent RSUs that were granted on October 23, 2024 pursuant to the Employment Agreement Amendments and are fully vested but not yet settled.

Potential Payments Upon Termination or Change in Control

See the section titled “Narrative Disclosure to Summary Compensation Table — Amended Executive Employment Agreements and Wyant Employment Agreement” for a description of severance eligibility under the Named Executive Officers’ employment agreements. Except as noted there, the Named Executive Officers do not have any severance entitlements and are not entitled to any payments on a single-trigger change in control of Nxu.

Additionally, Nxu’s Named Executive Officer’s outstanding, unvested option awards will be forfeited and immediately terminate in the event of a Named Executive Officer’s termination of employment for any reason. Concurrently with the signing of the Merger Agreement, the Nxu Executives agreed to forfeit all outstanding stock options, whether vested or unvested, for no consideration immediately prior to a change in control, provided the per share exercise price, as adjusted to reflect any changes in Nxu’s capitalization between the effective date of the Employment Agreement Amendments or the Wyant Employment Agreement and the date on which a change in control occurs, remains in excess of Nxu’s closing stock price on the trading day immediately preceding the date on which the change in control occur.

DIRECTOR COMPENSATION

Director Compensation Table

The following table provides information concerning the compensation of Nxu’s non-employee directors who served on Nxu’s board of directors during fiscal year ending December 31, 2024. Mark Hanchett and Annie Pratt also served as directors of Nxu during fiscal year ending December 31, 2024, but did not receive any additional compensation with respect to such board service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Caryn Nightengale(2)	142,337	—	142,337
Britt Ide	150,000	148,106	298,106
Jessica Billingsley	100,000	148,106	248,106

(1)	The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of RSU awards granted to Mses. Nightengale, Ide and Billingsley as part of their equity retainers for their Board service in 2024. The grant date fair value was computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value are described in Notes 2 and 12 to Nxu’s audited consolidated financial statements included in the 2023 Form 10-K. As of December 31, 2024, each of Nxu’s non-employee directors who were members of the Nxu board of directors on such date held 295,858 unvested RSUs.
(2)	Ms. Nightengale did not stand for re-election at Nxu’s 2024 annual meeting of stockholders.

Director Compensation Program

Nxu initially entered into a Non-Employee Director Agreement with Ms. Ide, effective February 19, 2021, that was later superseded by a Non-Employee Director Agreement dated August 30, 2021 (the “Ide Agreement”), a board of directors agreement, effective as of July 1, 2022, with Caryn Nightengale who joined Nxu’s board of directors in 2022 (the “Nightengale Agreement”), and a Board of Directors Agreement, effective as of July 1, 2023, with Jessica Billingsley who joined Nxu’s board of directors in 2023 (the “Billingsley Agreement”). The Ide Agreement and the Billingsley Agreement were subsequently superseded by the Board of Directors Agreements entered into concurrently with the Merger Agreement, as described in more detail below.

The Ide Agreement and the Nightengale Agreement were each later superseded when Nxu entered into a board of directors agreement with Mses. Ide and Nightengale, respectively, effective as of May 12, 2023 (the “A&R Director Agreements”). The A&R Director Agreements and the Billingsley Agreement had an initial term lasting from the effective date until the earlier of the 12-month anniversary thereof or the date of Nxu’s annual stockholder meeting, subject to each director’s election by Nxu’s stockholders. If a director is re-elected, the agreement will continue to renew at each annual shareholder meeting, until the director is not re-elected, resigns, or is otherwise removed from the board of directors. The A&R Director Agreements and the Billingsley Agreement also provided for the following material terms (the descriptions of which are qualified in their entirety by reference to the respective A&R Director Agreements and Billingsley Agreement): (i) cash fees in the amount of a $15,000 quarterly stipend, payable until Nxu’s 2024 annual stockholder meeting (for Ms. Ide and Nightengale, each received $10,000 in cash fees on a quarterly basis prior to May 2023); (ii) a quarterly award of restricted share units having a grant date fair value of $35,000, with the number of shares determined by using the share price on the first trading day before the 15th of last month of the quarter, and with the awards vesting on the last business day of the quarter, from the effective date until Nxu’s 2024 annual stockholder meeting; (iii) an indemnification provision, which includes the obligation of Nxu to maintain directors and officers insurance; and (iv) a provision providing for attorneys’ fees if ever any proceeding commences between the parties relating to the terms of the agreement. The A&R Director Agreements additionally provided for a one-time special award of restricted share units having a grant date fair value of $40,984 in recognition of the director’s efforts related to Nxu’s public listing and RSUs having a grant date fair value of $120,000 for the three quarters ending September 30, 2022, December 31, 2022, and March 31, 2023. The A&R Director Agreements and the Billingsley Agreement also provided for certain confidentiality and non-disclosure covenants in favor of Nxu and a mutual non-disparagement provision.

On April 5, 2024, the Nxu board of directors, upon the recommendation of its compensation committee, approved letter agreements (each, a “Director Letter Agreement”) with each independent director of Nxu to provide an increase in the cash stipend paid to each independent director in accordance with the A&R Director Agreements and the Billingsley Agreement, as applicable, to reflect their significant time and effort commitments in excess of the time originally contemplated by applicable A&R Director Agreements and the Billingsley Agreement. Pursuant to the applicable Director Letter Agreement, Mses. Ide and Nightengale were awarded a cash stipend of $90,000 each and Ms. Billingsley was awarded a cash stipend of $40,000, in each case to be paid on or before April 10, 2024, for their increased service to the Nxu board of directors.

The amounts reflected in the above “Director Compensation Table” were made under the A&R Director Agreements and the Billingsley Agreement, respectively, as superseded by the Board of Directors Agreements as applicable, and the Director Letter Agreements.

Concurrently with the signing of the Merger Agreement, on October 23, 2024, Nxu entered into the Board of Directors Agreements with Mses. Ide and Billingsley, pursuant to which each of Mses. Ide and Billingsley will receive a $15,000 per quarter cash stipend and each of Mses. Ide and Billingsley was granted 591,715 RSUs under the Amended 2023 Omnibus Plan. Such RSUs vest as follows: (1) 147,928 RSUs are consideration for services rendered for the quarter ending September 30, 2024 and were immediately vested, (2) the remaining RSUs will vest ratably at the end of each calendar quarter from December 31, 2024 until June 30, 2025, provided that such director continues to serve on the Nxu board of directors on the applicable vesting date. The Board of Directors Agreements also amend outstanding equity awards as described below.

On October 23, 2024, Nxu also entered into the Nightengale Award Amendment, which amended Ms. Nightengale’s outstanding restricted stock unit awards as described below.

Pursuant to the Board of Directors Agreements and the Nightengale Award Amendment, following the signing of the Merger Agreement, Nxu will deliver 617,829 Director Delayed RSUs in the aggregate to each of Mses. Ide, Billingsley and Nightengale. Such Director Delayed RSUs will be delivered in installments in such amounts as Nxu determines may be delivered to each of Mses. Ide, Billingsley and Nightengale without jeopardizing Nxu’s ability to continue as a going concern. Such Director Delayed RSUs will be delivered until the Cut-Off Date. Any Director Delayed RSUs that have not been delivered to the Independent Directors and Ms. Nightengale as of the Cut-Off Date will be forfeited for no consideration.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding the beneficial ownership of shares of our common stock as of December 31, 2024 by:

●	each person who is known by the Company to own beneficially more than 5% of the outstanding shares of any class of the Company’s common stock;

●	each of the Company’s current named executive officers and directors; and

●	all current executive officers and directors of the Company, as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date, including but not limited to the right to acquire through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that may be acquired by that person within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the common stock shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of voting securities of the Company is based on 23,563,170 and 279,504 shares of Class A common stock and Class B common stock, respectively, issued and outstanding as of December 31, 2024.

Name of Beneficial Owner	Class A Shares		% of Class	Class B Shares	% of Class	Combined Voting Power of Common Shares(1)
Mark Hanchett	1,646,226	(2)	6.4%	200,692	71.8%	12.7%
Annie Pratt	1,313,247	(3)	5.1%	78,812	28.2%	7.3%
Sarah Wyant	143,577	(4)	* %	—	—	*
Britt Ide	9,516	(5)	* %	—	—	*
Jessica Billingsley	—	(5)	—%	—	—	—%
Current executive officers and directors as a group (5 individuals)	3,112,566	(6)	12.0%	279,504	100%	20.6%

*	Represents beneficial ownership of less than 1%.

(1)	Represents the percentage of voting power with respect to all shares of Nxu’s outstanding capital stock voting together as a single class. The holders of our Class B common stock are entitled to 10 votes per share and the holders of our Class A common stock are entitled to one vote per share. Mr. Hanchett is also the holder of the sole share of Nxu Series B preferred stock issued and outstanding, which is entitled to a number of votes equal to the total number of votes that could be cast by holders of Class A common stock and Class B common stock. Concurrently with the execution of the Merger Agreement, we entered into a Voting Agreement and Irrevocable Proxy (the “Voting Agreement”) with Mr. Hanchett, pursuant to which Mr. Hanchett has agreed to, subject to specified exceptions, (i) cast all of the votes to which he is entitled by reason of holding the Series B preferred stock “for” or “against” (as applicable) a special action subject to the votes cast by the holders of Class A common stock and Class B common stock; and (ii) irrevocably grant each director of Nxu as his proxy and attorney-in-fact to vote the Series B preferred stock on his behalf if he fails at any time to vote as required in the Voting Agreement.
(2)	Includes 200,692 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days of December 31, 2024. Includes 1,232,102 shares of Class A common stock underlying RSUs that are settleable within 60 days of December 31, 2024.
(3)	Includes 78,812 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days of December 31, 2024. Includes 1,007,290 shares of Class A common stock underlying RSUs that are settleable within 60 days of December 31, 2024.
(4)	Includes 126,977 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days of December 31, 2024.
(5)	Includes 0 each of shares of Class A common stock underlying RSUs that are settleable within 60 days of December 31, 2024, which were voluntarily forfeited by each director on December 20, 2024.
(6)	Includes 406,841 shares of Class A common stock underlying options that are currently exercisable or are exercisable within 60 days of December 31, 2024. Includes 2,309,392 shares of Class A common stock underlying RSUs that are settleable within 60 days of December 31, 2024.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time of up to 114,503,816 shares of Class A common stock of the Company by the selling stockholders. The number of shares the selling stockholders may sell is comprised of (i) 6,800,000 shares of Class A common stock; (ii) 5,200,000 shares of Class A common stock issuable upon exercise of the Pre-Funded Warrants; (iii) up to 57,251,908 shares of Class A common stock issuable upon exercise of the Series A Warrants; and (iv) up to 45,251,908 shares of Class A common stock issuable upon exercise of the Series B Warrants. For additional information regarding the issuance of the Registrable Securities, see “The Private Placement.”

The following table sets forth certain information with respect to the selling stockholders, including (i) the number of shares of our Class A common stock beneficially owned by the selling stockholders prior to this offering without regard to any beneficial ownership limitations contained in the Pre-Funded Warrants, the Series A Warrants, or the Series B Warrants, (ii) the number of shares being offered by the selling stockholders pursuant to this prospectus, and (iii) the selling stockholders’ beneficial ownership after completion of this offering assuming the sale of all of the shares of Class A common stock covered by this prospectus. The registration of the Registrable Securities does not necessarily mean that the selling stockholders will sell all or any of the Registrable Securities, but the number of shares and percentages set forth in the final two columns below assume that all Registrable Securities are sold.

The table is based on information supplied to us by the selling stockholders, with beneficial ownership and percentage ownership determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of December 23, 2024 through the exercise of any stock options, warrants or rights or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on information furnished to us that the each selling stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of beneficial ownership after this offering is based on 16,620,057 shares of Class A common stock outstanding as of December 23, 2024 together with the Purchased Shares and the 107,703,816 shares of shares of Class A common stock issuable upon the exercise of the Pre-Funded Warrants, the Series A Warrants and the Series B Warrants.

We have assumed that all shares of Class A common stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of Class A common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some, all or none of the shares of Class A common stock being offered in the offering. Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Number of Shares of Class A Common Stock Beneficially Owned Prior to this		Maximum Number of Shares of Class A Common Stock to be Offered for Resale in this Offering	Shares of Class A Common Stock Beneficially Owned Immediately Following this Offering(1)
Name	Offering		Number	Number	Percentage
Bigger Capital Fund, LP(2)	1,100	(2)	28,618,953	1,100	*
S.H.N. Financial Investments Ltd.(3)	—		28,618,953	—	—%
L1 Capital Global Opportunities Master Fund(4)	5,704	(4)	28,618,953	5,704	*
FirstFire Global Opportunities Fund LLC(5)	—		28,618,953	—	—%

*	Less than 1%.

(1)	Number and Percentage are based on 16,620,057 shares of Class A common stock outstanding as of December 23, 2024, assuming the resale of all shares of Class A common stock covered by this prospectus. The shares issuable upon the exercise of the exercise of the Pre-Funded Warrants and the Series A Warrants are subject to a beneficial ownership limitation of 4.99% (or 9.99% at the election of the holder) and the shares issuable upon the exercise of the Series B Warrants are subject to a beneficial ownership limitation of 4.99% (collectively, the “Beneficial Ownership Cap”), which in each case restricts the selling stockholders from exercising that portion of the warrants that would result in the selling stockholders and their affiliates owning, after conversion or exercise, as applicable, a number of shares of Class A common stock in excess of the Beneficial Ownership Cap. The number of shares set forth in the above table does not reflect the application of this Beneficial Ownership Cap limitation.

(2)	Michael Bigger is the control person of Bigger Capital Fund, LP. The address of Bigger Capital Fund, LP is 11700 W Charleston Blvd 170-659, Las Vegas, NV 89135. Includes 1,100 shares of Class A common stock underlying warrants that are currently exercisable or are exercisable within 60 days of December 23, 2024.

(3)	Mr. Hadar Shamir and Mr. Nir Shamir are deemed to beneficially own such securities and are the control persons for S.H.N. Financial Investments Ltd. The address for SHN Financial Investments Ltd is 3 Arik Einstein Street, Herziliya 4610301, Israel.

(4)	David Feldman and Joel Arber hold voting and dispositive power over the reported securities held by L1 Capital Global Opportunities Master Fund. The business address of L1 Capital Global Opportunities Master Fund is 161A Shedden Road, 1 Artillery Court, PO Box 10085 Grand Cayman KY1-1001, Cayman Islands. Includes 5,704 shares of Class A common stock underlying warrants that are currently exercisable or are exercisable within 60 days of December 23, 2024.

(5)	Eli Fireman is the control person of FirstFire Global Opportunities Fund, LLC. The address of FirstFire Global Opportunities Fund, LLC is 1040 1st Ave, New York, NY 10022.

Relationship with Selling Stockholders

To our knowledge, none of the selling stockholders have any position, office, or other material relationship with us or any of our affiliates within the past three years.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the shares of Class A common stock offered by this prospectus either directly by such individual, or through broker-dealers or agents or on any exchange on which the shares of Class A common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholders may use any one or more of the following methods when selling shares of our common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	any exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or stockholders;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to the prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with sales of the Class A common stock under this prospectus or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also loan or pledge the Class A common stock to broker-dealers that in turn may sell them. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of Class A common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Class A common stock owned by them, and the pledgees or secured parties will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities under this prospectus on behalf of such selling stockholder will decrease. The selling stockholders may also transfer and donate the Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders are underwriters within the meaning of Section 2(a)(11) of the Securities Act and any broker-dealers or agents that participate in distribution of the securities will also be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any profit on sale of the securities by them and any discounts, commissions or concessions received by them will be underwriting discounts and commissions under the Securities Act.

A selling stockholder that is an entity may elect to make an in-kind distribution of Class A common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus.

Under the securities laws of some states, the Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A common stock to engage in market-making activities with respect to the Class A common stock. All of the foregoing may affect the marketability of the Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the common shares.

We will not receive any of the proceeds from this offering. There can be no assurances that the selling stockholders will sell any or all of the securities offered under this prospectus.

The selling stockholders will pay all selling commissions, underwriting discounts, other broker-dealer fees, finder’s fees and stock transfer taxes applicable to the Class A common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, printing and copying expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent public accountants and other persons retained by the Company.

Once sold under the registration statement, of which this prospectus forms a part, the Class A common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters relating to the validity of Nxu’s common stock covered by this prospectus will be passed upon for Nxu by Snell & Wilmer L.L.P., Phoenix, Arizona.

EXPERTS

Prager Metis CPAs, LLC, our independent registered public accounting firm, has audited our financial statements as of December 31, 2023 and December 31, 2022, and for the years then ended, as set forth in its report (which report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), which is incorporated by reference in this prospectus and elsewhere in this registration statement. Such financial statements are incorporated by reference in this prospectus and the registration statement in reliance on the report of Prager Metis CPAs, LLC, given on the authority of such firm as experts in accounting and auditing.

The balance sheets of Verde Bioresins, Inc. as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ (deficit) equity and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is included herein, which report includes an explanatory paragraph about the existence of substantial doubt concerning Verde’s ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, file periodic reports and other information with the SEC. These periodic reports and other information are available at the SEC’s website, www.sec.gov. We also maintain a website at https://investors.nxuenergy.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act including those made after (i) the date of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement and (ii) the date of this prospectus and before the completion of the offering of the shares of our Class A common stock included in this prospectus:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on May 1, 2024;

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 10, 2024, August 6, 2024 and November 13, 2024, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on January 12, 2024, February 14, 2024, April 5, 2024, April 19, 2024, May 10, 2024 (Item 2.05 only), July 24, 2024, August 16, 2024, September 6, 2024, October 24, 2024 (Items 1.01, 5.02 and 8.01 and corresponding exhibits under Item 9.01 only), December 27, 2024 and January 13, 2025; and

●	The description of the Class A common stock, which is contained in our registration statement on Form 8-A12B (File No. 001-41702) filed with the SEC on May 12, 2023, which incorporates the description of the Class A common stock contained in the prospectus that is part of our registration statement on Form S-4 originally filed with the SEC on April 17, 2023, as amended and supplemented, and any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or any prospectus supplement, or in a document incorporated or deemed to be incorporated by reference herein or therein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequent prospectus supplement or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

You may obtain, free of charge, a copy of any of these documents (other than exhibits to these documents unless the exhibits are specifically incorporated by reference into these documents or referred to in this prospectus) from our website (https://investors.nxuenergy.com) or by writing or calling us at the following address and telephone number:

Nxu, Inc.
1828 N. Higley Rd. Ste 116
Mesa, AZ 85205
(602) 309-5425

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. The securities are not being offered in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

INDEX TO FINANCIAL STATEMENTS

VERDE BIORESINS, INC. INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

VERDE BIORESINS, INC. INDEX TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Verde Bioresins Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Verde Bioresisns Inc. (the “Company”) as of December 31, 2023 and 2022, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception, resulting in an accumulated deficit and these conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2020.

/s/ EISNERAMPER LLP

Iselin, New Jersey

July 15, 2024

Verde Bioresins, Inc.
Balance Sheets

	December 31, 2023	December 31, 2022
Assets:
Current assets:
Cash and cash equivalents	$962,725	$1,194,537
Accounts receivables	2,971	—
Inventory	160,038	—
Prepaid expenses and other current assets	30,580	74,658
Total current assets	1,156,314	1,269,195

Operating lease right-of-use assets, net	1,410,333	1,778,332
Property and equipment, net	2,139,610	1,787,718
Other assets	470,111	466,153
Total assets	$5,176,368	$5,301,398

Liabilities and Stockholders’ (Deficit) Equity:
Current liabilities:
Accounts payable	$997,587	$9,239
Accrued liabilities	1,305,614	380,917
Convertible notes, net of debt discount of $1,957,928 and $1,395,349 of December 31, 2023 and 2022, respectively	7,542,072	2,604,651
Current portion of operating lease liabilities	323,206	364,146
Total current liabilities	10,168,479	3,358,953

Non-current portion of operating lease liabilities	1,167,964	1,491,170
Total liabilities	11,336,443	4,850,123

Commitments and Contingencies (Note 8)

Stockholders’ (deficit) equity:
Common stock, $0.00001 par value; 33,723,608,890 shares authorized: 3,243,321,874 shares issued and outstanding at December 31, 2023 and 2022	32,434	32,434
Additional paid-in-capital	20,157,328	14,657,328
Accumulated deficit	(26,349,837)	(14,238,487)
Total stockholders’ (deficit) equity	(6,160,075)	451,275
Total liabilities and stockholders’ (deficit) equity	$5,176,368	$5,301,398

See accompanying notes to financial statements

Verde Bioresins, Inc.
Statements of Operations

	Year ended December 31, 2023	Year ended December 31, 2022
Sales	$107,884	$—
Cost of Sales	60,067	—
Gross Profit	47,817	—

Costs and expenses:
Selling expenses	419,167	287,542
General and administrative	4,782,685	2,272,536
Research and development	1,181,534	980,741
Operating expenses	(6,383,386)	(3,540,819)

Loss from operations	(6,335,569)	(3,540,819)
Interest expense	(5,775,781)	(2,820,223)
Other expenses, net	—	(28,234)
Loss before income taxes	(12,111,350)	(6,389,276)
Income taxes	—	—
Net loss	$(12,111,350)	$(6,389,276)

Net loss per share:
Basic and diluted net loss per share	$(0.00)	$(0.00)

Weighted average shares outstanding:
Basic and diluted	3,243,321,874	3,243,321,874

See accompanying notes to financial statements

Verde Bioresins, Inc.
Statements of Stockholders’ (Deficit) Equity

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance – January 1, 2023	3,243,321,874	$32,434	$14,657,328	$(14,238,487)	$451,275
Issuance of warrants in connection with issuance of convertible notes	—	—	5,129,270	—	5,129,270
Beneficial conversion feature of convertible notes	—	—	370,730	—	370,730
Net loss	—	—	—	(12,111,350)	(12,111,350)
Balance – December 31, 2023	3,243,321,874	$32,434	$20,157,328	$(26,349,837)	$(6,160,075)

Balance – January 1, 2022	3,243,321,874	$32,434	$10,657,328	$(7,849,211)	$2,840,551
Issuance of warrants in connection with issuance of convertible notes	—	—	2,863,190	—	2,863,190
Beneficial conversion feature of convertible notes	—	—	1,136,810	—	1,136,810
Net loss	—	—	—	(6,389,276)	(6,389,276)
Balance – December 31, 2022	3,243,321,874	$32,434	$14,657,328	$(14,238,487)	$451,275

See accompanying notes to financial statements

Verde Bioresins, Inc.
Statements of Cash Flows

	Year ended December 31, 2023	Year ended December 31, 2022
Cash flow from operating activities:
Net loss	$(12,111,350)	$(6,389,276)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	249,984	198,834
Credit losses on notes receivable	310,000	—
Operating lease costs	367,999	365,988
Amortization of debt issuance costs	42,337	32,558
Loss on disposal of property and equipment	—	28,234
Amortization of debt discount	4,937,421	2,604,651
Changes in assets and liabilities:
Prepaid expenses and other current assets	39,432	84,788
Inventory	(160,038)	—
Accounts receivables	(2,971)	—
Other assets	(3,958)	—
Accounts payable	988,348	(72,727)
Operating lease liabilities	(364,146)	(313,203)
Accrued liabilities	924,697	210,946
Net cash used in operating activities	(4,782,245)	(3,249,207)

Cash flow from investing activities:
Purchases of property and equipment	(601,876)	(256,306)
Assignment of promissory notes	(310,000)	—
Net cash used in investing activities	(911,876)	(256,306)

Cash flow from financing activities:
Proceeds from debt financing	5,500,000	4,000,000
Issuance costs	(37,691)	(50,000)
Net cash provided by financing activities	5,462,309	3,950,000

Net change in cash and cash equivalents	(231,812)	444,487
Cash and cash equivalents – beginning of period	1,194,537	750,050
Cash and cash equivalents – end of period	$962,725	$1,194,537

Supplemental disclosure of non-cash financing and investing activities:
Purchase of property and equipment with prior deposits	$—	$18,264
Beneficial conversion feature	370,730	1,136,810
Issuance of warrants in connection with issuance of convertible notes	5,129,270	2,863,190

See accompanying notes to financial statements

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

1.	Nature of Operations and Liquidity

Nature of activities

Verde Bioresins, Inc. (the “Company” or “Verde”) (originally incorporated under the name Ezonyx Bio Technologies, Inc.) was incorporated in the State of Delaware on March 4, 2020. Verde is a full-service privately held company that specializes in the development and manufacturing of PolyEarthylene, proprietary, biodegradable, and compostable polymers derived from sustainable resources as an alternative to conventional plastics. This material is capable of being recycled with conventional polyethylene, is eco-friendly, and represents a sustainable bioresin for injection molding, film extrusion, blow molding and thermoform applications. With performance properties like petro-polymers, PolyEarthylene products can be produced in any form and color desired for use on existing plastics manufacturing equipment.

Liquidity and Going Concern

The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had not generated revenues from operations until April 2023. During the year ended December 31, 2023 the Company incurred net losses of $12,111,350, used $4,782,245 of cash and cash equivalents for its operating activities, had negative working capital of $9,012,165 as of December 31, 2023 and accumulated deficit of $26,349,837 as of December 31, 2023.

The Company’s existence is dependent upon management’s ability to obtain additional funding sources, enter into strategic alliances or generate significant revenues, to cover its ongoing operating expenses, and also to continue to develop and be able to profitably market its products. Adequate additional financing may not be available to the Company on acceptable terms, or at all. If the Company is unable to raise additional capital and/or enter into strategic alliances when needed or on attractive terms, it would be forced to delay or reduce any commercialization efforts. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Additional working capital will be required to continue operations and scale its products.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

2.	Basis of Presentation and Summary of Significant Accounting Policies

The Company’s financial statements included herein have been prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, and pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codifications (“ASC”) of the Financial Accounting Standards Borad (“FASB”). The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these financial statements include but are not limited to the allowance for expected credit losses, allowance for sales returns, accrual of operating expenses, and valuation of equity instruments and beneficial conversion feature.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

2.	Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company manages its operations as a single operating segment for the purposes of assessing performance and making decisions.

Cash and Cash Equivalents

Cash and cash equivalents include cash and certain highly liquid investments with original maturities of 90 days or less from the date of purchase. Cash equivalents are primarily recorded at cost, which approximates fair value due to their generally short maturities.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivables. The Company maintains its cash and cash equivalent balances with high-quality financial institutions and, consequently, the Company believes that such funds are subject to minimal credit risk. As of December 31, 2023, the Company had cash of $715,574 in excess of the Federal Deposit Insurance Corporation insured limit. The Company provides credit to its customers in the normal course of its operations. It carries out, on a continuing basis, credit checks on its customers.

Allowance for expected credit losses

The Company estimates the balance of its allowance for expected credit losses. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status and makes judgments about the creditworthiness of customers and other third-parties based on ongoing credit evaluations. The Company also considers customer-specific information, current market conditions, and reasonable and supportable forecasts of future economic conditions. Account balances are written off against the allowance when it is determined that the receivable will not be recovered. The allowance for expected credit losses on accounts receivable was $0 each at December 31, 2023 and 2022. The allowance for expected credit losses on notes receivable was $310,000 at December 31, 2023.

Fair Value of Financial Instruments

Fair value is defined as the price the Company would receive to sell an investment in a timely transaction or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are as follows:

Level 1 —	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities

Level 2 —	Observable inputs other than quoted prices in active markets, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data;

Level 3 —	Unobservable inputs reflecting management’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

2.	Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The carrying amounts of the Company’s cash and cash equivalents were measured using quoted market prices in active markets and represent Level 1 investments. The Company’s other financial instruments such as notes receivable, accounts receivables, accounts payable, accrued expenses and convertible notes, approximate their fair values due to their short maturities.

Inventory

Inventories are principally comprised of raw materials and finished goods and are valued at the lower of cost or net realizable value with cost being determined using first-in first-out method. The Company reviews inventories for obsolete items to determine adjustments that it estimates will be needed to record inventory at lower of cost or net realizable value. Inventory costs include labor, overhead, manufacturing costs and inbound freight costs.

Revenue Recognition

Verde recognizes revenue from product sales in accordance with the Financial Accounting Standards Board’s ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, Verde recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that Verde expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are determined to be within the scope of ASC 606, Verde performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Verde only applies the five-step model to contracts when it is probable that Verde will collect the consideration it is entitled to in exchange for the goods it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, Verde assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised goods is distinct. Verde then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Verde derives its revenues primarily from product sales of PolyEarthylene. Verde primarily produces and sells formulated resin pellets and Verde typically recognizes revenue for these sales upon shipment. Verde sells to distributors who may request a return or credit for unforeseen reasons or who may have agreed discounts or allowances to be netted from amounts invoiced. Due to the highly specialized nature of Verde’s products, returns and allowances are projected to be infrequent and immaterial. Verde offers a standard quality assurance warranty related to the fitness of its finished goods.

The Company records accounts receivables due from distributors and other customers. Payment terms to customers are generally 30-60 days. Accounts receivable was $2,971, $0 and $0 as of December 31, 2023, December 31, 2022 and January 1, 2022, respectively.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct testing and manufacture new product samples. The Company accrues for costs incurred by external service providers based on its estimates of services performed and costs incurred. These estimates include the level of services performed by third parties. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

2.	Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Selling Expenses

Selling expenses consist of salary, marketing, and advertising costs not directly attributable to direct costs of production or associated with the Company’s administration, research and development activities.

Net Loss per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options, restricted stock units, and warrants for each year and the conversion feature of convertible notes.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

Recently Adopted Accounting Pronouncement

In 2016, the Financial Accounting Standards Board issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016- 13”). The guidance changes the impairment model used to measure credit losses for most financial assets. A new forward-looking expected credit loss model will replace the existing incurred credit loss model and will impact the Company’s accounts receivables. This is expected to generally result in earlier recognition of allowances for credit losses. The Company adopted ASU 2016-13 on January 1, 2023 and it did not have a material impact on the Company’s financial statements.

Accounting Pronouncement Issued but Not Adopted

In 2023, the FASB issued ASU 2023-09 — Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). This update standardizes categories for the effective tax rate reconciliation, requires disaggregation of income taxes and additional income tax-related disclosures. This update is required to be effective for the Company for fiscal periods beginning after December 15, 2024. The Company is evaluating the effect that ASU 2023-09 will have on its financial statements and disclosures.

In 2023, the FASB issued ASU 2023-07 — Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). This update requires expanded annual and interim disclosures for the significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. This update will be effective for fiscal years beginning after December 15, 2023, and is to be applied retrospectively to all periods presented in the financial statements. Early adoption is permitted. The Company is evaluating the effect that ASU 2023-07 will have on its financial statements and disclosures.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Most leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. Certain of the Company’s lease agreements contain renewal options; however, the Company does not recognize right-of-use assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

2.	Basis of Presentation and Summary of Significant Accounting Policies (cont.)

The Company leases warehouse space and office facilities. Verde’s operating leases with terms longer than 12 months are recorded at the sum of the present value of the lease’s fixed minimum payments as operating lease liabilities and right of use assets (“ROU assets”) in the Company’s balance sheets. For leases that contain termination options, where the rights to terminate are held by either Verde, the lessor, or both parties and it is reasonably certain that Verde or the lessor will exercise that option, Verde factors these extended or shortened lease terms into the minimum lease payments. The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by lease incentives.

The Company uses an incremental borrowing rate to determine the present value of the lease payments for leases, as Verde’s leases do not have readily determinable implicit interest rates. The Company’s incremental borrowing rates represent the rates incurred to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment.

The depreciable life of ROU assets is limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements do not contain any significant residual value guarantees or material restrictive covenants.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to 10 years. Leasehold improvements are amortized over the shorter of useful lives of the asset or maximum related lease term.

Convertible Notes

The convertible notes are considered a hybrid financial instrument consisting of put options, conversion option and various embedded features that required evaluation as potential embedded derivatives under FASB ASC 815, Derivatives and Hedging (“ASC 815”). Based on the nature of the host instrument and the embedded features, management concluded that none of the conversion and redemption features required bifurcation and separate accounting from the host instrument. The Company determined that the put options in the event of default and change in control was an embedded derivative. As a result, the put options required bifurcation and separate accounting under ASC 815. The value of such options was immaterial as of the issuance date, December 31, 2022 and December 31, 2023.

When the Company has determined that the embedded conversion option should not be bifurcated from its host instrument, the Company accounts for convertible notes in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the notes. The Company amortizes any debt discount over the term of the notes, using the effective interest method.

Warrants

The Company accounts for stock warrants as either equity instruments, liabilities or derivative liabilities in accordance with ASC Topic 480, Distinguishing Liabilities from Equity and/or ASC 815, depending on the specific terms of the warrant agreement. Liability-classified warrants are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified or otherwise settled. Changes in the estimated fair value of liability-classified warrants are recorded in the statements of operations. Equity-classified warrants are recorded within additional paid-in capital at the time of issuance and not subject to remeasurement.

When equity-classified warrants are issued in connection with issuance of convertible notes, net proceeds received are allocated to the financial instruments issued which results in a debt discount that is amortized over the term of the convertible notes, using the effective interest method.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

2.	Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of December 31, 2023, and 2022, the Company had a full valuation allowance against deferred tax assets.

The Company is subject to the provisions of ASC 740-10-25, Income Taxes (“ASC 740”). ASC 740 prescribes a more likely-than-not threshold for the financial statement recognition of uncertain tax positions. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. On a quarterly basis, the Company undergoes a process to evaluate whether income tax accruals are in accordance with ASC 740 guidance on uncertain tax positions. The Company has not recorded any liability for uncertain tax positions as of December 31, 2023, and 2022.

For the years ended December 31, 2023 and 2022, the Company recorded zero income tax expense. No tax benefit has been recorded in relation to the pre-tax loss for the years ended December 31, 2023, and 2022, due to a full valuation allowance to offset any deferred tax asset related to net operating loss carry forwards attributable to the losses.

Stock-Based Compensation

The Company accounts for all stock-based payment awards granted to employees and non-employees, if any, as stock-based compensation expense at their grant date fair value. The Company’s stock-based payments include stock options, restricted stock units, and stock appreciation rights. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, on a straight-line basis. The measurement date for non-employee awards is the date of grant and stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis. Forfeitures are accounted for as they occur.

Subsequent Events

The Company evaluated subsequent events that occurred after the balance sheet date through July 15, 2024, which is the date the financial statements were available to be issued and no events were noted other than those already disclosed elsewhere in the financial statements.

3.	Property and Equipment

Property and equipment, net, consists of the following on December 31, 2023 and 2022:

	Estimated Useful Life (Years)	December 31, 2023	December 31, 2022
Leasehold improvements	12	$578,666	$575,570
Machinery and equipment	7 – 10	1,945,744	1,355,748
Office equipment	3 – 5	65,346	60,249
Furniture and fixtures	3 – 10	35,277	31,590
Injection molds	3	44,582	44,582
		2,669,615	2,067,739
Accumulated depreciation and amortization		(530,005)	(280,021)
Property and equipment, net		$2,139,610	$1,787,718

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

3.	Property and Equipment (cont.)

Depreciation expense amounted to $249,984 and $198,834 for the years ended December 31, 2023 and 2022, respectively.

Other Assets

Other assets are comprised of security deposit and deposits for the purchases of equipment, machinery or raw material which will be used in manufacturing.

The components of other assets as of December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Deposit to vendors	$27,371	$12,400
Rent deposit	—	11,013
Letter of credit	442,740	442,740
Total other assets	$470,111	$466,153

The Company established an irrevocable standby letter of credit with a bank for $442,740 which expired on March 16, 2024, and is renewed for a one-year period from March 16, 2024 to March 16, 2025. The 12-month renewal charge was $9,202 from March 16, 2023 to March 16, 2024, and is recorded as part of prepaid expenses. The renewal charge is being amortized to interest expenses over a 12-month period from March 2023 to February 2024 using straight line method. During the year ended December 31, 2023, the Company recognized interest expense of $7,669 on the statements of operations. The letter of credit serves as the Company’s security deposit in the amount of one-year lease on a warehouse leased by the Company (see Note 7) in which the landlord is the beneficiary.

4.	Accrued Liabilities

The components of accrued liabilities as of December 31, 2023 and 2022 are as follows:

	December 31, 2023	December 31, 2022
Accrued professional fees	$209,409	$121,575
Accrued interest on convertible notes	971,370	183,014
Accrued employees’ wages & benefits	109,607	64,252
Accrued other	15,228	12,076
Total accrued liabilities	$1,305,614	$380,917

5.	Convertible Notes

On February 17, 2023, Verde issued to Acuitas Group Holdings LLC (“Acuitas”) a senior secured convertible promissory note (the “February 2023 Note”) with an aggregate principal amount of $4,000,000, documenting Acuitas’s prior two equal cash transfers to Verde, which aggregated to $4,000,000 and which were made on March 31, 2022 and November 2, 2022. The February 2023 Note accrues interest on (i) $2,000,000 of the principal amount outstanding commencing on and including March 31, 2022 (the “First Interest Accrual Date”), and (ii) $2,000,000 of the principal amount outstanding commencing on and including November 2, 2022, each at an interest rate of 10% per annum. During the year ended December 31, 2023 and 2022, the Company recognized interest expense of $400,000 and $183,014, respectively, on the statements of operations.

Unless earlier converted or repaid, on or after (i) the 12-month anniversary of the First Interest Accrual Date, provided that such date shall be automatically extended by a period of six (6) months if Verde enters into a definitive business combination agreement with TLGY Acquisition Corporation (“TLGY”) on or before March 18, 2023 (the “Maturity Date”), or (ii) any time on or after the occurrence of an event of default (as defined in the February 2023 Note), the entire outstanding principal and accrued interest under the February 2023 Note shall, at the option of Acuitas, be either

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

5.	Convertible Notes (cont.)

due and payable or converted into shares of Verde common stock. The number of shares of Verde common stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and the February 2023 Warrant (as defined below)) (the “February 2023 Capped Price”), in accordance with the terms of the February 2023 Note. In the event of a qualified conversion event (as defined in the February 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde common stock or other equity securities at a price per share equal to the February 2023 Capped Price as determined immediately prior to the consummation of such event. In June 2023, Verde and Acuitas entered into an amendment No. 1 to the February 2023 Note, pursuant to which the Maturity Date was extended from March 31, 2023 to April 19, 2024. The February 2023 Capped Price is $0.0015 as of December 31, 2023.

As of date these financial statements are available to be issued, the February 2023 Note is due and unpaid and not converted into shares.

On March 12, 2024, Verde served the notice of termination of the Merger Agreement with TLGY. On March 18, 2024, TLGY consented to the termination of the Merger Agreement (see Note 14).

In addition, in connection with the issuance of the February 2023 Note, Verde issued and sold to Acuitas a warrant (the “February 2023 Warrant”) to purchase that number of shares of Verde common stock equal to (i) $4,000,000, divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde immediately prior to the exercise of the February 2023 Warrant and the conversion of the February 2023 Note (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and exercise of the February 2023 Warrant), as set forth in the February 2023 Warrant, which number of shares is to be determined at the close of business on the day prior to Verde’s receipt of Acuitas’s notice of exercise of the February 2023 Warrant, for an aggregate exercise price of $4,000,000. The exercise price for the February 2023 Warrant will be equal to (i) $4,000,000 divided by (ii) the number of shares of Verde common stock issuable upon exercise of the February 2023 Warrant, as determined in accordance with the foregoing sentence. In March 2023, Verde and Acuitas amended and restated the February 2023 Warrant to reflect that the February 2023 Warrant is exercisable for up to 3,571,130,758 shares of Verde common stock, at an initial purchase price of $0.0011 per share, for an aggregate exercise price of $4,000,000. The February 2023 Warrant is exercisable at any time or from time to time on or after the date of issuance and prior to March 30, 2027.

On June 15, 2023, Verde issued and sold to Acuitas a senior secured convertible promissory note (the “June 2023 Note”) with an aggregate principal amount of $5,500,000, documenting Acuitas’ cash transfer to Verde of $5,500,000 and which was made on April 19, 2023. The June 2023 Note accrues interest on $5,500,000 of the principal amount outstanding commencing on and including April 19, 2023, at an interest rate of 10% per annum. During the years ended December 31, 2023 and 2022, the Company recognized interest expense of $387,260 and $0, respectively, on the statements of operations.

Unless earlier converted or repaid, the entire outstanding principal and accrued interest under the June 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde common stock, on or after (i) the 12-month anniversary of April 19, 2023 or (ii) any time on or after the occurrence of an event of default (as defined in the June 2023 Note). The number of shares of Verde common stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the June 2023 Note and the June 2023 Warrant (as defined below)) (the “June 2023 Capped Price”), in accordance with the terms of the June 2023 Note. In the event of a qualified conversion event (as defined in the June 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde Common Stock or other equity securities at a price per share equal to the June 2023 Capped Price as determined immediately prior to the consummation of such event. The June 2023 Capped Price is $0.0005 as of December 31, 2023.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

5.	Convertible Notes (cont.)

In addition, in connection with the issuance of the June 2023 Note, Verde issued and sold to Acuitas a warrant (the “June 2023 Warrant”) exercisable for up to 8,838,548,625 shares of Verde Common Stock, at an initial purchase price of $0.0006 per share, for an aggregate exercise price of $5,500,000. The warrant is exercisable at any time or from time to time on or after the date of issuance and prior to June 15, 2028.

On June 19, 2023, Acuitas transferred and assigned all of the issued and outstanding shares of Verde common stock and warrants, including the February 2023 Warrant and the June 2023 Warrant, as well as all outstanding secured convertible promissory notes issued by Verde to Acuitas (including security agreements relating thereto), including the February 2023 Notes and the June 2023 Note, to Humanitario Capital LLC.

The provisions in the warrants as disclosed herein require the Company to account for the warrants as equity. The Company recognized a discount to debt at issuance of February 2023 Note of $2,863,190 and at issuance of June 2023 Note of $5,129,270 related to the initial fair values of the February 2023 Warrant and June 2023 Warrant, respectively (see Note 9).

As a result of the convertible notes having a lower effective conversion price considering the value allocated to the warrants, the Company has recognized a beneficial conversion feature of $1,136,810 on February 2023 Note in 2022 and $370,730 on June 2023 Note in 2023. The beneficial conversion features and the fair value of the warrants are collectively considered the debt discount. The Company recorded a debt discount in the amount of $4,000,000 at issuance of February 2023 and $5,500,000 at issuance of June 2023 Note which are being amortized over the life of the respective convertible notes using the effective interest method. During the years ended December 31, 2023 and 2022, the Company recognized $4,937,421 and $2,604,651, respectively, of amortization of debt discount recorded as part of interest expense on the statements of operations. As of December 31, 2023, $4,000,000 debt discount on February 2023 Note has been amortized to interest expense and the $3,542,072 debt discount on June 2023 Note has been amortized to interest expense.

All debt issuance costs are accounted for as a deferred asset and will be amortized over the life of the convertible notes. During the years ended December 31, 2023 and 2022, the Company recognized $42,337 and $32,558 respectively, of amortization of debt issuance costs recorded as part of interest expense on the statements of operations. The Company had incurred approximately $50,000 in debt issuance costs related to the February 2023 Note and had fully amortized those costs as of December 31, 2023, and $37,691 in debt issuance costs related to the June 2023 Note and had amortized approximately $24,895 as of December 31, 2023.

6.	Operating Leases

On October 1, 2020, the Company commenced a 35-month operating lease for approximately 4,405 square foot of office space located in Santa Monica, California. The monthly base rent is $11,013 per month with no increase each year thereafter. At the end of August 2023, the Company completed the operating lease and did not renew it. In June 2021, the Company commenced a 73-month operating lease for approximately 37,268 square foot of industrial warehouse space located in Fullerton, California. The monthly base rent is $36,895 per month for the first 12 months with a 3% increase each year thereafter.

As of December 31, 2023 and December 31, 2022, the Company’s operating leases have a remaining weighted average lease term of 3.7 years and 4.3 years, respectively, and Verde evaluated the present value of the payments at inception of the lease using Verde’s estimated incremental borrowing rate of 11.58%. The Company’s operating lease expenses were $553,676 and $595,209 for the years ended December 31, 2023 and 2022, respectively.

The Company paid cash of $549,824 and $542,423 for operating leases for the years ended December 31, 2023 and 2022, respectively.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

6.	Operating Leases (cont.)

Maturities of operating lease liabilities as of December 31, 2023 were as follows:

Year ending	Total
2024	470,610
2025	470,610
2026	470,610
2027	274,523
Total paid	1,686,353
Imputed interest	(195,183)
Total	$1,491,170
Less current portion	$323,206
Lease liabilities – noncurrent	$1,167,964

7.	Commitments and Contingencies

Royalties

During 2020, in connection with issuance of common shares to certain investors, the Company agreed to enter into royalty agreements with these investors whereby the Company is obligated to make royalty payments, on a quarterly basis at rate of 0.2% or, in some cases, 0.1% of adjusted gross revenue received by Verde in the immediately preceding fiscal quarter until such time as the investors receive in aggregate $14.2 million in royalties. Royalties incurred amounted to approximately $2,484 and $0, respectively, for the years ended December 31, 2023, and 2022. Royalties’ payables as of December 31, 2023 and 2022 amounted to approximately $2,484 and $0, respectively, recorded as part of accounts payable on the balance sheet.

Litigation

The Company investigates claims as they arise and accrues estimates for resolution of legal and other contingencies when losses are probable and estimable. As of December 31, 2023, Verde is not a party to litigation or subject to claims incident to the ordinary course of business, including intellectual property claims, putative and certified class actions, commercial and consumer protection claims, labor and employment claims, breach of contract claims and other asserted and unasserted claims.

8.	Warrants

A summary of the Company’s warrants outstanding at December 31, 2023 is as follows:

Exercise Price	Outstanding	Issuance Date	Expiration Date
0.0043	1,053,864,168	February 8, 2021	February 7, 2025
0.0011	3,571,130,758	March 31, 2022	February 7, 2027
0.0006	8,838,548,625	June 15, 2023	June 15, 2028

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

8.	Warrants (cont.)

The following is the summary of changes in warrants to purchase common stock for the years ended December 31, 2023 and 2022:

	Number of Warrants Shares Outstanding and Exercisable	Weighted Average Exercise Price per Share
Balance as of December 31, 2021	1,053,864,168	$0.0043
Issued March 2022	3,571,130,758	$0.0011
Exercised	—	—
Balance as of December 31, 2022	4,624,994,926	$0.0018
Issued June 2023	8,838,548,625	$0.0006
Exercised	—	—
Balance as of December 31, 2023	13,463,543,551	$0.0010

The fair value of the warrants on issuance was determined by using option pricing models assuming the following:

	December 31, 2023	December 31, 2022
Risk-free interest rate	3.91%	2.42%
Expected term (in years)	5	5
Expected volatility	50%	50%
Expected dividend yield	—	—
Exercise price	$0.0006	$0.0011
Fair value of common stock	$0.0091	$0.0037

9.	Stockholders’ (Deficit) Equity

The Company’s Certificate of Incorporation, originally filed in Delaware on March 4, 2020, was first amended on November 18, 2020 by the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation. This amendment authorized the issuance of common stock. On March 21, 2023, the Company’s Certificate of Incorporation was further amended, as authorized by the Company’s Board of Directors, to increase the Company’s authorized common stock to 11,211,920,795 shares. On June 15, 2023, the Company’s Certificate of Incorporation was further amended, as authorized by the Company’s Board of Directors, to increase the Company’s authorized common stock to 33,723,608,890 shares. As of December 31, 2023 and December 31, 2022, the Company’s capital structure consists of common stock with par value of $0.00001 per share.

The Company has not paid any dividends on common stock to date. It is the Company’s present intention to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate that the Board of Directors will declare any dividends in the foreseeable future on its common stock.

In 2020, the Company adopted the 2020 Incentive Stock Option Plan (the “2020 Plan”), which provides for the award of incentive stock options to purchase up to 166,727,405 shares of common stock. Employees, advisors and directors are eligible to be granted awards under the 2020 Plan. The exercise price of any option granted under the 2020 Plan may not be less than 100% of the fair market value of the common stock as determined by the Board of Directors on the date of grant. During the years ended December 31, 2023 and 2022, there were no stock-based awards granted.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

10.	Net Loss per Share

For the years ended December 31, 2023 and 2022, the Company recorded a net loss available to common stockholders. As such, because the dilution from potential common stock was antidilutive, the Company used basic weighted-average common stock outstanding, rather than diluted weighted-average common stock outstanding when calculating diluted loss per share for the years ended December 31, 2023 and 2022.

	Year ended December 31, 2023	Year ended December 31, 2022
Numerator:
Net loss available to common stockholders	$(12,111,350)	$(6,389,276)

Denominator:
Weighted-average number of shares used in computing net loss per share, basic and diluted	3,243,321,874	3,243,321,874

Net loss per share – basic and diluted	$(0.00)	$(0.00)

The following potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

	Year ended December 31, 2023	Year ended December 31, 2022
Warrants exercisable for common stock	13,463,543,551	4,624,994,926
Share issuable upon conversion of convertible notes	15,163,835,616	3,121,095,890
	28,627,379,167	7,746,090,816

11.	Income Taxes

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets relate primarily to its net operating loss carryforwards and other balance sheet basis differences. In accordance with ASC 740, the Company recorded a valuation allowance to fully offset the gross deferred tax asset, because it is not more likely than not that the Company will realize future benefits associated with these deferred tax assets as of December 31, 2023 and 2022.

As of December 31, 2023, and 2022, the Company had net deferred tax assets of $7,258,796 and $3,934,223, respectively, against which a full valuation allowance had been recorded. The change in the valuation allowance for the year ended December 31, 2023, was an increase of $3,324,573. The increase in the valuation allowance for the year ended December 31, 2023, was mainly attributable to an increase in the net operating loss carryforward, which resulted in an increase in the deferred tax assets and a corresponding valuation allowance.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

11.	Income Taxes (cont.)

Significant components of the Company’s deferred tax assets as of December 31, 2023, and 2022 were as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Deferred tax assets:
Net operating loss forward	$6,576,237	$3,787,952
Operating lease liabilities	417,283	519,184
Capitalized research and development expenses	377,553	205,286
Start-up costs	20,884	22,753
Accrued liabilities and reserves	104,115	27,059
Total deferred tax assets	7,496,072	4,562,234

Deferred tax liabilities:
Operating right-of-use asset	(394,662)	(497,642)
Fixed assets	(208,820)	(128,039)
Prepaid expenses	(11,835)	(1,330)
Debt accretion	(36,932)	—
Total deferred tax liabilities	(652,249)	(628,011)
Net deferred tax assets before valuation allowance	6,843,823	3,934,223

Valuation allowance	(6,843,823)	(3,934,223)
Net deferred tax assets after valuation allowance	$—	$—

A reconciliation of the federal statutory tax rate and the effective tax rates for the years ended December 31, 2023 and 2022 is as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
U.S. federal statutory tax rate	21.0%	21.0%
State income taxes, net of federal benefit	5.5	7.9
Nondeductible expenses and other	(2.5)	(0.2)
Change in valuation allowance	(24.0)	(28.7)
Effective tax rate	—%	—%

The Company had approximately $24,215,174 and $13,687,041 of gross net operating loss (“NOL”) carryforwards (federal and state) as of December 31, 2023 and 2022, respectively, which may be carried forward indefinitely. Sections 382 and 383 of the Internal Revenue Code, similar state regulations, contain provisions that may limit the NOL carryforwards available to be used to offset income in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stakeholders. In the event of a cumulative change in ownership in excess of 50% over a three-year period, the amount of the NOL carryforwards that the Company may utilize in any one year may be limited.

The Company follows guidance on accounting for uncertainty in income taxes which prescribes a minimum threshold a tax provision is required to meet before being recognized in the financial statements. The Company does not have any liabilities as of December 31, 2023 and 2022 to account for potential income tax exposure. The Company is obliged to file income tax returns in the U.S. federal jurisdiction and the State of California. The tax years ended December 31, 2023, 2022, 2021 and 2020 are open and subject to audit examination.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

12.	Distribution Agreement

In February 2023, Verde entered into a distribution agreement with Vinmar International Ltd. (“Vinmar”) for the distribution of its PolyEarthylene resins throughout the United States, Canada and Mexico. In April 2023, Vinmar started selling PolyEarthylene to its customers. Sales to Vinmar amounted to $26,818 and $0 for the years ended December 31, 2023 and 2022, respectively. Outstanding receivables from Vinmar as of December 31, 2023 and 2022 amounted to $2,946 and $0, respectively.

13.	Merger Agreement

On June 21, 2023, Verde entered into a merger agreement with TLGY Acquisition Corporation (“TLGY”) (the “TLGY Merger Agreement”).

On August 14, 2023, TLGY filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission, which included a preliminary proxy statement and prospectus in connection with the proposed business combination with Verde.

On November 14, 2023, TLGY filed the amendment number 1 to the registration statement on Form S-4 with the U.S. Securities and Exchange Commission.

Pursuant to the terms of the Merger Agreement, Verde has agreed, if any extension of the deadline by which TLGY must complete its initial business combination (an “Extension”) is required (i) from September 2, 2023 through December 2, 2023 (the “First Extension Period”) and (ii) from December 2, 2023 through March 31, 2024 (the “Second Extension Period”), to cause one or more loans (“Company Extension Loans”) to be made to TLGY on a monthly basis on an interest-free basis in an amount equal to (x) with respect to the First Extension Period, fifty percent (50%) of the amount necessary for funding the applicable month of the Extension(s); provided that Verde shall not be required to make a Company Extension Loan in excess of $100,000 per month, and (y) with respect to the Second Extension Period, the lesser of fifty percent (50%) of the amount necessary for enabling the applicable month of Extension(s), and $150,000. The proceeds of the Company Extension Loans shall be deposited into TLGY’s trust account and held for the benefit of TLGY and its public shareholders. Verde has made Company Extension Loans on each of August 22, 2023, September 22, 2023, November 11, 2023 and December 7, 2023 in the amount of $100,000, $100,000, $55,000 and $55,000, respectively.

The August 22, 2023, September 22, 2023, November 11, 2023 and December 7, 2023 Company Extension Loans or a total of $310,000 are recorded as Notes receivable on the balance sheet. As a result of the termination of the Merger Agreement (as discussed below), Verde provided for the full valuation allowance of $310,000 for these Notes receivable on the statements of operation during the year ended December 31, 2023.

On each of January 12, 2024, February 10, 2024 and March 8, 2024, TLGY issued to Verde additional unsecured promissory notes with aggregate principal amounts of $55,000 each, in connection with Verde’s January 9, 2024, February 8, 2024 and March 8, 2024 Company Extension Loans.

On March 12, 2024, Verde terminated the Merger Agreement with TLGY due to TLGY’s willful breach of the Merger Agreement. On March 18, 2024, TLGY consented to the termination of the Merger Agreement. On May 4, 2024, Verde and TLGY signed a Mutual Release Agreement and discharged each other of all liabilities and obligations under the Merger Agreement and other ancillary agreements. In the event of consummation by TLGY of its initial business combination, on or within 5 business days after the date of the closing of such business combination, TLGY shall pay Verde a sum of $83,125. If TLGY does not consummate its initial business combination and subsequently liquidates, Verde shall not be entitled to any payment.

Verde Bioresins, Inc.
Notes to Financial Statements
Years Ended December 31, 2023 and 2022

14.	Subsequent Events

On March 5, 2024, Verde issued and sold to Humanitario Capital LLC (“Humanitario”) a senior secured convertible promissory note (the “March 2024 Note”) with an aggregate principal amount of $5,000,000 and received cash transfers of $1,250,000, $500,000 and $750,000 on March 6, 2024, April 17, 2024 and June 5, 2024, respectively, from Humanitario and remaining $2,500,000 is expected to be received from Humanitario in 2024. The March 2024 Note accrues interest on the principal amount outstanding commencing on March 6, 2024 (the “First Interest Accrual Date”), at a fixed rate equal to 10% per annum, compounded monthly.

Unless earlier converted or repaid, on or after (i) September 5, 2025 or (ii) any time on or after the occurrence of an event of default (as defined in the March 2024 Note), the entire outstanding principal and accrued interest under the March 2024 Note shall, at the option of Humanitario, be either due and payable or converted into shares of Verde common stock, par value $0.00001 per share; provided that, if there is then-outstanding a class or series of capital stock that is senior in rights, preferences or privileges to the Common Stock, then the outstanding amount shall convert into shares of a newly-issued series of such capital stock having rights, preferences and privileges (except with respect to the per share liquidation preference, which shall be equal to the Capped Price (as defined below)) substantially equivalent to such senior class or series of capital stock of the Company. The number of shares of Common Stock into which the outstanding amount shall convert shall be equal to the quotient of (i) the Outstanding Amount divided by (ii) the Capped Price (as defined below) as determined as of the time Humanitario exercises its option to convert.

The “Capped Price” shall be equal to $5,000,000 divided by the fully diluted capitalization of the Verde as of the applicable date of determination, which capitalization shall include the unallocated equity incentive pool and any increase to the equity incentive pool made prior to or at the time of conversion of the March 2024 Note, and all other rights to acquire capital stock of the Verde outstanding at the time of the conversion of the March 2024 Note, but shall exclude: the Common Stock issuable upon conversion of the March 2024 Note.

Verde Bioresins, Inc.
Condensed Balance Sheets

	September 30, 2024 (unaudited)	December 31, 2023

Assets:
Current assets:
Cash and cash equivalents	$226,965	$962,725
Accounts receivables	16,449	2,971
Inventory	217,573	160,038
Prepaid expenses and other current assets	59,639	30,580
Total current assets	520,626	1,156,314

Operating lease right-of-use assets, net	1,174,527	1,410,333
Property and equipment, net	2,537,659	2,139,610
Other assets	470,111	470,111
Total assets	$4,702,923	$5,176,368

Liabilities and Stockholders’ Deficit :
Current liabilities:
Accounts payable	$1,392,624	$997,587
Accrued liabilities	2,221,165	1,305,614
Convertible notes, net of debt discount of $2,374,681 and $1,957,928 as of September 30, 2024 and December 31, 2023, respectively	10,625,319	7,542,072
Current portion of operating lease liabilities	362,578	323,206
Total current liabilities	14,601,686	10,168,479

Non-current portion of operating lease liabilities	891,477	1,167,964
Total liabilities	15,493,163	11,336,443

Commitments and Contingencies (Note 8)

Stockholders’ deficit :
Common stock, $0.00001 par value; 58,687,483,705 shares authorized: 3,243,321,874 shares issued and outstanding at September 30, 2024 and December 31, 2023	32,434	32,434
Additional paid-in-capital	23,752,454	20,157,328
Accumulated deficit	(34,575,128)	(26,349,837)
Total stockholders’ deficit	(10,790,240)	(6,160,075)
Total liabilities and stockholders’ deficit	$4,702,923	$5,176,368

See accompanying notes to unaudited condensed financial statements

Verde Bioresins, Inc.
Condensed Statements of Operations
(unaudited)

	For the Nine Months Ended September 30, 2024	For the Nine Months Ended September 30 2023

Sales	$50,137	$107,884
Cost of sales	27,124	60,067
Gross profit	23,013	47,817

Costs and expenses:
Selling expenses	462,165	293,809
General and administrative	2,758,588	3,573,136
Research and development	1,016,387	808,869
Operating expenses	(4,237,140)	(4,675,814)

Loss from operations	(4,214,127)	(4,627,997)

Interest expense	(4,011,164)	(3,885,786)
Loss before income taxes	(8,225,291)	(8,513,783)

Income taxes	-	-
Net loss	$(8,225,291)	$(8,513,783)

Net loss per share:
Basic and diluted net loss per share	$(0.00)	$(0.00)
Weighted average shares outstanding:
Basic and diluted	3,243,321,874	3,243,321,874

See accompanying notes to unaudited condensed financial statements

Verde Bioresins, Inc.
Condensed Statements of Stockholders’ (Deficit) Equity

(unaudited)

	Number of	Common	Additional Paid-in	Accumulated
	Shares	Stock	Capital	Deficit	Total

Balance – January 1, 2023	3,243,321,874	$32,434	$14,657,328	$(14,238,487)	$451,275

Issuance of warrants in connection with issuance of convertible notes	—	—	5,129,270	—	5,129,270
Beneficial conversion feature of convertible notes	—	—	370,730	—	370,730
Net loss	—	—	—	(8,513,783)	(8,513,783)
Balance – September 30, 2023	3,243,321,874	$32,434	$20,157,328	$(22,752,270)	$(2,562,508)

Balance – January 1, 2024	3,243,321,874	$32,434	$20,157,328	$(26,349,837)	$(6,160,075)

Beneficial conversion feature of convertible notes	—	—	3,500,000	—	3,500,000
Stock-based compensation			95,126		95,126
Net loss	—	—	—	(8,225,291)	(8,225,291)
Balance – September 30, 2024	3,243,321,874	$32,434	$23,752,454	$(34,575,128)	$(10,790,240)

See accompanying notes to unaudited condensed financial statements

Verde Bioresins, Inc.
Condensed Statements of Cash Flows
(unaudited)

	Nine Months ended September 30, 2024	Nine Months ended September 30, 2023
Cash flow from operating activities:
Net loss	$(8,225,291)	$(8,513,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	232,742	182,727
Credit losses on notes receivable	165,000	—
Operating lease costs	235,806	293,814
Stock-based compensation	95,126	—
Amortization of debt issuance costs	75,797	31,634
Loss on disposal of property and equipment	43,259	—
Amortization of debt discount	3,083,247	3,299,880
Stock-based compensation
Changes in assets and liabilities:
Prepaid expenses and other current assets	(15,657)	44,573
Inventory	(57,535)	(83,130)
Accounts receivables	(13,478)	(42,187)
Other assets	-	(3,958)
Accounts payable	395,037	795,820
Operating lease liabilities	(237,115)	(290,189)
Accrued liabilities	915,551	969,494
Net cash used in operating activities	(3,307,511)	(3,315,305)

Cash flow from investing activities:
Purchases of property and equipment	(784,550)	(495,441)
Sale of property and equipment	110,500	—
Assignment of promissory notes	(165,000)	(200,000)
Net cash used in investing activities	(839,050)	(695,441)

Cash flow from financing activities:
Proceeds from debt financing	3,500,000	5,500,000
Issuance costs	(89,199)	(37,691)
Net cash provided by financing activities	3,410,801	5,462,309

Net change in cash and cash equivalents	(735,760)	1,451,563
Cash and cash equivalents - beginning of period	962,725	1,194,537
Cash and cash equivalents - end of period	$226,965	$2,646,100

Supplemental disclosure of non-cash financing and investing activities:
Beneficial conversion feature	$3,500,000	$370,730
Issuance of warrants in connection with issuance of convertible notes	—	5,129,270

See accompanying notes to unaudited condensed financial statements

Verde Bioresins, Inc.
Notes to Condensed Financial Statements (Unaudited)
For the Nine Months Ended September 30, 2024 and 2023

1.	Nature of Operations and Liquidity

Nature of activities

Verde Bioresins, Inc. (the “Company” or “Verde”) (originally incorporated under the name Ezonyx Bio Technologies, Inc.) was incorporated in the State of Delaware on March 4, 2020. Verde is a full-service privately held company that specializes in the development and manufacturing of PolyEarthylene, proprietary, biodegradable, and compostable polymers derived from sustainable resources as an alternative to conventional plastics. This material is capable of being recycled with conventional polyethylene, is eco-friendly, and represents a sustainable bioresin for injection molding, film extrusion, blow molding and thermoform applications. With performance properties like petro-polymers, PolyEarthylene products can be produced in any form and color desired for use on existing plastics manufacturing equipment.

Liquidity and Going Concern

The accompanying financial statements have been prepared on the basis that the Company is a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had not generated revenues from operations until April 2023. During the nine months ended September 30, 2024, the Company incurred net losses of $8,225,291, used $3,307,511 of cash and cash equivalents for its operating activities, had negative working capital of $14,081,060 as of September 30, 2024 and accumulated deficit of $34,575,128 as of September 30, 2024.

The Company’s existence is dependent upon management’s ability to obtain additional funding sources, enter into strategic alliances or generate significant revenues, to cover its ongoing operating expenses, and also to continue to develop and be able to profitably market its products. Adequate additional financing may not be available to the Company on acceptable terms, or at all. If the Company is unable to raise additional capital and/or enter into strategic alliances when needed or on attractive terms, it would be forced to delay or reduce any commercialization efforts. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Additional working capital will be required to continue operations and scale its products.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

2.	Basis of Presentation and Summary of Significant Accounting Policies

Unaudited Financial Information

The Company’s unaudited condensed financial statements included herein have been prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP, and pursuant to the rules and regulations of the Securities and Exchange Commission, or SEC. In the Company’s opinion, the information furnished reflects all adjustments, all of which are of a normal and recurring nature, necessary for a fair presentation of the financial position and results of operations for the reported interim periods. The Company considers events or transactions that occur after the balance sheet date but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. The results of operations for interim periods are not necessarily indicative of results to be expected for the full year or any other interim period.

The unaudited condensed financial statements should be read in conjunction with the audited financial statements as of and for the year ended December 31, 2023 and the notes thereto. The balance sheet data as of December 31, 2023 was derived from the audited financial statements as of that date but does not include all disclosures required by U.S. GAAP.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates and assumptions reflected in these financial statements include but are not limited to the allowance for expected credit losses, allowance for sales returns, accrual of operating expenses, and valuation of equity instruments and beneficial conversion feature.

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company manages its operations as a single operating segment for the purposes of assessing performance and making decisions.

Cash and Cash Equivalents

Cash and cash equivalents include cash and certain highly liquid investments with original maturities of 90 days or less from the date of purchase. Cash equivalents are primarily recorded at cost, which approximates fair value due to their generally short maturities.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk primarily consist of cash and cash equivalents and accounts receivables. The Company maintains its cash and cash equivalent balances with high-quality financial institutions and, consequently, the Company believes that such funds are subject to minimal credit risk. As of September 30, 2024, the Company had no cash and cash equivalents in excess of the Federal Deposit Insurance Corporation insured limit. The Company provides credit to its customers in the normal course of its operations. It carries out, on a continuing basis, credit checks on its customers.

Allowance for expected credit losses

The Company estimates the balance of its allowance for expected credit losses. In determining the amount of the allowance for expected credit losses, the Company considers historical collectability based on past due status and makes judgments about the creditworthiness of customers and other third-parties based on ongoing credit evaluations. The Company also considers customer-specific information, current market conditions, and reasonable and supportable forecasts of future economic conditions. Account balances are written off against the allowance when it is determined that the receivable will not be recovered. The allowance for expected credit losses on accounts receivable was $0 each at September 30, 2024 and December 31, 2023. The allowance for expected credit losses on notes receivable was $475,000 and $310,000 at September 30, 2024 and December 31, 2023 respectively.

Fair Value of Financial Instruments

Fair value is defined as the price the Company would receive to sell an investment in a timely transaction or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market, the most advantageous market for the investment or liability. A framework is used for measuring fair value utilizing a three-tier hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

The three levels of the fair value hierarchy are as follows:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets and liabilities

Level 2 – Observable inputs other than quoted prices in active markets, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data;

Level 3 – Unobservable inputs reflecting management’s assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

The carrying amounts of the Company’s cash and cash equivalents were measured using quoted market prices in active markets and represent Level 1 investments. The Company’s other financial instruments such as notes receivable, accounts receivables, accounts payable, accrued liabilities and convertible notes, approximate their fair values due to their short maturities.

Inventory

Inventories are principally comprised of raw materials and finished goods and are valued at the lower of cost or net realizable value with cost being determined using first-in first-out method. The Company reviews inventories for obsolete items to determine adjustments that it estimates will be needed to record inventory at lower of cost or net realizable value. Inventory costs include labor, overhead, manufacturing costs and inbound freight costs.

Revenue Recognition

Verde recognizes revenue from product sales in accordance with the Financial Accounting Standards Board’s Accounting Standard Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”). This standard applies to all contracts with customers, except for contracts that are within the scope of other standards, such as leases, insurance, collaboration arrangements and financial instruments. Under ASC 606, Verde recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that Verde expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are determined to be within the scope of ASC 606, Verde performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. Verde only applies the five-step model to contracts when it is probable that Verde will collect the consideration it is entitled to in exchange for the goods it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, Verde assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised goods is distinct. Verde then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Verde derives its revenues primarily from product sales of PolyEarthylene. Verde primarily produces and sells formulated resin pellets and Verde typically recognizes revenue for these sales upon shipment. Verde sells to distributors who may request a return or credit for unforeseen reasons or who may have agreed discounts or allowances to be netted from amounts invoiced. Due to the highly specialized nature of Verde’s products, returns and allowances are projected to be infrequent and immaterial. Verde offers a standard quality assurance warranty related to the fitness of its finished goods.

The Company records accounts receivables due from distributors and other customers. Payment terms to customers are generally 30-60 days. Accounts receivable was $16,449, $2,971 and $0 as of September 30, 2024, December 31, 2023 and January 1, 2023, respectively.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses include personnel costs associated with research and development activities, including third-party contractors to perform research, conduct testing and manufacture new product samples. The Company accrues for costs incurred by external service providers based on its estimates of services performed and costs incurred. These estimates include the level of services performed by third parties. Based on the timing of amounts invoiced by service providers, the Company may also record payments made to those providers as prepaid expenses that will be recognized as expense in future periods as the related services are rendered.

Selling Expenses

Selling expenses consist of salary, marketing, and advertising costs not directly attributable to direct costs of production or associated with the Company’s administration, research and development activities.

Net Loss per Share

Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options, restricted stock units, and warrants for each year and the conversion feature of convertible notes.

Recent Accounting Pronouncements

The Company considers the applicability and impact of all Accounting Standards Updates (“ASUs”). ASUs not discussed below were assessed and determined to be either not applicable or are expected to have minimal impact on the financial statements.

Accounting Pronouncement Issued but Not Adopted

In 2023, the Financial Accounting Standards Board issued ASU 2023-09 – Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). This update standardizes categories for the effective tax rate reconciliation, requires disaggregation of income taxes and additional income tax-related disclosures. This update is required to be effective for the Company for fiscal periods beginning after December 15, 2024. The Company is evaluating the effect that ASU 2023-09 will have on its financial statements and disclosures.

In 2023, the FASB issued ASU 2023-07 – Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). This update requires expanded annual and interim disclosures for the significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss. This update is effective for fiscal years beginning after December 15, 2023, and interim periods in fiscal years after December 15, 2024. ASU 2023-07 is to be applied retrospectively to all periods presented in the financial statements. The Company is evaluating the effect that ASU 2023-07 will have on the Company’s condensed financial statements and disclosures.

In 2024, the FASB issued ASU 2024-03 - Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) (“ASU 2024-03”). This update improves financial reporting by requiring that public business entities disclose additional information about specific expense categories in the notes to the financial statements at interim and annual periods. This update is effective for fiscal years beginning after December 15, 2026, and interim periods in fiscal years after December 15, 2027. Early adoption is permitted. ASU 2024-03 is to be applied either (1) prospectively to financial statements issued for reporting periods after the effective date or (2) retrospectively to any or all periods presented in the financial statements. The Company is evaluating the effect that ASU 2024-03 will have on the Company’s condensed financial statements and disclosures.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Most leases with a term greater than one year are recognized on the balance sheet as right-of-use assets and lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. Certain of the Company’s lease agreements contain renewal options; however, the Company does not recognize right-of-use assets or lease liabilities for renewal periods unless it is determined that the Company is reasonably certain of renewing the lease at inception or when a triggering event occurs.

The Company leases warehouse space and office facilities. Verde’s operating leases with terms longer than 12 months are recorded at the sum of the present value of the lease’s fixed minimum payments as operating lease liabilities and right of use assets (“ROU assets”) in the Company’s balance sheets. For leases that contain termination options, where the rights to terminate are held by either Verde, the lessor, or both parties and it is reasonably certain that Verde or the lessor will exercise that option, Verde factors these extended or shortened lease terms into the minimum lease payments. The ROU assets also include any initial direct costs incurred and lease payments made at or before the commencement date and are reduced by lease incentives.

The Company uses an incremental borrowing rate to determine the present value of the lease payments for leases, as Verde’s leases do not have readily determinable implicit interest rates. The Company’s incremental borrowing rates represent the rates incurred to borrow on a collateralized basis over a similar term at an amount equal to the lease payments in a similar economic environment.

The depreciable life of ROU assets is limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise. The Company’s lease agreements do not contain any significant residual value guarantees or material restrictive covenants.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to 10 years. Leasehold improvements are amortized over the shorter of useful lives of the asset or maximum related lease term.

Convertible Notes

The convertible notes are considered a hybrid financial instrument consisting of put options, conversion option and various embedded features that required evaluation as potential embedded derivatives under FASB ASC 815, Derivatives and Hedging (“ASC 815”). Based on the nature of the host instrument and the embedded features, management concluded that none of the conversion and redemption features required bifurcation and separate accounting from the host instrument. The Company determined that the put options in the event of default and change in control was an embedded derivative. As a result, the put options required bifurcation and separate accounting under ASC 815. The value of such options was immaterial at each issuance date as of September 30, 2024 and December 31, 2023.

When the Company has determined that the embedded conversion option should not be bifurcated from its host instrument, the Company accounts for convertible notes in accordance with ASC 470-20, Debt with Conversion and Other Options. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the notes. The Company amortizes any debt discount over the term of the notes, using the effective interest method.

Warrants

The Company accounts for stock warrants as either equity instruments, liabilities or derivative liabilities in accordance with ASC Topic 480, Distinguishing Liabilities from Equity and/or ASC 815, depending on the specific terms of the warrant agreement. Liability-classified warrants are recorded at their estimated fair values at each reporting period until they are exercised, terminated, reclassified or otherwise settled. Changes in the estimated fair value of liability-classified warrants are recorded in the statements of operations. Equity-classified warrants are recorded within additional paid-in capital at the time of issuance and not subject to remeasurement.

When equity-classified warrants are issued in connection with issuance of convertible notes, net proceeds received are allocated to the financial instruments issued which results in a debt discount that is amortized over the term of the convertible notes, using the effective interest method.

Income Taxes

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of September 30, 2024 and December 31, 2023, the Company had a full valuation allowance against deferred tax assets.

The Company is subject to the provisions of ASC 740-10-25, Income Taxes (“ASC 740”). ASC 740 prescribes a more likely-than-not threshold for the financial statement recognition of uncertain tax positions. ASC 740 clarifies the accounting for income taxes by prescribing a minimum recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. On a quarterly basis, the Company undergoes a process to evaluate whether income tax accruals are in accordance with ASC 740 guidance on uncertain tax positions. The Company has not recorded any liability for uncertain tax positions as of September 30, 2024 and December 31, 2023.

Stock-Based Compensation

The Company accounts for all stock-based payment awards granted to employees and non-employees, if any, as stock-based compensation expense at their grant date fair value. The Company’s stock-based payments include stock options, restricted stock units, and stock appreciation rights. The measurement date for employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the employees’ requisite service period, on a straight-line basis. The measurement date for non-employee awards is the date of grant and stock-based compensation costs for non-employees are recognized as expense over the vesting period on a straight-line basis. Forfeitures are accounted for as they occur.

Subsequent Events

The Company evaluated subsequent events that occurred after the balance sheet date through December 27, 2024, which is the date the financial statements were available to be issued and no events were noted other than those already disclosed elsewhere in the financial statements.

3.	Property and Equipment

Property and equipment, net, consists of the following on September 30, 2024 and December 31, 2023:

	Estimated Useful Life (Years)	September 30, 2024 (unaudited)	December 31, 2023
Leasehold improvements	12	$578,666	$578,666
Machinery and equipment	7 – 10	2,525,865	1,945,744
Office equipment	3 – 5	67,579	65,346
Furniture and fixtures	3 – 10	35,524	35,277
Injection molds	3	44,582	44,582
		3,252,216	2,669,615
Accumulated depreciation and amortization		(714,557)	(530,005)
Property and equipment, net		$2,537,659	$2,139,610

Depreciation expense amounted to $232,742 and $182,727 for the nine months ended September 30, 2024 and 2023, respectively.

4.	Other Assets

Other assets are comprised of security deposit and deposits for the purchases of equipment, machinery or raw material which will be used in manufacturing.

The components of other assets as of September 30, 2024 and December 31, 2023 are as follows:

	September 30, 2024 (unaudited)	December 31, 2023
Deposit to vendors	$27,371	$27,371
Letter of credit	442,740	442,740
Total other assets	$470,111	$470,111

The Company established an irrevocable standby letter of credit with a bank for $442,740 which expired on March 16, 2024, and is renewed for a one-year period from March 16, 2024 to March 16, 2025. The 12-month renewal charge was $9,202 from March 16, 2024 to March 16, 2025, and is recorded as part of prepaid expenses on the condensed balance sheet. The renewal charge is being amortized to interest expenses over a 12-month period from March 2024 to February 2025 using straight line method. During the nine months ended September 30, 2024 and 2023, the Company recognized interest expense of $6,888 and $5,369, respectively, on the condensed statements of operations. The letter of credit serves as the Company’s security deposit in the amount of one-year lease on a warehouse leased by the Company (see Note 7) in which the landlord is the beneficiary.

5.	Accrued Liabilities

The components of accrued liabilities as of September 30, 2024 and December 31, 2023 are as follows:

	September 30, 2024 (unaudited)	December 31, 2023
Accrued professional fees	$203,579	$209,409
Accrued interest on convertible notes	1,816,602	971,370
Accrued employees’ wages & benefits	167,285	109,607
Accrued other	33,699	15,228
Total accrued liabilities	$2,221,165	$1,305,614

6.	Convertible Notes

2022 Issuances

On February 17, 2023, Verde issued to Acuitas Group Holdings LLC (“Acuitas”) a senior secured convertible promissory note (the “February 2023 Note”) with an aggregate principal amount of $4,000,000, documenting Acuitas’s prior two equal cash transfers to Verde, which aggregated to $4,000,000 and which were made on March 31, 2022 and November 2, 2022. The February 2023 Note accrues interest on (i) $2,000,000 of the principal amount outstanding commencing on and including March 31, 2022 (the “First Interest Accrual Date”), and (ii) $2,000,000 of the principal amount outstanding commencing on and including November 2, 2022, each at an interest rate of 10% per annum. During the nine months ended September 30, 2024 and 2023, the Company recognized interest expense of $299,454 and $299,178, respectively, on the condensed statements of operations.

Unless earlier converted or repaid, on or after (i) the 12-month anniversary of the First Interest Accrual Date, provided that such date shall be automatically extended by a period of six (6) months if Verde enters into a definitive business combination agreement with TLGY Acquisition Corporation (“TLGY”) on or before March 18, 2023 (the “Maturity Date”), or (ii) any time on or after the occurrence of an event of default (as defined in the February 2023 Note), the entire outstanding principal and accrued interest under the February 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde common stock. The number of shares of Verde common stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and the February 2023 Warrant (as defined below)) (the “February 2023 Capped Price”), in accordance with the terms of the February 2023 Note. In the event of a qualified conversion event (as defined in the February 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde common stock or other equity securities at a price per share equal to the February 2023 Capped Price as determined immediately prior to the consummation of such event. In June 2023, Verde and Acuitas entered into an amendment No. 1 to the February 2023 Note, pursuant to which the Maturity Date was extended from March 31, 2023 to April 19, 2024. The February 2023 Capped Price is $0.0015 as of September 30, 2024.

On March 12, 2024, Verde served the notice of termination of the Merger Agreement with TLGY. On March 18, 2024, TLGY consented to the termination of the Merger Agreement (see Note 15).

As of date these financial statements are available to be issued, the February 2023 Note is due and unpaid and not converted into shares.

In addition, in connection with the issuance of the February 2023 Note, Verde issued and sold to Acuitas a warrant (the “February 2023 Warrant”) to purchase that number of shares of Verde common stock equal to (i) $4,000,000, divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde immediately prior to the exercise of the February 2023 Warrant and the conversion of the February 2023 Note (which capitalization shall exclude any equity securities issuable upon conversion of the February 2023 Note and exercise of the February 2023 Warrant), as set forth in the February 2023 Warrant, which number of shares is to be determined at the close of business on the day prior to Verde’s receipt of Acuitas’s notice of exercise of the February 2023 Warrant, for an aggregate exercise price of $4,000,000. The exercise price for the February 2023 Warrant will be equal to (i) $4,000,000 divided by (ii) the number of shares of Verde common stock issuable upon exercise of the February 2023 Warrant, as determined in accordance with the foregoing sentence. In March 2023, Verde and Acuitas amended and restated the February 2023 Warrant to reflect that the February 2023 Warrant is exercisable for up to 3,571,130,758 shares of Verde common stock, at an initial purchase price of $0.0011 per share, for an aggregate exercise price of $4,000,000. The February 2023 Warrant is exercisable at any time or from time to time on or after the date of issuance and prior to March 30, 2027.

2023 Issuances

On June 15, 2023, Verde issued and sold to Acuitas a senior secured convertible promissory note (the “June 2023 Note”) with an aggregate principal amount of $5,500,000, documenting Acuitas’ cash transfer to Verde of $5,500,000 and which was made on April 19, 2023. The June 2023 Note accrues interest on $5,500,000 of the principal amount outstanding commencing on and including April 19, 2023, at an interest rate of 10% per annum. During the nine months ended September 30, 2024 and 2023, the Company recognized interest expense of $411,749 and $248,630, respectively, on the condensed statements of operations.

Unless earlier converted or repaid, the entire outstanding principal and accrued interest under the June 2023 Note shall, at the option of Acuitas, be either due and payable or converted into shares of Verde common stock, on or after (i) the 12-month anniversary of April 19, 2023 or (ii) any time on or after the occurrence of an event of default (as defined in the June 2023 Note). The number of shares of Verde common stock into which the outstanding principal and accrued interest will convert shall be equal to the quotient of (i) such outstanding principal amount and accrued interest divided by (ii) $5,000,000 divided by the fully diluted capitalization of Verde as of the applicable date of determination (which capitalization shall exclude any equity securities issuable upon conversion of the June 2023 Note and the June 2023 Warrant (as defined below)) (the “June 2023 Capped Price”), in accordance with the terms of the June 2023 Note. In the event of a qualified conversion event (as defined in the June 2023 Note), the outstanding principal amount and accrued interest will automatically convert into Verde Common Stock or other equity securities at a price per share equal to the June 2023 Capped Price as determined immediately prior to the consummation of such event. The June 2023 Capped Price is $0.0005 as of September 30, 2024.

In addition, in connection with the issuance of the June 2023 Note, Verde issued and sold to Acuitas a warrant (the “June 2023 Warrant”) exercisable for up to 8,838,548,625 shares of Verde Common Stock, at an initial purchase price of $0.0006 per share, for an aggregate exercise price of $5,500,000. The warrant is exercisable at any time or from time to time on or after the date of issuance and prior to June 15, 2028.

On June 19, 2023, Acuitas transferred and assigned all of the issued and outstanding shares of Verde common stock and warrants, including the February 2023 Warrant and the June 2023 Warrant, as well as all outstanding secured convertible promissory notes issued by Verde to Acuitas (including security agreements relating thereto), including the February 2023 Notes and the June 2023 Note, to Humanitario Capital LLC.

The provisions in the warrants as disclosed herein require the Company to account for the warrants as equity. The Company recognized a discount to debt at issuance of February 2023 Note of $2,863,190 and at issuance of June 2023 Note of $5,129,270 related to the initial fair values of the February 2023 Warrant and June 2023 Warrant, respectively (see Note 10).

2024 Issuances

On March 5, 2024, Verde issued and sold to Humanitario Capital LLC (“Humanitario”) a senior secured convertible promissory note (the “March 2024 Note”) with an aggregate principal amount of $5,000,000 and received cash transfers of $1,250,000, $500,000, $750,000, $500,000, $500,000, $500,000, $500,000 and $500,000 on March 6, 2024, April 17, 2024, June 5, 2024, July 26, 2024 August 30, 2024, October 11, 2024, November 13, 2024, and December 19, 2024 respectively, from Humanitario. The March 2024 Note accrues interest on the principal amount outstanding commencing on March 6, 2024 at a fixed rate equal to 10% per annum, compounded monthly. During the nine months ended September 30, 2024 and 2023, the Company recognized interest expense of $134,027 and $0, respectively, on the condensed statements of operations.

Unless earlier converted or repaid, on or after (i) September 5, 2025 or (ii) any time on or after the occurrence of an event of default (as defined in the March 2024 Note), the entire outstanding principal and accrued interest under the March 2024 Note shall, at the option of Humanitario, be either due and payable or converted into shares of Verde common stock, par value $0.00001 per share; provided that, if there is then-outstanding a class or series of capital stock that is senior in rights, preferences or privileges to the Common Stock, then the outstanding amount shall convert into shares of a newly-issued series of such capital stock having rights, preferences and privileges (except with respect to the per share liquidation preference, which shall be equal to the March 2024 Capped Price (as defined below)) substantially equivalent to such senior class or series of capital stock of the Company. The number of shares of Common Stock into which the outstanding amount shall convert shall be equal to the quotient of (i) the Outstanding Amount divided by (ii) the March 2024 Capped Price (as defined below) as determined as of the time Humanitario exercises its option to convert.

The “March 2024 Capped Price” shall be equal to $5,000,000 divided by the fully diluted capitalization of the Verde as of the applicable date of determination, which capitalization shall include the unallocated equity incentive pool and any increase to the equity incentive pool made prior to or at the time of conversion of the March 2024 Note, and all other rights to acquire capital stock of the Verde outstanding at the time of the conversion of the March 2024 Note, but shall exclude: the Common Stock issuable upon conversion of the March 2024 Note. The March 2024 Capped Price is $0.0002 as of September 30, 2024.

As a result of the convertible notes having a lower effective conversion price considering the value allocated to the warrants or the fair value of the common stock at commitment date, the Company has recognized a beneficial conversion feature of $1,136,810 on February 2023 Note in 2022, $370,730 on June 2023 Note in 2023 and a total of $3,500,000 on March 2024 Note in 2024. The beneficial conversion feature on the March 2024 Note and the beneficial conversion features and the fair value of the warrants on the February 2023 Note and June 2023 Note are collectively considered the debt discount. The Company recorded a debt discount in the amount of $4,000,000 at issuance of February 2023 Note, $5,500,000 at issuance of June 2023 Note and a total of $3,500,000 at issuance of March 2024 Note which are being amortized over the life of the respective convertible notes using the effective interest method. During the nine months ended September 30, 2024 and 2023, the Company recognized $3,083,247 and $3,299,880, respectively, of amortization of debt discount recorded as part of interest expense on the condensed statements of operations. As of September 30, 2024, the entire $4,000,000 debt discount on February 2023 Note, the entire $5,500,000 debt discount on June 2023 Note and $1,125,319 debt discount on March 2024 Note have been amortized to interest expense.

All debt issuance costs are accounted for as a deferred asset and will be amortized over the life of the convertible notes. During the nine months ended September 30, 2024 and 2023, the Company recognized $75,797 and $31,634 respectively, of amortization of debt issuance costs recorded as part of interest expense on the statements of operations. The Company had incurred approximately $50,000 in debt issuance costs related to the February 2023 Note and had fully amortized those costs as of September 30, 2024 and December 31, 2023. The Company had incurred approximately $37,691 in debt issuance costs related to the June 2023 Note and had fully amortized as of September 30, 2024 and had amortized $24,895 as of December 31, 2023. The Company had incurred approximately $89,199 in debt issuance costs related to the March 2024 Note and had amortized $63,000 as of September 30, 2024.

7.	Operating Leases

On October 1, 2020, the Company commenced a 35-month operating lease for approximately 4,405 square foot of office space located in Santa Monica, California. The monthly base rent is $11,013 per month with no increase each year thereafter. At the end of August 2023, the Company completed the operating lease and did not renew it. In June 2021, the Company commenced a 73-month operating lease for approximately 37,268 square foot of industrial warehouse space located in Fullerton, California. The monthly base rent is $36,895 per month for the first 12 months with a 3% increase each year thereafter.

As of September 30, 2024 and December 31, 2023, the Company’s operating leases have a remaining weighted average lease term of 2.9 years and 3.7 years, respectively, and Verde evaluated the present value of the payments at inception of the lease using Verde’s estimated incremental borrowing rate of 11.58%. The Company’s operating lease expenses were $352,958 and $436,023 for the nine months ended September 30, 2024 and 2023, respectively.

The Company paid cash of $354,266 and $432,398 for operating leases for the nine months ended September 30, 2024 and 2023, respectively.

Maturities of operating lease liabilities as of September 30, 2024 were as follows:

Year ending	Total
2024 (three months)	$117,653
2025	470,610
2026	470,610
2027	274,523
Total paid	1,333,396
Imputed interest	(79,341)
Total	$1,254,055
Less current portion	362,578
Lease liabilities – noncurrent	$891,477

8.	Commitments and Contingencies

Royalties

During 2020, in connection with issuance of common shares to certain investors, the Company agreed to enter into royalty agreements with these investors whereby the Company is obligated to make royalty payments, on a quarterly basis at rate of 0.2% or, in some cases, 0.1% of adjusted gross revenue received by Verde in the immediately preceding fiscal quarter until such time as the investors receive in aggregate $14.2 million in royalties. Royalties incurred amounted to approximately $1,150 and $2,500 for the nine months ended September 30, 2024 and 2023, respectively. Royalties’ accrual as of September 30, 2024 and December 31, 2023 amounted to approximately $1,150 and zero, respectively, recorded as part of accrued liabilities on the condensed balance sheets. Royalties’ payable as of September 30, 2024 and December 31, 2023 amounted to approximately $0 and $2,484, respectively, recorded as part of accounts payable on the condensed balance sheets.

Litigation

The Company investigates claims as they arise and accrues estimates for resolution of legal and other contingencies when losses are probable and estimable. As of September 30, 2024, Verde is not a party to litigation or subject to claims incident to the ordinary course of business, including intellectual property claims, putative and certified class actions, commercial and consumer protection claims, labor and employment claims, breach of contract claims and other asserted and unasserted claims.

9.	Stock-Based Compensation

In 2020, the Company adopted the 2020 Incentive Stock Option Plan (the “2020 Plan”), which provides for the award of incentive stock options to purchase up to 166,727,405 shares of common stock. Employees, advisors and directors are eligible to be granted awards under the 2020 Plan.

The weighted average assumptions that the Company used in a Black-Scholes pricing model to determine the fair value of stock options granted to employees were as follows:

Nine Months Ended September 30, 2024
Risk-free interest rate	3.80%
Expected term (in years)	5
Expected volatility	50%
Expected dividend yield	-
Exercise price	$0.0100
Fair value of common stock	$0.0058

No options were granted during 2023.

The following table summarizes stock option activity for the nine months ended September 30, 2024:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term (Years)	Aggregate Intrinsic Value

Outstanding as of December 31, 2023	-	$-	$-	$-
Granted	71,531,089	0.01	3.73	-
Exercised	-	-	-	-
Cancelled or forfeited	-	-	-	-
Outstanding as of September 30, 2024	71,531,089	$0.01	$3.73	-

Options vested as of September 30, 2024	68,016,089	$0.01

Options exercisable as of September 30, 2024	-	$0.01

Options unvested as of September 30, 2024	3,515,000	$0.01

The weighted average grant-date fair value per share of stock options granted during the nine months ended September 30, 2024 was $.00058.

The total fair value of options vested during nine months ended September 30, 2024 was $127,926.

Stock-Based Compensation Expense

Stock-based compensation expense recognized by expense type was as follows:

	Nine Months Ended September 30
	2024	2023
Selling expenses	$94,786	$-
General and administrative	33	-
Research and development	307	-
	$95,126	$-

As of September 30, 2024, the Company had a total of $39,411 of unrecognized stock-based compensation expense related to stock options, which is expected to be recognized over a weighted average period of 8.5 months.

10.	Warrants

A summary of the Company’s warrants outstanding at September 30, 2024 is as follows:

Exercise Price	Outstanding	Issuance Date	Expiration Date
0.0043	1,053,864,168	February 8, 2021	February 7, 2025
0.0011	3,571,130,758	March 31, 2022	February 7, 2027
0.0006	8,838,548,625	June 15, 2023	June 15, 2028

There were no changes in warrants to purchase common stock for the period ended September 30, 2024.

The fair value of the warrants on issuance was determined by using option pricing models assuming the following:

December 31, 2023
Risk-free interest rate	3.91%
Expected term (in years)	5
Expected volatility	50%
Expected dividend yield	—
Exercise price	$0.0006
Fair value of common stock	$0.0091

11.	Stockholders’ Deficit

The Company’s Certificate of Incorporation, originally filed in Delaware on March 4, 2020, was first amended on November 18, 2020 by the Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation. This amendment authorized the issuance of common stock. On March 21, 2023, the Company’s Certificate of Incorporation was further amended, as authorized by the Company’s Board of Directors, to increase the Company’s authorized common stock to 11,211,920,795 shares. On June 15, 2023, the Company’s Certificate of Incorporation was further amended, as authorized by the Company’s Board of Directors, to increase the Company’s authorized common stock to 33,723,608,890 shares. On September 13, 2024, the Company’s Certificate of Incorporation was further amended, as authorized by the Company’s Board of Directors, to increase the Company’s authorized common stock to 58,687,483,705 shares. As of September 30, 2024 and December 31, 2023, the Company’s capital structure consists of common stock with par value of $0.00001 per share.

The Company has not paid any dividends on common stock to date. It is the Company’s present intention to retain any earnings for use in its business operations and, accordingly, the Company does not anticipate that the Board of Directors will declare any dividends in the foreseeable future on its common stock.

12.	Net Loss per Share

For the nine months ended September 30, 2024 and 2023, the Company recorded a net loss available to common stockholders. As such, because the dilution from potential common stock was antidilutive, the Company used basic weighted-average common stock outstanding, rather than diluted weighted-average common stock outstanding when calculating diluted loss per share for the nine months ended September 30, 2024 and 2023.

	Nine Months ended September 30, 2024	Nine Months ended September 30, 2023

Numerator:
Net loss available to common shareholders	$(8,225,291)	$(8,513,783)

Denominator:
Weighted-average number of shares used in computing net loss per share, basic and diluted	3,243,321,874	3,243,321,874

Net loss per share - basic and diluted	$(0.00)	$(0.00)

The following potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted-average number of common stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

	Nine Months ended September 30, 2024	Nine Months ended September 30, 2023

Warrants exercisable for common stock	13,463,543,551	13,463,543,551
Shares issuable upon exercise of stock-options	71,531,089	-
Share issuable upon conversion of convertible notes	33,819,450,066	15,163,835,616
	47,354,524,706	28,627,379,167

13.	Income Taxes

The Company provides for income taxes using the asset and liability approach. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As of September 30, 2024 and December 31, 2023, the Company had a full valuation allowance against its deferred tax assets.

For the nine months ended September 30, 2024 and 2023, the Company recorded zero income tax expense. No tax benefit has been recorded in relation to the pre-tax loss for the nine months ended September 30, 2024 and 2023, due to a full valuation allowance to offset any deferred tax asset related to net operating loss carry forwards attributable to the losses.

14.	Distribution Agreement

In February 2023, Verde entered into a distribution agreement for initial term of one year with Vinmar International Ltd. (“Vinmar”) for the distribution of its PolyEarthylene resins throughout the United States, Canada and Mexico. The agreementt is automatically renewed for consecutive periods of one year unless terminated by either party. In April 2023, Vinmar started selling PolyEarthylene to its customers. Sales to Vinmar amounted to $7,515 and $26,818 for the nine months ended September 30, 2024 and 2023, respectively. Outstanding receivables from Vinmar as of September 30, 2024 and December 31, 2023 amounted to $3,014 and $2,946, respectively.

15.	Merger Agreement with TLGY

On June 21, 2023, Verde entered into a merger agreement with TLGY Acquisition Corporation (“TLGY”) (the “Merger Agreement”).

On August 14, 2023, TLGY filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission, which included a preliminary proxy statement and prospectus in connection with the proposed business combination with Verde.

On November 14, 2023, TLGY filed the amendment number 1 to the registration statement on Form S-4 with the U.S. Securities and Exchange Commission.

Pursuant to the terms of the Merger Agreement, Verde agreed to provide extension loans to be made to TLGY monthly on an interest-free basis, if any extension of the deadline by which TLGY must complete its initial business combination is required (“Extension Loans”). The proceeds of the Company Extension Loans shall be deposited into TLGY’s trust account and held for the benefit of TLGY and its public shareholders. Verde has made Company Extension Loans on each of August 22, 2023, September 22, 2023, November 11, 2023, December 7, 2023, January 12, 2024, February 10, 2024 and March 8, 2024 in the amount of $100,000, $100,000, $55,000, $55,000, $55,000, $55,000 and $55,000 respectively.

The Company Extension Loans of a total of $475,000 and $310,000 as of September 30, 2024 and December 31, 2023, respectively, are recorded as Notes receivable on the condensed balance sheets. As a result of the termination of the Merger Agreement (as discussed below), Verde provided for the full valuation allowance of $475,000 and $310,000 for these Notes receivable as of September 30, 2024 and December 31, 2023 respectively.

On March 12 2024, Verde terminated the Merger Agreement with TLGY due to TLGY’s willful breach of the Merger Agreement. On March 18, 2024, TLGY consented to the termination of the Merger Agreement. On May 4, 2024, Verde and TLGY signed a Mutual Release Agreement and discharged each other of all liabilities and obligations under the Merger Agreement and other ancillary agreements. In the event of consummation by TLGY of its initial business combination, on or within 5 business days after the date of the closing of such business combination, TLGY shall pay Verde a sum of $83,125. If TLGY does not consummate its initial business combination and subsequently liquidates, Verde shall not be entitled to any payment.

16.	Merger Agreement with Nxu, Inc.

On October 23, 2024, Verde entered into the Merger Agreement with Nxu, Inc. (Nxu), Merger Sub I and Merger Sub II, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Verde, with Verde continuing as a wholly owned subsidiary of Nxu and the surviving corporation of the First Merger, and promptly following the First Merger, Verde will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving entity of the Second Merger. The Merger is anticipated to be accounted for as a reverse recapitalization. Under this method of accounting, Nxu will be treated as the acquired company for financial statement reporting purposes. Each of the board of directors of Verde and Nxu has unanimously approved the transactions contemplated by the Merger Agreement, including the Merger. The transaction requires the approval of the stockholders of Nxu and Verde prior to the closing of the Merger.

The transaction is subject to other customary closing conditions and is expected to close in the first quarter of 2025. Transaction consideration to Verde stockholders will consist of newly issued shares of Nxu as Verde stockholders will exchange their interest in Verde for interests in Nxu. Total non-recurring transactions are estimated at approximately $5.0 million, of which Verde expects the substantial majority to be capitalized as an offset to equity.

On November 8, 2024, Nxu filed a registration statement on Form S-4 with the U.S. Securities and Exchange Commission, which included a preliminary proxy statement and prospectus in connection with the proposed business combination with Verde.

Up to 114,503,816 Shares of Class A Common Stock

Nxu, Inc.

PROSPECTUS

January 27, 2025